On May 28, 1996

                     Registration No.333-00907

_________________________________________________________________
_________________________________________________________________

                 SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                        Amendment No. 4
                                 to
                               FORM S-4/A
                     REGISTRATION STATEMENT
                                UNDER
                       THE SECURITIES ACT OF 1933

                STRUCTURAL DYNAMICS RESEARCH CORPORATION
           (Exact name of registrant as specified in its charter)

   Ohio                                       31-0733928
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)              Identification No.)

                                7372
        (Primary Standard Industrial Classification Code Number)

              2000 Eastman Drive, Milford, Ohio 45150
                         (513) 576-2400
(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                    John A. Mongelluzzo, Esq.
         Vice President, Secretary and General Counsel
            Structural Dynamics Research Corporation
                     2000 Eastman Drive
                      Milford, Ohio 45150
                        (513) 576-2400
           (Name, address, including Zip Code and telephone number, including area code, of agent for service)


                              Copy to:

Charles F. Hertlein, Jr., Esq.      David J. Lubben, Esq.
Dinsmore & Shohl                    Dorsey & Whitney, LLP
1900 Chemed Center                  Pillsbury Center South
255 East Fifth Street               220 South Sixth Street
Cincinnati, Ohio 45202              Minneapolis, Minnesota 55402
Telephone: 513-977-8315             Telephone: 612-340-2904
Telecopy:  513-977-8141             Telecopy:  612-340-8738

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ___X___

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ____




                          CALCULATION OF REGISTRATION FEE

Title of        Amount to be  Proposed   Proposed  Amount of
each class      Registered*   Maximum    Maximum   Registration
of securities   Registered    Offering   Aggregate Fee
to be                         Price Per  Offering
registered                    Unit       Price


___________________________________________________________________

Common Stock,   2,000,000     $15.00    $30,000,000   $10,345**
no par value

* Pursuant to Rule 457(a) of the Securities Act of 1933, the amount to be registered represents the estimated number of shares based upon a bona fide estimate of the maximum offering price of the shares of the Registrant's Common Stock to be issued in the Merger. ** Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
                 STRUCTURAL DYNAMICS RESEARCH CORPORATION

Cross Reference Sheet Required by Item 501(b) of Regulation S-K

               CAPTION - CAPTION IN PROSPECTUS

A.    INFORMATION ABOUT THE TRANSACTION

1. Forepart of the Registration Statement and Outside Front Cover Page of Prospectus - Facing Page; Notice of Special Meeting

2. Inside Front and Outside Back Cover Pages of Prospectus -
Available Information; Table of Contents

3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
Information - Summary of the Proxy Statement/Prospectus; Voting and Proxies; Comparative Per Share Data

4.  Terms of the Transaction - Summary of the Proxy
Statement/Prospectus; Terms and Conditions of the Proposed Merger; Description of Capital Stock; Comparison of Rights of Shareholders

5.  Proforma Financial Information - Proforma Financial Statements

6.  Materials Contracts with the Company Being Acquired - Not
Applicable

7.  Additional Information Required for Reoffering by Persons and
Parties Deemed to be Underwriters - Not Applicable.

8.  Interests of Named Experts and Counsel - Legal Matters

9.  Disclosure of Commission Position on Indemnification for
Securities Act Liabilities - Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants - Structural
Dynamics Research Corporation; Selected Historical Financial Data of SDRC; Description of Capital Stock; Comparison of Rights of
Shareholders; Proforma Financial Statements

11.  Incorporation of Certain Information by Reference -
Incorporation of Certain Documents by Reference; Available
Information; Description of Capital Stock

12.  Information with Respect to S-2 or S-3 Registrants - Not
Applicable

13.  Incorporation of Certain Information by Reference - Not
Applicable

14. Information With Respect to Registrants Other Than S-2 or S-3 Registrants - Not Applicable.

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3 Companies - Not Applicable

16.  Information with Respect to S-2 or S-3 Companies - Not
Applicable

17.  Information with Respect to Companies Other Than S-2 or S-3
Companies - CAMAX Manufacturing Technologies, Inc.; Selected
Historical Financial Data of CAMAX; Description of Capital Stock;
Comparison of Rights of Shareholders; Proforma Financial Statements; Certain Transactions; Management's Discussion and Analysis of
CAMAX's Financial Condition and Results of Operations; CAMAX
Financial Statements.

D.  VOTING AND MANAGEMENT INFORMATION

18. Information if Proxies, Consents or Authorizations Are to Be Solicited - Summary of the Proxy Statement/Prospectus; Terms and Conditions of the Proposed Merger; General Information; Incorporation of Certain Documents by Reference; CAMAX Manufacturing Technologies, Inc.; CAMAX Manufacturing Technologies, Inc. Board of Directors.

19. Information if Proxies, Consents or Authorizations Are Not To Be Solicited or in an Exchange Offer - Not Applicable.
              CAMAX MANUFACTURING TECHNOLOGIES, INC.
                     7851 Metro Parkway
              Minneapolis, Minnesota 55425


Dear Shareholder:

A Special Meeting of Shareholders (the "Special Meeting") of
CAMAX Manufacturing Technologies, Inc. ("CAMAX") will be held at
CAMAX's headquarters at 7851 Metro Parkway, Minneapolis, Minnesota 55425 on Thursday, June 27, 1996, at 10:00 a.m.

At the Special Meeting, you will be asked to consider and vote upon the adoption of an Agreement of Merger and Plan of Reorganization dated January 16, 1996, by and among CAMAX,
Structural Dynamics Research Corporation ("SDRC") and SDRC Systems, Inc. ("Acquisition Corp."), as amended (the "Merger Agreement") and the merger of CAMAX with and into the Acquisition Corp. (the
"Merger").

   Pursuant to the Merger Agreement, upon consummation of the Merger, all outstanding shares of capital stock of CAMAX will be converted into that number of shares of SDRC Common Stock having a value equal to $30 million. In addition, in accordance with the Merger Agreement, SDRC will assume all of CAMAX's outstanding stock options valued by Wessels, Arnold & Henderson, L.L.C. at $2.6 million as of the date hereof. Following consummation of the Merger, assuming exercise of all outstanding options to purchase CAMAX Common Stock, CAMAX shareholders immediately prior to the Merger will hold approximately 3.1% of the outstanding capital stock of SDRC, the parent corporation of Acquisition Corp.

Approval of the Merger and the Merger Agreement will constitute approval of an amendment to Acquisition Corp.'s Articles of Incorporation to change the name of the corporation to CAMAX
Manufacturing Technologies, Inc., an Ohio corporation.

CAMAX's Board of Directors has unanimously approved the Merger and the Merger Agreement and has determined that they are fair to, and in the best interests of, CAMAX and its shareholders. The Board of Directors recommends a vote FOR the Merger and the Merger Agreement.

In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus relating to the actions to be taken at the Special Meeting and a proxy card. The Proxy Statement/Prospectus provides more detailed information regarding the proposed Merger and related matters, includes information about CAMAX, SDRC and the Acquisition Corp. and discusses the Board of Directors' reasons for recommending the Merger.

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

   May 28, 1996

Sincerely,


Robert J. Majteles,
President and Chief Executive Officer


If you have any questions or need any help in voting your shares, please telephone Gregory S. Furness, Secretary at CAMAX, (612)
854-5300.

                     CAMAX MANUFACTURING TECHNOLOGIES, INC.
                            7851 Metro Parkway
                     Minneapolis, Minnesota 55425

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     To Be Held On June 27, 1996


TO THE SHAREHOLDERS OF CAMAX:

   NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of CAMAX Manufacturing Technologies, Inc., a Minnesota corporation ("CAMAX"), will be held on June 27, 1996, at 10:00 a.m. at CAMAX's headquarters at 7851 Metro Parkway,
Minneapolis, Minnesota 55425.

A Proxy Card and Proxy Statement/Prospectus for the Special Meeting are enclosed.

The Special Meeting is for the purpose of considering and acting upon:

1. The adoption of an Agreement of Merger and Plan of Reorganization dated January 16, 1996, by and among CAMAX,
Structural Dynamics Research Corporation, an Ohio corporation
("SDRC"), and SDRC Systems, Inc., an Ohio corporation ("Acquisition Corp."), as amended (the "Merger Agreement") and the merger of CAMAX with and into Acquisition Corp. (the "Merger"); and

2.  Such other business as may properly come before the meeting.

The Merger is more fully described in, and the Merger Agreement is attached in its entirety to, the Proxy Statement/Prospectus accompanying this Notice.

   Only the shareholders of record at the close of business on May 22, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting or at any postponement(s) or adjournment(s) thereof.

Approval of the Merger and the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of CAMAX Common Stock outstanding on the Record Date. If the Merger is consummated, shareholders of CAMAX who do not vote in favor of the Merger and the Merger Agreement and who otherwise comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act will be entitled to statutory dissenters' appraisal rights.

                              IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

   May 28, 1996

By Order of the Board of Directors,



Gregory S. Furness
Secretary

CAMAX MANUFACTURING                            STRUCTURAL DYNAMICS
TECHNOLOGIES, INC.                             RESEARCH CORPORATION
7851 Metro Parkway                             2000 Eastman Drive
Minneapolis, Minnesota 55425                   Milford, Ohio 45150
(612) 854-5300                                 (513) 576-2400



                   PROXY STATEMENT/PROSPECTUS


   This Proxy Statement of CAMAX Manufacturing Technologies, Inc., a Minnesota corporation ("CAMAX"), and Prospectus of Structural Dynamics Research Corporation, an Ohio corporation ("SDRC"), (the "Proxy Statement/Prospectus") is being furnished to the shareholders of CAMAX in connection with the solicitation of proxies by the Board of Directors of CAMAX for use at a special meeting of shareholders to be held on June 27, 1996 (the "Special Meeting").

This Proxy Statement/Prospectus also constitutes a prospectus of SDRC in respect of up to 2 million shares of the common stock of SDRC, no par value ("SDRC Common Stock") to be issued in connection with the proposed Merger (as defined herein).

The SDRC Common Stock offered hereby involves a certain degree of risk. See "Risk Factors" beginning on Page 21.

   At the Special Meeting, holders of shares of CAMAX common stock, no par value ("CAMAX Common Stock"), will be asked to adopt an Agreement of Merger and Plan of Reorganization dated as of January 16, 1996 by and among CAMAX, SDRC and SDRC Systems, Inc. ("Acquisition Corp."), as amended (the "Merger Agreement").
Pursuant to the Merger Agreement, CAMAX will merge with and into Acquisition Corp. (the "Merger"), and the Articles of Incorporation of Acquisition Corp. will be amended to change the name of Acquisition Corp. to CAMAX Manufacturing Technologies, Inc. At the time the Merger becomes effective, the CAMAX shareholders will receive, in the aggregate, shares of SDRC Common Stock, having a total value of $30 million (the "Total Value") in exchange for all of the shares of CAMAX Common Stock issued and outstanding on the effective date of the Merger (the "Effective Date"). The total number of shares of SDRC Common Stock to be issued in the Merger shall be determined by dividing the Total Value by the Applicable Market Value Per Share of SDRC Common Stock. The "Applicable Market Value Per Share of SDRC Common Stock" will be the average of the per share closing price of SDRC Common Stock as reported on the Nasdaq National Market for the twenty trading days ending on the second trading day prior to the mailing date set forth in this Proxy Statement/Prospectus to the CAMAX shareholders (the "Mailing Date"). The Applicable Market Value Per Share of SDRC Common Stock is
$29.75 per share. The CAMAX shareholders will receive an aggregate of 1,008,403 shares of SDRC Common Stock, or .0551 shares of SDRC Common Stock for each share of CAMAX Common Stock owned, of which 10% will be held in escrow pursuant to the Merger Agreement and Escrow Agreement. Accordingly, at the Effective Date, the CAMAX shareholders will receive an aggregate of 907,563 shares of SDRC Common Stock; and, individually, the CAMAX shareholders will receive
 .0496 shares of SDRC Common Stock for each share of CAMAX Common Stock owned, assuming the aggregate number of outstanding shares of CAMAX Common Stock remains unchanged between the Record Date and the Effective Date. In addition, in accordance with the Merger Agreement, SDRC will assume all of CAMAX's outstanding stock options valued by Wessels, Arnold & Henderson, L.L.C. at $2.6 million as of the date hereof. (See "TERMS AND CONDITIONS OF THE PROPOSED MERGER
- - Opinion of Wessels, Arnold & Henderson; - Comparable Company Analysis; - Comparable Transactions; and - Discounted Cash Flow Analysis.")

   Ten percent of the total shares to be issued to the CAMAX shareholders in the Merger, 100,840 shares, will be placed in escrow at the Effective Date until the earlier of the date SDRC files with the Commission its Report on Form 10-K for the year ended December 31, 1996 or the first anniversary of the Effective Date, which shares SDRC will have the right to redeem pursuant to the indemnification obligations of CAMAX set forth in the Merger Agreement. However, because such retained shares are subject to redemption for claims for indemnification by SDRC, there can be no assurance that at the expiration of the Retention Period (as defined below) there will be any retained shares remaining for distribution to CAMAX shareholders.

Each CAMAX shareholder will receive that number of shares of SDRC Common Stock to be issued in the Merger (less the number of shares to be retained under the Merger Agreement) which represents each shareholder's pro rata percentage of the CAMAX Common Stock owned immediately prior to the Merger.

Only whole shares of SDRC Common Stock will be issued in connection with the Merger. No fractional shares will be issued. Any shareholder otherwise entitled to receive a fractional share will receive cash in lieu thereof based upon the Applicable Market Value Per Share of SDRC Common Stock, determined as provided above.

Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of CAMAX's shareholders to approve the Merger constitutes an offering of SDRC Common Stock to be issued in connection with the Merger. Accordingly, SDRC has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering, and this Proxy Statement/Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

This Proxy Statement/Prospectus shall not constitute a prospectus for public reoffering of the SDRC Common Stock issuable pursuant to the Merger.

THE SECURITIES OF SDRC TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement/Prospectus is May ___, 1996.

                        AVAILABLE INFORMATION

   This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." These documents (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request to John A. Mongelluzzo, Vice President, Secretary and General Counsel, Structural Dynamics Research Corporation, 2000 Eastman Drive, Milford, Ohio 45150 (telephone number: (513) 576-2400) with respect to documents concerning SDRC. In order to ensure timely delivery of the documents, any request should be made by June 15, 1996.

No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by SDRC or CAMAX. This Proxy Statement/Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus at any time, nor any offer or solicitation made hereunder, shall under any circumstances imply that the information set forth herein or incorporated herein is correct as of any time subsequent to its date.

SDRC is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by SDRC can be inspected and copied at Room 1024 of the Offices of the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

SDRC Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "SDRC."
Documents filed by SDRC with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

All information contained in this Proxy Statement/Prospectus with respect to CAMAX was supplied by CAMAX and all information contained or incorporated in this Proxy Statement/Prospectus with respect to SDRC was supplied by SDRC.

Although neither CAMAX nor SDRC has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents are hereby incorporated into this Proxy
Statement/Prospectus by reference.

(a) SDRC's Annual Report on Form 10-K and Form 10-K/A,
Amendment No. 1 filed with the Commission on May 10, 1996, for the year ended December 31, 1995;

(b) SDRC's Proxy Statement dated March 26, 1996;

   (c) SDRC's Quarterly Report on Form 10-Q and
Form 10-Q/A, Amendment No. 1 filed with the Commission on May 22, 1996, for the period ended March 31, 1996; and

(d) The description of SDRC's Common Stock contained in SDRC's
Registration Statement on Form 8-A filed with the Commission on September 18, 1987.

In addition, all documents subsequently filed with the Commission by SDRC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the offering is terminated are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                              TABLE OF CONTENTS

AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
RISK FACTORS
MARKET PRICE FOR COMMON STOCK
SELECTED HISTORICAL AND PROFORMA CONSOLIDATED FINANCIAL DATA
COMPARATIVE PER SHARE DATA
VOTING AND PROXIES
Date, Time and Place of Special Meeting of Shareholders
Proposal to Merge CAMAX into Acquisition Corp.
Record Date and Outstanding Shares
Voting and Revocability of Proxies
Shareholder Votes Required
Solicitation of Proxies; Expenses
MARKET PRICE AND DIVIDEND DATA
TERMS AND CONDITIONS OF THE PROPOSED MERGER
Background and Reasons for the Merger
Effective Date
Conversion of Shares of CAMAX Common Stock
Exchange Ratio
Indemnification
Retention of Shares and Redemption by SDRC
Escrow Agreement
Stock Options and Stock Ownership Plans
No Fractional Shares
Exchange of Certificates
Federal Income Tax Consequences
Accounting Treatment
Stock Exchange Listing
Regulatory Approvals
Limitations on Negotiations by CAMAX
Rights of Dissenting Shareholders
Conduct Pending Merger; Representations and Warranties
Conditions to Closing
Amendment; Termination
Effect on CAMAX Employees
Interests of Certain Persons in the Merger
CAMAX's Financial Advisors
Opinion of Wessels, Arnold & Henderson
Effects of Merger
RESALE OF SDRC COMMON STOCK ISSUED IN THE MERGER
STRUCTURAL DYNAMICS RESEARCH CORPORATION
Description of Business
Software Products and Services
Legal Proceedings
CAMAX MANUFACTURING TECHNOLOGIES, INC.
The CAD/CAM Industry
Recent Developments
CAMAX Products
CAMAX Market and Customers
Competition
Marketing and Sales
Customer Support Services
Sources of Supply
Copyrights, Trade Secrets and Trademarks
Employees
Property
Legal Proceedings
Principal Shareholders of CAMAX
Management of CAMAX
Employment Agreement
Stock Plans
PROFORMA FINANCIAL STATEMENTS
DESCRIPTION OF CAPITAL STOCK
COMPARISON OF SHAREHOLDER RIGHTS
Voting Rights
Shareholders' Dissenters' Rights
Board of Directors
Removal of Directors
Amendments to Bylaws
Amendments to Articles
Dividends
Indemnification and Personal Liability of Directors and Officers
Shareholder Right to Inspect
Shareholder Meetings
Fair Price Requirement for Takeover Offers
Mergers and Consolidations
Business Combinations
Other Anti-Takeover Provisions
CERTAIN TRANSACTIONS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CAMAX'S FINANCIALCONDITION
AND RESULTS
OF OPERATIONS
LEGAL MATTERS
EXPERTS
OTHER MATTERS
INDEX TO CAMAX CONSOLIDATED FINANCIAL STATEMENTS

                           * * *

Annex A: Agreement of Merger and Plan of Reorganization dated as of January 16, 1996 by and among CAMAX Manufacturing Technologies,
Inc., Structural Dynamics Research Corporation  and SDRC Systems,
Inc. and amendments thereto

Annex B:  Fairness Opinion of Wessels, Arnold & Henderson, L.L.C.

Annex C: Dissenters' Rights Statute (Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act)

Annex D:  Form of Escrow Agreement by and among CAMAX, SDRC,
Terrence W. Glarner, Raymond A. Lipkin and First Trust National
Association
                  SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference. This is not intended to be a summary of all information relating to the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and the documents incorporated by reference in this Proxy Statement/Prospectus.

Introduction:

The Boards of Directors of CAMAX and SDRC have each unanimously approved the Agreement of Merger and Plan of Reorganization dated as of January 16, 1996, as amended on May 6, 1996 (the "Merger Agreement") pursuant to which CAMAX will be merged with and into Acquisition Corp., a wholly-owned subsidiary of SDRC, if the shareholders of CAMAX approve the Merger by the requisite shareholder vote and certain other conditions are satisfied. The CAMAX Board of Directors, at meetings held on January 13, and January 16, 1996, at which all directors were present, determined that the Merger is fair to and in the best interests of CAMAX and its shareholders and unanimously approved the Merger Agreement and unanimously resolved to recommend that the shareholders of CAMAX vote for the adoption of the Merger and Merger Agreement. In connection with this decision, the CAMAX Board of Directors received advice from CAMAX management, Deloitte & Touche LLP, its accounting advisor, Wessels, Arnold & Henderson, LLC ("WA&H"), its financial advisor, and Dorsey & Whitney, LLP, its legal advisor. On May 6, 1996, the Board of Directors of CAMAX held a special meeting to consider certain amendments to the Merger Agreement. First, the Board of Directors of CAMAX considered and unanimously approved an amendment to Section 2.1 of the Merger Agreement which modified the calculation of the Applicable Value Per Share of SDRC Common Stock by changing the Valuation Period from the 20-trading day period ending on the fifth trading day prior to the Effective Date to the 20-trading day period ending on the second trading day prior to the date of the Proxy Statement/Prospectus. Second, the Board of Directors of CAMAX considered and unanimously granted direction to management of CAMAX to make any further changes to the Merger Agreement it deems necessary in order to carry out and effectuate the Merger as previously approved, including, but not limited to, amending Section 8.1(iv) of the Merger Agreement to extend the termination date of the Merger Agreement to July 31, 1996. At its May 6, 1996 special meeting, the Board of Directors of CAMAX once again determined that the Merger is fair to and in the best interests of CAMAX and its shareholders and resolved to recommend that the shareholders of CAMAX vote for adoption of the Merger and the Merger Agreement.

At the January 13, 1996 meeting, WA&H rendered to the CAMAX Board of Directors its oral opinion (subsequently confirmed in writing at the January 16, 1996 meeting) that as of January 16, 1996 and based on the procedures followed, factors considered and assumptions made by WA&H, the consideration to be received by the holders of CAMAX Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of CAMAX Common Stock. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Background and Reasons for the Merger."

On January 16, 1996 the SDRC Board of Directors met and unanimously approved the Merger and Merger Agreement. The SDRC Board of Directors relied upon the advice of its management, Price Waterhouse LLP, its accounting advisor, and Dinsmore & Shohl, its legal advisor, to make the determination to approve the Merger and Merger Agreement. SDRC did not retain an outside financial advisor for this transaction.

Parties to the Transaction:

SDRC: SDRC, an Ohio corporation, is a leading international supplier of mechanical design automation software, product data management software and related services. SDRC's products and services help manufacturers optimize product concepts early in the design process, enabling them to significantly improve product quality while reducing product development time and cost. At December 31, 1995, SDRC had consolidated assets, liabilities and shareholders' equity of approximately $193.5 million, $116.1 million and $77.4 million, respectively. SDRC's voting stock is traded over-the-counter and is listed on the Nasdaq National Market under the symbol "SDRC." SDRC's principal executive offices are located at 2000 Eastman Drive, Milford, Ohio 45150, and its telephone number is (513) 576-2400.

Acquisition Corp.: SDRC Systems, Inc., an Ohio corporation, formed on April 20, 1970, is a wholly-owned subsidiary of SDRC and is currently inactive.

CAMAX: CAMAX is the world's largest company focused exclusively on the development and support of computer aided manufacturing ("CAM") software for computerized numerical control ("NC" or "CNC") applications. CAMAX develops and markets software designed to enhance the craftsmanship of its customers, increase the speed of manufacturing and lower the cost of NC processes. CAMAX originated as a division of National Computer Systems, Inc. in 1977 and was incorporated in Minnesota as CompuTool Corporation in August 1981. In May 1983, CAMAX changed its name to CAMAX Systems, Inc. In December 1994, CAMAX changed its name to CAMAX Manufacturing Technologies, Inc. Point Control Co., an Oregon corporation, is a wholly-owned subsidiary of CAMAX. Point Control Co. and the other subsidiaries of CAMAX are collectively defined herein as "Subsidiaries." CAMAX's headquarters are located at 7851 Metro Parkway, Minneapolis, Minnesota 55425, and its telephone number is
(612) 854-5300.

Special Meeting of CAMAX Shareholders:

   Time and Date: 10:00 a.m., Central Daylight Savings Time, on June
27, 1996.

Place:  CAMAX's headquarters at 7851 Metro Parkway, Minneapolis,
Minnesota 55425

Purpose: To consider and vote upon a proposal to approve and adopt the Merger and the Merger Agreement which provides for the Merger of CAMAX with and into Acquisition Corp. Pursuant to the Merger Agreement, CAMAX's shareholders will receive shares of SDRC Common Stock in exchange for shares of CAMAX Common Stock. A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by reference. See "VOTING AND PROXIES - Proposal to Merge CAMAX into the Acquisition Corp."

   Record Date; Shares Entitled to Vote: Holders of record of shares of CAMAX Common Stock outstanding at the close of business on May 22, 1996 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. At that date, 18,293,321 shares of CAMAX Common Stock were outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. See "VOTING AND PROXIES - Record Date and Outstanding Shares."

A list of shareholders entitled to vote at the Special Meeting may be examined at the offices of CAMAX, 7851 Metro Parkway, Minneapolis, Minnesota 55425, during the 20 day period preceding the Special Meeting.


[THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

   Votes Required; Quorum: The adoption of the Merger and the Merger Agreement by the shareholders of CAMAX will require the affirmative vote of the holders of a majority of the shares of CAMAX Common Stock outstanding on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of CAMAX Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The officers and directors of CAMAX, who own in the aggregate 6,615,290 shares of CAMAX Common Stock (or approximately 36.2% of the outstanding CAMAX Common Stock as of the Record Date), have indicated that they intend to vote all such shares for adoption of the Merger and the Merger Agreement. See "VOTING AND PROXIES - Shareholder Votes Required," "- Record Date and Outstanding Shares" and "- Voting and Revocability of
Proxies."

CAMAX Accountants: CAMAX's principal accountants for the current year, Deloitte & Touche LLP, are expected to be present at the Special Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

   Beneficial Ownership by Officers and Directors: As of the close of business on May 22, 1996, the executive officers and directors of CAMAX and their affiliates beneficially owned 7,750,541 shares, or approximately 39.9%, of the outstanding shares of CAMAX Common Stock. This figure includes options for the purchase of shares of CAMAX Common Stock which were exercisable on that date. See "CAMAX MANUFACTURING TECHNOLOGIES, INC. - Principal Shareholders of CAMAX."

Background of the Merger:

Early in 1995, management of CAMAX embarked on an aggressive strategic planning effort to ensure that CAMAX would be in a position to assert its computer-aided manufacturing ("CAM") leadership in the computer-aided design/computer-aided manufacturing industry and bring change and improvement to such industry. Management of CAMAX determined that it needed a partner to reach its goal of being the CAM leader in the industry and believed that the solutions for success in the mechanical engineering marketplace would be to possess technical expertise in certain key areas: computer-aided design ("CAD"), CAM, computer-aided engineering ("CAE") and product data management ("PDM").

SDRC, consistent with its strategic objective of becoming the leading world-wide supplier of team engineering solutions that encompass CAD, CAM, CAE and PDM, early in 1995 initiated an in-depth evaluation of the CAM segment of the mechanical design automation industry for the purpose of assessing the CAM industry. From this in-depth strategic analysis, SDRC determined that a cornerstone of its long-term strategy would be to offer concurrent engineering solutions with balanced strength in CAD, CAM, CAE and PDM. Recognizing the opportunities to further strengthen and expand its CAM offering, SDRC began to look at ways to improve its position in the CAM industry. SDRC evaluated the various competitors in the CAM market and found that CAMAX was the company that most closely met its ideal profile.

On July 26, 1995, management of CAMAX and Wayne McClelland, Vice President-Product Management-I-DEAS, of SDRC, met in Minneapolis, Minnesota and reviewed the architecture of CAMAX's products and discussed CAMAX's business operations in general. On August 3, and August 4, 1995, Robert J. Majteles, the Chief Executive Officer of CAMAX, Al Peter, the Chief Executive Officer of SDRC, and Mr. McClelland met at SDRC's headquarters in Milford, Ohio and discussed SDRC's products and business as well as SDRC's product architecture. On August 10, 1995, Messrs. Peter and McClelland traveled to Minneapolis, Minnesota and met with Mr. Majteles to discuss CAMAX's products and business in greater detail. Messrs. Majteles and McClelland had a telephone conference on August 22, 1995 during which they discussed a potential purchase by CAMAX of all of SDRC's CAM assets and possible joint ventures. On August 24, 1995, Mr. McClelland met with Mr. Majteles and Thomas A. Greene, CAMAX's Vice President-Engineering, in Minneapolis, Minnesota to further discuss potential asset acquisitions and joint ventures. On September 19, 1995, Messrs. McClelland, Majteles and Greene had a telephone conference during which it was decided to terminate negotiations regarding (i) CAMAX's purchase of SDRC's assets, and (ii) a possible joint venture between CAMAX and SDRC. On October 9 and October 10, 1995 at SDRC's headquarters in Milford, Ohio, Messrs. Peter, McClelland and Majteles discussed a proposal for SDRC to acquire CAMAX. On October 20, 1995, the CAMAX executive team met in Minneapolis, Minnesota to discuss a potential acquisition of CAMAX by SDRC. On October 23, 1995, SDRC made an offer to acquire all of the capital stock of CAMAX in exchange for $20 million of SDRC Common Stock. At its regularly scheduled meeting on October 27, 1995, the Board of Directors of CAMAX considered SDRC's offer to acquire CAMAX. At the October 27 board meeting, management of CAMAX summarized its opinions regarding the SDRC offer and discussed with the Board of Directors the relevant terms of the SDRC offer. The Board of Directors of CAMAX rejected SDRC's $20 million offer for CAMAX and directed management of CAMAX to convey such rejection to management of SDRC.

On October 21, 1995, Mr. Majteles requested that Mike Ogborne of WA&H contact another corporation concerning CAMAX's interest in discussing the possibility of an acquisition, joint venture or other form of transaction to further CAMAX's strategic plan. On November 4, 1995, Messrs. Majteles and Ogborne met in Minneapolis, Minnesota to discuss the results of Mr. Ogborne's contact and to prepare for a trip by Mr. Majteles to explore possible transactions with such corporation. On November 8 and November 9, 1995, Messrs. Majteles and Ogborne met with certain executive officers of such corporation to discuss a potential acquisition of CAMAX. CAMAX retained WA&H pursuant to an engagement letter dated November 10, 1995. On November 13, 1995, a group of such corporation's employees gathered at CAMAX's headquarters in Minneapolis, Minnesota to conduct due diligence on CAMAX and to discuss further a potential acquisition.

The Board of Directors of CAMAX met at CAMAX's headquarters in Minneapolis, Minnesota on November 22, 1995 at which time it was decided to terminate all contact with the other corporation and to pursue a transaction with SDRC if SDRC was willing to offer $30 million for the acquisition of all of the outstanding capital stock of CAMAX. On December 1, 1995, Messrs. Majteles and Peter had a telephone conference during which time they discussed the structure of a transaction whereby SDRC would acquire CAMAX. Between December 1, 1995 and December 7, 1995, members of management of both SDRC and CAMAX, with the assistance of outside legal counsel, reviewed numerous drafts of letters of intent and negotiated the terms of such letter of intent. On December 7, 1995, SDRC and CAMAX entered into a letter of intent (the "Letter of Intent") whereby SDRC agreed to acquire all of the capital stock of CAMAX in exchange for $30 million of SDRC Common Stock. The Letter of Intent prohibited CAMAX from initiating or holding discussions or entertaining offers from any other parties concerning the acquisition or change in control of CAMAX, however structured.

During the first week of January 1996, representatives of CAMAX and SDRC commenced negotiations of the Merger Agreement. The Chief Financial Officer of CAMAX and CAMAX's outside legal counsel met in Cincinnati, Ohio on January 14, 15 and 16, 1996 with SDRC's Vice President and General Counsel and SDRC's outside legal counsel to complete negotiation of the Merger Agreement.

The terms of the Merger Agreement were negotiated with the objective of structuring the transaction in a manner that would be advantageous from a tax, financial and accounting standpoint to each of SDRC, CAMAX and CAMAX's shareholders. See "TERMS AND CONDITIONS OF THE MERGER -- Federal Income Tax Consequence." SDRC and CAMAX determined, upon the advice of their financial, legal and accounting advisors, that a merger transaction accounted for as a pooling of interests would allow the companies to achieve their objectives. Following the approval by the respective boards of directors of SDRC and CAMAX, the parties signed the Merger Agreement on January 16, 1996.



   Terms of the Merger; Conversion of CAMAX Common Stock; Stock
Consideration: Upon consummation of the Merger, the shareholders of CAMAX will receive, in the aggregate, shares of SDRC Common Stock having a total value of $30 million (the "Total Value"), in exchange for all of the shares of CAMAX Common Stock issued and outstanding on the Effective Date. The total number of shares of SDRC Common Stock to be issued in the Merger shall be determined by dividing the Total Value by the Applicable Market Value Per Share of SDRC Common Stock. The "Applicable Market Value Per Share of SDRC Common Stock" will be the average of the per share closing prices of SDRC Common Stock as reported on the Nasdaq National Market for the twenty trading days ending on the second trading day prior to the Mailing Date. The Applicable Market Value Per Share of SDRC Common Stock is $29.75 per share. The CAMAX shareholders will receive an aggregate of 1,008,403 shares of SDRC Common Stock, or .0551 shares of SDRC Common Stock for each share of CAMAX Common Stock owned, of which 10% will be held in escrow pursuant to the Merger Agreement and Escrow Agreement. Accordingly, at the Effective Date, the CAMAX shareholders will receive an aggregate of 907,563 shares of SDRC Common Stock; and individually, CAMAX shareholders will receive
 .0496 shares of SDRC Common Stock for each share of CAMAX Common Stock owned assuming the aggregate number of outstanding shares of CAMAX Common Stock remains unchanged between the Record Date and the Effective Date. In addition, in accordance with the Merger Agreement, SDRC will assume all of CAMAX's outstanding stock options valued by WA&H at $2.6 million as of the date hereof. (See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Opinion of Wessels, Arnold
& Henderson; - Comparable Company Analysis; - Comparable Transactions; and - Discounted Cash Flow Analysis"). Ten percent of the total 1,008,403 shares or 100,840 shares to be issued to the CAMAX shareholders in the Merger will be placed in escrow at the Effective Date pursuant to the Merger Agreement until the earlier of the date SDRC files with the Commission its Report on Form 10-K for the year ended December 31, 1996 or the first anniversary of the Effective Date, which shares SDRC will have the right to redeem pursuant to the indemnification provisions of the Merger Agreement and Escrow Agreement (as defined below). Both companies determined that the merger of CAMAX with and into SDRC would be beneficial to the companies and their shareholders. Among the reasons for consummating the Merger are that CAMAX shareholders will receive a fair price for their stock in the Merger and SDRC, by acquiring a company to broaden and enhance its computer-aided manufacturing business, will be able to meet certain of its strategic corporate objectives. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Conversion of Shares of CAMAX Common Stock"; "- Exchange Ratio"; "- Retention of Shares and Redemption by SDRC"; "- Escrow Agreement", and "- Background and Reasons for the Merger."

No Fractional Shares: No fractional shares will be issued in connection with the Merger. CAMAX shareholders will receive cash in lieu of any fractional shares which they would otherwise be entitled to receive, based on the Applicable Market Value Per Share of SDRC Common Stock as defined above. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - No Fractional Shares."

Conditions of Closing: The Merger is subject to several significant conditions, including, but not limited to, CAMAX shareholder approval and other regulatory approvals, including the filing of a pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), SDRC's registration under the Securities Act of the SDRC Common Stock to be issued in the Merger, a tax opinion provided to the parties by SDRC's counsel, identification of CAMAX employees to be employed by SDRC, the SDRC Common Stock to be issued is approved for listing on the Nasdaq National Market, no order of any court preventing consummation of the Merger and the execution and delivery of an Escrow Agreement as of the Effective Date.

SDRC and CAMAX each filed an HSR Act pre-merger notification on February 8, 1996. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the Antitrust Division or FTC (as defined herein). On February 28, 1996, notice of early termination under the Act was received by the parties. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Regulatory Approvals."

SDRC's obligation to consummate the Merger is conditioned, without limitation, upon the following: CAMAX's representations and warranties being true and correct as of the dates set forth in the Merger Agreement; CAMAX having performed all of its covenants and obligations on or prior to the Effective Date; delivery and review of CAMAX's audited financial statements for the year ended December 31, 1995; assurances by letter from SDRC's and CAMAX's accountants that the Merger may be accounted for as a pooling of interests; holders of not more than 10% of the outstanding shares of CAMAX Common Stock having exercised dissenters' rights; CAMAX's liabilities on the December 31, 1995 audited balance sheet not exceeding by 20% the liabilities on CAMAX's audited balance sheet dated December 31, 1994; CAMAX's shareholders equity on the audited balance sheet dated December 31, 1995 being not less than the shareholders' equity on the audited balance sheet dated December 31, 1994; receipt of an opinion from CAMAX's corporate counsel; receipt of an opinion from CAMAX's intellectual property counsel; receipt of consents necessary to permit SDRC to continue CAMAX's business after the Effective Date; severance arrangements in place for non-retained CAMAX employees and the provision by CAMAX of certain closing documents. SDRC has no present intention to waive or modify any of the conditions to Closing.

CAMAX's obligation to consummate the Merger is conditioned, without limitation, upon the following: SDRC's representations and warranties being true and correct as of the dates set forth in the Merger Agreement; SDRC having performed all of its covenants and obligations on or prior to the Effective Date; receipt of an opinion from SDRC's corporate counsel and the provision by SDRC of certain closing documents. CAMAX has no present intention to waive or modify any of the conditions to Closing. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Conditions to Closing."

   Effects of Merger: Upon consummation of the Merger, CAMAX will merge with and into Acquisition Corp. and CAMAX will cease to exist as a separate entity. See "TERMS AND CONDITIONS OF THE PROPOSED
MERGER - Effects of Merger."


[THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

Effective Date; Right to Terminate: The Effective Date will, unless the parties agree otherwise, occur as soon as practicable after all of the conditions precedent to the closing required by the Merger Agreement, including receipt of all regulatory approvals and the expiration of any applicable waiting periods, have been fully met or effectively waived. CAMAX and SDRC each will have the right to terminate the Merger Agreement if the other party does not satisfy, on or before the Effective Date, the conditions set forth in the Merger Agreement, or if the Effective Date does not occur on or before July 31, 1996. The Merger Agreement automatically terminates if the CAMAX shareholders do not approve the Merger and Merger Agreement. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER
- - Effective Date"; and " - Conditions to Closing."

Procedure for Exchange of Shares: Promptly after the Effective Date, SDRC's exchange agent will mail to each shareholder of CAMAX a form of transmittal letter and instructions for the surrender of CAMAX Common Stock certificates for certificates representing the shares of SDRC Common Stock to which such shareholder is entitled. Certificates for shares of SDRC Common Stock will be issued to shareholders of CAMAX only after their certificates of CAMAX Common Stock have been surrendered in accordance with such instructions. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Exchange of Certificates."

Federal Income Tax Consequences: The Merger is conditioned, in part, upon receipt of an opinion of SDRC's counsel with respect to certain tax matters, including an opinion that no gain or loss (other than with respect to cash received in lieu of fractional shares or cash received upon the exercise of dissenters' rights) will be recognized by CAMAX's shareholders upon the exchange of their CAMAX Common Stock for SDRC Common Stock. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Federal Income Tax Consequences." Shareholders are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local and any other applicable tax laws.

Accounting: It is intended that the Merger will be accounted for by the pooling-of-interests method in accordance with generally accepted accounting principles. See "TERMS AND CONDITIONS OF THE
PROPOSED MERGER - Accounting Treatment."

Effect of the Merger on CAMAX Stock Options:  At the Effective
Date, SDRC will assume the obligations of CAMAX under the CAMAX Systems, Inc. 1985 Incentive Stock Option Plan, the Point Control Co. 1987 Incentive Stock Option Plan, the CAMAX Systems, Inc. 1987 Non-Qualified Stock Option Plan, the CAMAX Manufacturing Technologies, Inc. 1995 Long-Term Incentive and Stock Option Plan and the CAMAX Manufacturing Technologies, Inc. 1995 Directors' Stock Option Plan (individually, a "CAMAX Option Plan" and, collectively, the "CAMAX Option Plans"), and each outstanding option to purchase CAMAX Common Stock ("CAMAX Stock Options") granted under the CAMAX Option Plans will become an option to acquire SDRC Common Stock on the same terms and conditions as were applicable under the CAMAX Option Plans, except that the number of shares subject to each option and the exercise price will be appropriately adjusted to give effect to the ratio at which shares of CAMAX Common Stock will be converted into shares of SDRC Common Stock as a result of the Merger. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Exchange Ratio." At the Effective Date, SDRC will also assume the obligations of CAMAX under two individual non-qualified stock options granted by Point Control Co. to certain individuals prior to the 1994 merger between Point Control Co. and CAMAX (the "CAMAX Non-Qualified Options"), which represent the right to purchase 71,000 shares of CAMAX Common Stock. The CAMAX Non-Qualified Options will become options to acquire SDRC Common Stock on the same terms and conditions as were applicable under the CAMAX Non-Qualified Options, except that the number of shares subject to each option and the exercise price will be appropriately adjusted to give effect to the ratio at which shares of CAMAX Common Stock will be converted into shares of SDRC Common Stock as a result of the Merger. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Exchange Ratio" and "- Stock Options and Stock Ownership Plan."

Interests of Certain Persons in the Merger: Pursuant to the Merger Agreement, SDRC will choose prior to the Effective Date those CAMAX employees it determines it will retain after the Effective Date. Each employee of CAMAX who becomes an employee of SDRC or its subsidiaries subsequent to the Merger will be entitled to participate in all employee benefit plans sponsored by SDRC or its subsidiaries on the same terms and to the same extent as similarly situated employees of SDRC. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Effect on CAMAX Employees" and "- Interests of Certain Persons in the Merger."

Recommendation of the Board of Directors of CAMAX: The Board of Directors of CAMAX believes that the Merger is in the best interests of CAMAX and its shareholders and has unanimously approved the Merger and the Merger Agreement. The Board of Directors of CAMAX unanimously recommends adoption of the Merger and Merger Agreement to its shareholders. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Background and Reasons for the Merger."

Securities Involved:  For a comparative analysis of CAMAX Common
Stock and SDRC Common Stock, see "DESCRIPTION OF CAPITAL STOCK" and "COMPARISON OF RIGHTS OF SHAREHOLDERS."

Opinion of Wessels, Arnold & Henderson: Wessels, Arnold & Henderson L.L.C. ("WA&H"), a financial advisor hired by CAMAX, has delivered its written opinion dated January 16, 1996, to the Board of Directors of CAMAX that, as of such date, the Total Value to be received by the shareholders of CAMAX in the Merger is fair to the holders of CAMAX Common Stock from a financial point of view. WA&H has updated such opinion in an opinion dated the date of this Proxy Statement/Prospectus. A copy of the opinion of WA&H dated the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders of CAMAX are urged to read the opinion in its entirety. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - CAMAX's Financial Advisors", " - Opinion of Wessels, Arnold and Henderson"; and Annex B.


[THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

Management of Acquisition Corp. after the Merger; Effects of the
Merger: Acquisition Corp., as the surviving corporation in the Merger (the "Surviving Corporation"), will remain a direct, wholly owned subsidiary of SDRC upon consummation of the Merger and will be renamed "CAMAX Manufacturing Technologies, Inc." at the Effective Date. The directors of Acquisition Corp. immediately prior to the Effective Date will be the initial directors of the Surviving Corporation, and the officers of Acquisition Corp. immediately prior to the Effective Date will be the initial officers of the Surviving Corporation. SDRC has agreed in the Merger Agreement to assume all CAMAX Stock Options granted under the CAMAX Option Plans and the CAMAX Non-Qualified Options. Certain members of the management of CAMAX have certain interests in connection with the Merger that are in addition to the interests of shareholders of CAMAX generally.
See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Interests of Certain Persons in the Merger;" and " - Stock Options and Stock Ownership Plan."

Dissenters' Rights of Appraisal: Under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached hereto as Annex C, shareholders of CAMAX, under certain circumstances and by following prescribed statutory procedures, have the right to seek appraisal for the "fair value" of such holders' shares. The failure of a shareholder choosing to execute such right to follow such procedures may result in termination or waiver of dissenters' appraisal rights. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Rights of Dissenting Shareholders" and Annex C. The obligations of SDRC and Acquisition Corp. to consummate the Merger are subject to the condition that the holders of not more than 10% of the CAMAX Common Stock entitled to vote at the Special Meeting shall have asserted and not effectively withdrawn or lost the right to obtain the fair value of such holders' shares pursuant to applicable provisions of the Minnesota Business Corporation Act. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Conditions to Closing."

Resales of SDRC Common Stock: The shares of SDRC Common Stock to be issued to shareholders of CAMAX in connection with the Merger have been registered under the Securities Act. All shares of SDRC Common Stock received by holders of CAMAX Common Stock upon consummation of the Merger will be freely transferable by those shareholders of CAMAX not deemed to be "affiliates" of CAMAX or SDRC. Shares of SDRC Common Stock held by those CAMAX shareholders who are deemed to be "affiliates" will be subject to restrictions on transferability. See "RESALE OF SDRC COMMON STOCK ISSUED IN THE MERGER."

Comparison of Holders of SDRC Common Stock and CAMAX Common Stock:
The rights of holders of CAMAX Common Stock are currently governed by Minnesota law, CAMAX's Articles of Incorporation, and its Bylaws. At the Effective time, CAMAX shareholders (except holders who perfect their dissenters rights) will become shareholders of SDRC, and their rights will be governed by Ohio law and by SDRC's Amended Articles of Incorporation and Amended Code of Regulations. The rights of a holder of SDRC Common Stock are similar in some respects and different in other respects from the rights of a holder of CAMAX Common Stock. For a detailed explanation of these rights, see "COMPARISON OF RIGHTS OF SHAREHOLDERS."

    Except for the historical information contained herein, the discussion in this Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. SDRC's and CAMAX's actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations", as well as those discussed elsewhere in this Proxy Statement/Prospectus and any documents incorporated herein by reference.

RISK FACTORS

The following factors regarding the Merger and SDRC should be carefully considered:

   Shares Held in Escrow. Of the total number of 1,008,403 shares of SDRC Common Stock to the issued in the Merger, 10% or 100,840 shares will be held in escrow as the sole source from which any claims by SDRC for indemnification under the Merger Agreement may be satisfied. Accordingly, up to 10% of the total consideration to be received by CAMAX shareholders is subject to the risk of forfeiture in the event SDRC becomes entitled to indemnification, for example as the result of CAMAX's breach of representations and warranties contained in the Merger Agreement. Further, during the term of the escrow, which runs until the earlier of the first anniversary of the Effective Date or the date SDRC files its Report on Form 10-K for the year ending December 31, 1996, the shares held in escrow are non-transferable and cannot be pledged as security for loans. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER -- Escrow
Agreement."

Highly Competitive Industry. SDRC is engaged in the development and marketing of software products that include CAE, CAD, CAM and PDM. The market for CAE, CAD, CAM and PDM software is intensely competitive. Certain of SDRC's existing and potential competitors may have more extensive technical, marketing and financial resources than SDRC. There can be no assurance that competitive pressures will not adversely affect SDRC's business in the future.

Rapid Technological Change. The CAE, CAD, CAM and PDM industries are characterized by rapid technological advances in both software and hardware. Consequently, to maintain its competitive position, SDRC must continually enhance its existing products, pursue the development and introduction of new products and remain on the forefront of a number of advanced technologies. To respond to rapidly changing technology, SDRC will be required to continue to make substantial investments in research and development, and there can be no assurance that its efforts will continue to be successful.

Recent Management Changes; Dependence on Key Personnel. In late 1994 and early 1995, SDRC effected a number of changes in its management team which is now almost entirely new. Although the Company's first fiscal year under the direction of the new management was very successful operationally from a financial performance standpoint, there can be no assurance that such success will continue. SDRC's continued success is dependent upon its continued ability to attract and retain qualified management and other employees. Competition for such employees is intense, and the loss of certain employees or SDRC's inability to attract, retain and motivate highly skilled employees in the future could adversely affect its business.

International Business. A substantial portion of SDRC's revenues are derived from its business conducted in Europe and the Asia Pacific region. There are risks in the operation of business outside the United States, including among others, the difficulty of administering businesses abroad, exposure to foreign currency fluctuations and devaluations or restrictions on money supplies, foreign and domestic export laws and regulations, taxation tariffs, import quotas and restrictions and other political and economic events beyond SDRC's control. SDRC has not experienced any material effects of these risks as of yet, however, there can be no assurance that some or all of these effects will not affect SDRC in the future.

Lack of Dividends. SDRC has not paid cash dividends on its common stock in the last five years and cash dividends are not presently contemplated at any time in the foreseeable future.

Attraction and Retention of Key Personnel. SDRC's ability to develop commercially viable products and to maintain a competitive position in a business environment characterized by intense competition and technological change depends upon, among other factors, its ability to attract and retain skilled programming, engineering, management, sales and marketing personnel. Competition for the services of such personnel is intense, and there can be no assurance that SDRC will be able to attract or retain the personnel necessary for SDRC's success. The loss by SDRC of the services of any of its key personnel could have a material adverse impact on the business and prospects of SDRC.

Domestic and International Economic Conditions. SDRC's business is subject to general economic conditions, both in the United States and abroad. A substantial decline in economic conditions in any significant geographic area could have a material adverse effect upon the results of SDRC's operations and financial condition.

Integration of Operations.  SDRC entered into the Merger
Agreement with the expectation that the Merger will result in beneficial synergies. See "TERMS AND CONDITIONS OF THE PROPOSED MERGER - Background and Reasons for the Merger." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in a high technology industry may be more difficult to accomplish than in other industries. The combination of the two companies will require, among other matters, integration of SDRC's and CAMAX's respective engineering and programming personnel and product offerings and coordination of their sales, marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to integrate the operations of the two companies successfully could have a material adverse effect on the business and the results of operations of SDRC.

Distributors and Customers. There can be no assurance that distributors and present and potential customers of SDRC and CAMAX will continue their current buying patterns without regard to the announced Merger. Certain customers of the two companies may defer purchasing decisions as they evaluate SDRC's future product strategy and consider aggressive pricing programs of certain competitors of the companies. Any such deferrals could have a material adverse effect upon the results of operations of SDRC subsequent to the Merger.

Intellectual Property Protection. Each of SDRC and CAMAX considers its respective intellectual property, including trademarks, patents and copyrights, to be significant to its business. There can be no assurance, however, that any of the intellectual property rights currently in place will provide adequate protection for the technologies or products they cover. In addition, the process of obtaining and protecting intellectual property rights can be long and expensive.




MARKET PRICE FOR COMMON STOCK

   SDRC Common Stock is traded on the Nasdaq National Market under the symbol "SDRC." There is no public market for the CAMAX Common Stock. The following table sets forth the closing price per share of SDRC Common Stock and the "equivalent per share price" (as defined below) of the CAMAX Common Stock as of (a) January 16, 1996, the last day of trading of SDRC Common Stock before the announcement of the Merger, and (b) May 23, 1996, the last day of the 20-day trading period ending two days prior to the Mailing Date. The "equivalent per share price" of CAMAX Common Stock as of such dates equals the closing price per share of SDRC Common Stock on such dates multiplied by .0551, which is the actual number of shares of SDRC Common Stock into which each share of CAMAX Common Stock is to be converted based upon May 23, 1996 being the end date of the 20 trading day period and the price calculated as set forth in the Merger Agreement. There can be no assurance that the prices indicated for the SDRC Common Stock will be indicative of the future market prices of SDRC Common Stock following consummation of the Merger.


Market Price            SDRC              Equivalent Per Share Price
Per Share At           Common Stock     of CAMAX Common Stock
January 16, 1996        $23.75              $1.3086
May 23, 1996            $29.38              $1.6188






[THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]
    SELECTED HISTORICAL AND PROFORMA CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical consolidated financial data of SDRC and CAMAX and unaudited combined proforma financial data giving effect to the Merger using the pooling-of-interests method of accounting and reflecting the Exchange Ratio and the proforma adjustments described in the accompanying notes.

The selected consolidated financial information as of December
31, 1991, 1992 and 1993 and for each of the two years in the period ended December 31, 1992 for SDRC and CAMAX has been derived from the consolidated financial statements of SDRC and CAMAX as of and for those periods. The selected consolidated financial information as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 for SDRC and CAMAX has been derived from the consolidated financial statements of SDRC and CAMAX, which statements have been audited by Price Waterhouse LLP and Deloitte & Touche LLP, respectively, independent accountants. The selected historical consolidated financial information for SDRC and CAMAX for the three-month periods ended March 31, 1995 and 1996 has been derived from the consolidated unaudited financial statements of SDRC and CAMAX and include, in the opinion of SDRC's and CAMAX's management, respectively, all adjustments necessary to present fairly the data for such periods.

The historical consolidated financial information and selected financial data for CAMAX reflect the merger between CAMAX and Point Control Co. (the "Point Control Co. Merger") which was accounted for as a pooling-of-interests. The Point Control Co. Merger was effected in September 1994 through the exchange of 17.75 shares of CAMAX Common Stock for each share (approximately 395,000 shares) of Point Control Co. common stock held.

The proforma information set forth below is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the dates specified, nor is it necessarily indicative of future operating results or financial position. No provision has been reflected in the unaudited proforma combined condensed operating data for direct expenses related to the Merger, which are expected to approximate $1,882,000. The unaudited proforma combined condensed financial information also excludes any benefits from synergies that may result from the Merger. The unaudited proforma combined selected financial information should be read in conjunction with "Proforma Combined Financial Information." See "PROFORMA FINANCIAL STATEMENTS."

Comparative net income (loss) and book value per share data of SDRC and CAMAX are also set forth below on both a historical and a proforma combined basis and on a per share equivalent proforma basis. CAMAX data reflects the Point Control Co. Merger accounted for as a pooling-of-interests. Proforma combined net income (loss) per share is derived from the proforma combined information presented elsewhere herein, which gives effect to the Merger under the pooling-of-interests accounting method as if the Merger had occurred at the beginning of each period and combines the results of SDRC and CAMAX for the periods presented. The per share equivalent proforma combined data is based upon the estimated ratio of shares of CAMAX Common Stock exchanged for shares of SDRC Common Stock pursuant to the Merger Agreement. Book value per share for the proforma combined presentation is based upon the number of outstanding shares of SDRC Common Stock, adjusted to include the estimated number of shares of SDRC Common Stock to be issued as a result of the Merger. The adjusted share amounts represent the actual Exchange Ratio which converts each share of CAMAX Common Stock into .0551 shares of SDRC Common Stock. As stated in the Merger Agreement, the Exchange Ratio is based upon the market value of SDRC's Common Stock for the twenty day trading period ending two days prior to the Mailing Date.


[THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

                   STRUCTURAL DYNAMICS RESEARCH CORPORATION
                      SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                Three Months
                                        Year Ended December 31,                Ended March 31,
                                 1991     1992    1993      1994      1995      1995     1996
                                     (in thousands, except per share data)
Statement of operations data:
Net revenue                   $129,932 $149,041 $147,605 $167,547  $204,084 $ 43,812  $ 60,971
Income (loss) before income
 taxes and cumulative effect
 of accounting changes          14,525   13,907   (7,356)  (5,168)   (1,917)   1,183     8,649
Income (loss) before
 cumulative effect of
 accounting changes              9,279    8,775  (11,732)  (9,001)   (8,467)     267     6,860
Net income (loss)                9,279    9,475  (11,732) (12,897)   (8,467)     267     6,860

Earnings (loss) per share:
Before cumulative effect
 of accounting changes             .31      .29     (.39)    (.31)     (.28)     .01       .20
Net income (loss)                  .31      .31     (.39)    (.45)     (.28)     .01       .20
Common and common
 equivalent shares              29,817   30,093   29,876   28,844    29,921   30,163    33,791

Balance sheet data:
Working capital               $ 45,207 $ 48,440 $ 27,474 $ 27,590  $ 35,695 $ 26,804  $ 43,709
Total assets                   119,339  136,130  134,549  142,699   193,522  140,196   187,865
Long-term liabilities               --       --      326   10,219     8,163    9,468     8,039
Total shareholders' equity      80,359   92,447   84,581   72,152    77,409   74,445    91,949



During 1993-1994, the Company's level of expenses increased to support technological development and revenue growth. As anticipated revenue growth did not materialize, the Company's expenses exceeded revenue resulting in operating and net losses. In 1995, the anticipated cost of the class action lawsuit settlement, net of estimated insurance proceeds, was included in the results of the operations.
PAGE

                                       CAMAX Manufacturing Technologies, Inc.
                                        Selected Consolidated Financial Data
                                                                               Three Months
                                         Year Ended December 31,              Ended March 31,
                                1991      1992      1993      1994    1995         1995      1996

                                      (in thousands, except per share data)
                             --------   -------  ---------  -------  --------    -------   --------
Consolidated statement of
operations data:

Net Sales                      $15,515   $18,064   $18,288   $17,811   $20,054   $ 4,618   $ 4,078

Income (loss) before income
 taxes and cumulative effect
 of accounting change              676     1,115       306    (2,528)    1,626       354      (504)

Income (loss) before cumulative
 effect of accounting change       603       973       368    (2,576)    1,560       336      (504)

Net income (loss)                  603       973     1,343    (2,576)    1,560       336      (504)

Earnings (loss) per share:

Before cumulative effect of
 accounting change                0.03      0.05      0.02     (0.15)     0.08      0.02     (0.03)

Net income (loss)                 0.03      0.05      0.07     (0.15)     0.08      0.02     (0.03)

Common and common equivalent
 shares                         18,231    18,121    18,471    16,892    18,596    18,079    18,218

Consolidated balance
 sheet data:

Working capital                $ 2,229   $ 2,997   $ 3,419   $ 2,098   $ 2,777   $ 2,325   $ 2,203

Total assets                     7,818     9,610    11,146     9,674    11,862    10,415    10,656

Long-term liabilities              591       639       703     1,304       879     1,387       786

Total shareholders' equity       3,589     4,590     5,758     3,164     4,963     3,506     4,463

         UNAUDITED SELECTED PROFORMA COMBINED FINANCIAL DATA

The following table sets forth Unaudited Selected Proforma
Combined Financial Data as of and for the years then ended December 31, 1993, 1994 and 1995 and as of March 31, 1996 and for the three months then ended as if the Merger had been effected January 1, 1993.

The Unaudited Selected Proforma Combined Financial Data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on January 1, 1993, nor do they represent a forecast of the combined financial position or operating results as of or for any future period. No proforma adjustments have been included herein to reflect potential effects of (a) efficiencies which may be obtained by combining CAMAX and SDRC operations, or (b) costs of restructuring, integration or consolidation of their operations. The Unaudited Selected Proforma Combined Financial Data should be read in conjunction with the Proforma Financial Statements and related notes, and the historical consolidated financial statements and related notes of SDRC and CAMAX which are incorporated by reference and included elsewhere herein, respectively.


                                          Year Ended
                                          December 31,                Three Months
                                 1993      1994      1995          Ended March 31, 1996

                                (in thousands, except per share data)
Statement of operations data:
Net revenue                      $165,893  $185,358  $224,138        $65,049
Income (loss) before income
 taxes and cumulative effect
 of accounting changes             (7,050)   (7,696)     (292)         8,145
Income (loss) before cumulative
 effect of accounting changes     (11,365)  (11,577)   (7,471)         6,356

Earnings (loss) per share:
Before cumulative effect of
 accounting changes                  (.37)     (.39)     (.24)           .18
Common and common equivalent
 shares                            30,885    29,853    30,930         34,894




                                         December 31,
                                    1993     1994       1995      March 31, 1996

                                  (in thousands)
Balance sheet data:
Working capital                   $ 30,623 $ 29,801   $ 37,688     $ 45,128
Total assets                       145,258  151,937    204,384      199,005
Long-term liabilities                1,029   11,523      8,675        8,458
Total shareholders' equity          89,902   74,879     81,372       95,412

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical per share data of
CAMAX and SDRC and CAMAX equivalent and proforma combined per share data based on the assumption that the Merger was effective January
1, 1993 and that the Merger was accounted for by the
pooling-of-interests accounting method.  The proforma combined per share data is derived from the financial information in the Proforma
Financial Statements.  The number of shares used for calculating
CAMAX equivalent per share amounts is based on the exchange ratio of
 .0551 for CAMAX Common Stock which is based on the assumption of
18,293,321 shares of CAMAX Common Stock issued and outstanding as of
May 23, 1996.  The proforma data is not necessarily indicative of amounts which would have been achieved had the Merger been
consummated at the beginning of the periods presented and should not be construed as representative of future operations.  This data should be read in conjunction with the Proforma Combined Financial
Statements and notes thereto included elsewhere herein, and the separate historical consolidated financial statements and notes thereto of CAMAX and SDRC, included elsewhere and incorporated by reference herein, respectively.
                        SDRC       CAMAX      CAMAX      Proforma
                       Historical Historical Equivalent Combined
Net Income (Loss) Per Share
From Continuing Operations:

For the Year Ended
December 31, 1993          $ (.39)  $ .02    $  (.02)    $(.37)

For the Year Ended
December 31, 1994            (.31)   (.15)      (.02)     (.39)

For the Year Ended
December 31, 1995            (.28)    .08       (.01)     (.24)

For the Three Months Ended
March 31, 1996                .20    (.03)       .01       .18

Book Value Per Share:
December 31, 1995          $ 2.53   $ .27    $   .14     $2.57
March 31, 1996               2.93     .24        .16      2.95

Tangible Book Value
 Per Share

December 31, 1995          $ 1.53   $ .27    $   .09     $1.61
March 31, 1996               2.00     .24        .11      2.04

Market Value Per Share
 on January 16, 1996(1)    $23.75(1)$ .80(2) $1.3086    $23.75

Market Value Per Share     $29.38(3)$1.40(2) $1.6188    $29.38
 on May 23, 1996(3)

(1) January 16, 1996 was the last day of trading preceding the public announcement of the Merger.
(2) Fair market value is determined by the Board of Directors of CAMAX.
(3) May 23, 1996 was the last day of the 20-day trading period ending two days prior to the Mailing Date.




                             VOTING AND PROXIES

Date, Time and Place of Special Meeting of Shareholders



   This Proxy Statement/Prospectus is being furnished to the shareholders of CAMAX Manufacturing Technologies, Inc., a Minnesota corporation ("CAMAX"), in connection with the solicitation by the Board of Directors of CAMAX of proxies to be used at a special meeting of shareholders (the "Special Meeting") to be held on June 27, 1996, at 10:00 a.m., Central Daylight Savings
Time, at CAMAX's headquarters at 7851 Metro Parkway, Minneapolis, Minnesota 55425, and at any adjournments thereof. This Proxy Statement/Prospectus and the enclosed form of proxy are first being sent to shareholders of CAMAX on or about May 28, 1996.

Proposal to Merge CAMAX into Acquisition Corp.

At the Special Meeting, shareholders of CAMAX will be asked to adopt a Merger and an Agreement of Merger and Plan of Reorganization dated as of January 16, 1996, by and among CAMAX, Structural Dynamics Research Corporation ("SDRC") and SDRC Systems, Inc. ("Acquisition Corp."), as amended on May 6, 1996 (the "Merger Agreement"). Pursuant to the Merger Agreement, CAMAX will merge with and into Acquisition Corp. (the "Merger"). See "TERMS AND CONDITIONS OF THE PROPOSED MERGER" below.

Record Date and Outstanding Shares

   Shareholders of record of CAMAX Common Stock at the close of business on May 22, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were approximately 233 shareholders of record of CAMAX Common
Stock. As of the Record Date there were 18,293,321 shares of CAMAX Common Stock outstanding. However, due to the potential exercise of options to purchase CAMAX Common Stock, it is possible that there may be additional shares of CAMAX Common Stock outstanding as of the Effective Date. Except for the shareholders identified below under "CAMAX MANUFACTURING TECHNOLOGIES, INC. - Principal Shareholders of CAMAX," there were no persons known to the management of CAMAX to be the beneficial owners of more than 5% of the outstanding shares of CAMAX Common Stock.

Voting and Revocability of Proxies

All properly executed proxies that are not revoked will be voted at the Special Meeting and any postponement or adjournment thereof, in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted for approval of the Merger and the Merger Agreement at the Special Meeting. Each record holder of CAMAX Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for a vote of the shareholders at the Special Meeting.

It is not expected that any matter not referred to herein will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. However, shares represented by proxies will not be used to vote "FOR" postponement or adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the approval of the Merger and the Merger Agreement. Only those shares represented in person at the Special Meeting will be entitled to vote "FOR" postponement or adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the approval of the Merger and the Merger Agreement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting, except as stated in the preceding sentence.

If an executed proxy card is returned and a shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor as to such matter.

The presence of a shareholder at the Special Meeting for which such shareholder has executed a proxy will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of CAMAX at the address of the principal executive offices of CAMAX, or by attending the Special Meeting and voting in person.

Shareholder Votes Required

The presence, in person or by proxy, of a majority of the shares of CAMAX Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting. Approval of the Merger and the Merger Agreement requires the affirmative vote of holders of a majority of the shares of CAMAX Common Stock outstanding on the Record Date.

   6,615,290 shares of CAMAX Common Stock (excluding shares subject to stock options) are beneficially owned by directors and executive officers of CAMAX and their affiliates at the Record Date (36.2% of the total number of outstanding shares of CAMAX Common Stock at such date). Approval of the Merger and the Merger Agreement requires the affirmative vote of holders of a majority of the shares of CAMAX Common Stock on the Record Date. It is expected that the entire 36.2% of the total number outstanding shares of CAMAX Common Stock on the Record Date owned by the directors, executive officers and their affiliates will be voted in favor of the Merger and the Merger Agreement.

Solicitation of Proxies; Expenses

CAMAX will bear the costs of soliciting proxies from its shareholders, and will bear all printing and mailing costs in connection with the preparation and mailing of this Proxy
Statement/Prospectus to CAMAX shareholders. In addition to solicitation by mail, the directors, officers and employees of CAMAX may solicit proxies from shareholders by telephone, facsimile or letter or in person, but will not be specially compensated for such activities.


                MARKET PRICE AND DIVIDEND DATA

SDRC Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. CAMAX Common Stock is privately held, and, therefore, does not have a market price. In the past five years, SDRC has not declared or paid dividends on their common stock and CAMAX has never declared or paid dividends on their common stock. The following table sets forth (in per share amounts), for the quarterly periods indicated, the high and low closing sale prices of SDRC Common Stock:


                                               SDRC Common Stock
                                                 High      Low
Year Ended December 31, 1994:
 First Calendar Quarter                         $17.13   $12.00
 Second Calendar Quarter                         13.88     9.13
 Third Calendar Quarter                          10.00     3.63
 Fourth Calendar Quarter                          6.75     3.75
Year Ended December 31, 1995:
 First Calendar Quarter                         $ 9.63   $ 5.13
 Second Calendar Quarter                         15.00     8.38
 Third Calendar Quarter                          20.25    10.38
 Fourth Calendar Quarter                         30.50    16.00
Year Ending December 31, 1996:
 First Calendar Quarter                         $35.50   $22.25

   CAMAX is a privately held company with 233 shareholders of record. No established trading market exists for CAMAX Common
Stock.  See "Description of Capital Stock."

                 TERMS AND CONDITIONS OF THE PROPOSED MERGER

The following description contains, among other information, a summary of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the full text thereof, a copy of which is appended as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference.

Background and Reasons for the Merger

CAMAX Background of the Merger. Early in 1995, management of CAMAX embarked on an aggressive strategic planning effort to ensure that CAMAX would be in a position to assert its CAM leadership in the computer-aided design ("CAD")/CAM industry and bring change and improvement to such industry. Early in the strategic planning effort, management of CAMAX decided that it needed a partner to obtain its goal of being the CAM leader in the industry. Management of CAMAX believed that the solutions for success in the mechanical engineering marketplace would be to possess excellence in certain key areas: CAD, CAM, computer-aided engineering ("CAE") and Product Data Management ("PDM") and to take that know-how and develop tools and services that can improve a customer's ability to make higher quality products more quickly. CAMAX believes it possesses unquestioned excellence in the CAM industry, however, CAMAX also believes that it needs to combine its expertise with other technical areas of the mechanical engineering marketplace to best serve its customers.

   On July 26, 1995, management of CAMAX and Wayne McClelland, Vice President-Product Management-I-DEAS, of SDRC, met in Minneapolis, Minnesota and reviewed the architecture of CAMAX's products and discussed CAMAX's business operations in general. On August 3, and August 4, 1995, Robert J. Majteles, the Chief Executive Officer of CAMAX, Al Peter, the Chief Executive Officer of SDRC, and Mr. McClelland met at SDRC's headquarters in Milford, Ohio and discussed SDRC's products and business as well as SDRC's product architecture. On August 10, 1995, Messrs. Peter and McClelland traveled to Minneapolis, Minnesota and met with Mr. Majteles to discuss CAMAX's products and business in greater detail. Messrs. Majteles and McClelland had a telephone conference on August 22, 1995 during which they discussed a potential purchase by CAMAX of all of SDRC's CAM assets and possible joint ventures. On August 24, 1995, Mr. McClelland met with Mr. Majteles and Thomas A. Greene, CAMAX's Vice President-Engineering, in Minneapolis, Minnesota to further discuss potential asset acquisitions and joint ventures. On September 19, 1995, Messrs. McClelland, Majteles and Greene had a telephone conference during which it was decided to terminate negotiations regarding (i) CAMAX's purchase of SDRC's CAM assets, and (ii) a possible joint venture between CAMAX and SDRC. On October 9 and October 10, 1995 at SDRC's headquarters in Milford, Ohio, Messrs. Peter, McClelland and Majteles discussed a proposal for SDRC to acquire CAMAX. On October 20, 1995, the CAMAX executive team met in Minneapolis, Minnesota to discuss a potential acquisition of CAMAX by SDRC. On October 23, 1995, SDRC made an offer to acquire all of the capital stock of CAMAX in exchange for $20 million of SDRC Common Stock. At its regularly scheduled meeting on October 27, 1995, the Board of Directors of CAMAX considered SDRC's offer to acquire CAMAX. At the October 27 board meeting, management of CAMAX summarized its opinions regarding the SDRC offer and discussed with the Board of Directors the relevant terms of the SDRC offer. The Board of Directors of CAMAX rejected SDRC's $20 million offer for CAMAX and directed management of CAMAX to convey such rejection to management of SDRC.

On October 21, 1995, Mr. Majteles requested that Mike Ogborne of WA&H contact another corporation concerning CAMAX's interest in discussing the possibility of an acquisition, joint venture or other form of transaction to further CAMAX's strategic plan. On November 4, 1995, Messrs. Majteles and Ogborne met in Minneapolis, Minnesota to discuss the results of Mr. Ogborne's contact and to prepare for a trip by Mr. Majteles to explore possible transactions with such corporation. On November 8 and November 9, 1995, Messrs. Majteles and Ogborne met with certain executive officers of such corporation to discuss a potential acquisition of CAMAX. On November 13, 1995, a group of such corporation's employees gathered at CAMAX's headquarters in Minneapolis, Minnesota to conduct due diligence on CAMAX and to discuss further a potential acquisition.

The Board of Directors of CAMAX met at CAMAX's headquarters in Minneapolis, Minnesota on November 22, 1995 at which time it was decided to terminate all contact with the other corporation and to pursue a transaction with SDRC if SDRC was willing to offer $30 million for the acquisition of all of the outstanding capital stock of CAMAX. On December 1, 1995, Messrs. Majteles and Peter had a telephone conference during which time they discussed the structure of a transaction whereby SDRC would acquire CAMAX. Between December 1, 1995 and December 7, 1995, members of management of both SDRC and CAMAX, with the assistance of outside counsel, reviewed numerous drafts of letters of intent and negotiated the terms of such letter of intent. On December 7, 1995, SDRC and CAMAX entered into a letter of intent (the "Letter of Intent") whereby SDRC agreed to acquire all of the capital stock of CAMAX in exchange for $30 million of SDRC Common Stock. The Letter of Intent prohibited CAMAX from initiating or holding discussions or entertaining offers from any other parties concerning the acquisition or change in control of CAMAX, however structured.

CAMAX's Reasons for the Merger; Approval by CAMAX Board of Directors. At a special meeting of the Board of Directors of CAMAX held on Saturday, January 13, 1996, at which all directors were present, the Board of Directors of CAMAX unanimously determined that the Merger is fair to and in the best interests of CAMAX and its shareholders, unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement (subject to the resolution of open issues by CAMAX's management and to the completion of satisfactory documentation) and unanimously resolved to recommend that the shareholders of CAMAX vote for adoption of the Merger and the Merger Agreement. The Board of Directors of CAMAX held another special meeting on Tuesday, January 16, 1996, at which all directors were present except for Messrs. Blakely, Carlson and Lipkin, at which time the Board of Directors were informed of the resolution of the open issues surrounding the Merger and reaffirmed its approval of the Merger and the Merger Agreement and its recommendation to the shareholders of CAMAX. At the meetings held on January 13 and January 16, 1996, CAMAX's Board of Directors received advice or presentations from, and reviewed the then-current terms of the Merger Agreement with, CAMAX's management and accounting, financial and legal advisors. The presentation by WA&H at the meeting held on January 13, 1996 is described below under "- Opinion of Wessels, Arnold and Henderson." The presentations by Dorsey & Whitney LLP and Deloitte & Touche LLP, CAMAX's legal and accounting advisors, respectively, described and explained (i) the terms and conditions of the proposed Merger as set forth in the drafts of the Merger Agreement, (ii) the fiduciary duties applicable to CAMAX's Board of Directors in the evaluation of the proposed transaction, (iii) the results of Dorsey & Whitney LLP's legal due diligence, and (iv) the results of Deloitte & Touche LLP's accounting due diligence. On May 6, 1996, the Board of Directors of CAMAX held a special meeting to consider certain amendments to the Merger Agreement. First, the Board of Directors of CAMAX considered and unanimously approved an amendment to Section 2.1 of the Merger Agreement which modified the calculation of the Applicable Value Per Share of SDRC Common Stock by changing the Valuation Period from the 20-trading day period ending on the fifth trading day prior to the Effective Date to the 20-trading day period ending on the second trading day prior to the date of the Proxy Statement/Prospectus. Second, the Board of Directors of CAMAX considered and unanimously granted direction to management of CAMAX to make any further changes to the Merger Agreement it deems necessary in order to carry out and effectuate the Merger as previously approved, including, but not limited to, amending Section 8.1(iv) of the Merger Agreement to extend the termination date of the Merger Agreement to July 31, 1996. At its May 6, 1996 special meeting, the Board of Directors of CAMAX once again determined that the Merger is fair to and in the best interests of CAMAX and its shareholders and resolved to recommend that the shareholders of CAMAX vote for adoption of the Merger and the Merger Agreement.

In reaching its conclusion to enter into the Merger Agreement and recommend adoption of the Merger Agreement by CAMAX's shareholders, CAMAX's Board of Directors considered a number of factors, including, without limitation, the following:

   - The consideration to be received by CAMAX's shareholders in the Merger, including the fact that the Applicable Value Per Share of SDRC Common Stock represented a substantial premium over the then-current fair market value of CAMAX Common Stock, and the relationship between the market value of SDRC Common Stock and CAMAX's earnings and certain other measures.

   - The presentation by WA&H to CAMAX's Board of Directors at its meeting on January 13, 1996, including WA&H's opinion dated January 16, 1996 to the effect that, as of such date, the consideration to be received by the CAMAX shareholders was fair from a financial point of view. WA&H has updated such opinion in a written opinion dated as of the date of this Proxy Statement/Prospectus. See "- Opinion of Wessels, Arnold & Henderson."

   - CAMAX's and SDRC's respective businesses, assets, management, financial condition, results of operations and prospects.

    - The earnings per share of CAMAX Common Stock and SDRC Common
Stock.

    - The opportunity for holders of CAMAX Common Stock to continue to share in the potential for long-term gains from their investment in CAMAX through the ownership of SDRC Common Stock following the Merger.

    -  The terms and conditions of the Merger and the Merger
Agreement, including the amount and the form of the consideration, as well as the parties' representations, warranties and covenants, and the conditions to their respective obligations.

  - The expectation that the Merger will afford CAMAX's shareholders the opportunity to receive SDRC Common Stock in a non-taxable transaction for federal income tax purposes.

   - The expectation that the Merger will be accounted for as a pooling of interests.

    - The products currently being developed by CAMAX are, to a large extent, complementary with those offered by SDRC. The markets into which CAMAX and SDRC products could be sold are similar.

    - The CAMAX Common Stock is unregistered and no public market exists for the CAMAX Common Stock. Following the Merger, CAMAX's shareholders will hold SDRC Common Stock which may be sold on an established market.

In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, CAMAX's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations. Based on the factors described above, CAMAX's Board of Directors unanimously determined that the Merger is fair and in the best interests of CAMAX and its shareholders, unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously resolved to recommend that the shareholders of CAMAX vote for adoption of the Merger Agreement.

   The Board of Directors of CAMAX has unanimously approved the Merger and the Merger Agreement and recommends a vote for the adoption of the Merger and the Merger Agreement. 6,615,290 shares of CAMAX Common Stock (excluding shares subject to stock options) are beneficially owned by directors and executive officers of CAMAX and their affiliates at the Record Date (36.2% of the total number of outstanding shares of CAMAX Common Stock at such date). Approval of the Merger and the Merger Agreement requires the affirmative vote of holders of a majority of the shares of CAMAX Common Stock on the Record Date. It is expected that the entire 36.2% of the total number of outstanding shares of CAMAX Common Stock on the Record Date owned by the directors, executive officers and their affiliates will be voted in favor of the Merger and the Merger Agreement.

SDRC Background and Reasons for the Merger.   Consistent with its
strategic objective of becoming the leading world-wide supplier of team engineering solutions that encompass CAD, CAM, CAE and PDM, early in 1995 SDRC initiated an in-depth evaluation of the CAM segment of the mechanical design automation industry for the purpose of assessing not only where the CAM industry was at that time but where it was heading in the future. From this in-depth strategic analysis, SDRC determined that a cornerstone of its long term strategy and differentiation in the marketplace would be to offer concurrent engineering solutions with balanced strength in CAD, CAM, CAE and PDM At the time, SDRC marketed (and still markets) a CAM product called Generative Machining, an advanced technology product that has a number of areas of uniqueness and strength. Generative Machining is the only CAD/CAM product with generative machining capability, it is based on current architecture, the user interface is highly regarded and it is integrated with SDRC's main product line, I-DEAS Master Series. SDRC's Generative Machining product, while considered in the industry as a quality product, had acknowledged opportunities for enhancement, particularly in the area of 3- and 5-axis milling capabilities.

During the course of this evaluation, SDRC made the following observations about trends in the CAM industry:

- - The CAM market is viable, demonstrating double-digit growth in recent years. SDRC attributed this to the acceptance of concurrent engineering, which positions manufacturing operations as of equal import to design;

- -  SDRC's main competitors have competitive CAM products;

- - In SDRC's experience, most medium to large companies want an integrated solution. Companies buy numerical control (NC) software either as a component in an integrated CAD/CAM solution or as a best of class product. As a general rule, most mid- to large-size companies prefer an integrated solution and most small companies prefer a best of class solution;

- - A strong CAM offering could have a positive spill-over effect on the CAD and PDM segments of SDRC's business. Since many companies want an integrated solution, there would be an opportunity to gain CAD and PDM business on the strength of a more comprehensive CAM offering; and

- - Quality CAM software is very difficult to produce and support. Programming today's NC machines is a difficult task and tomorrow's machines will be even more complex. CAM software is going to require an increasing degree of specialization, particularly as manufacturers want to improve productivity.

Recognizing the opportunities to further strengthen and expand its CAM offering, SDRC began to look at ways to move to improve its position in the CAM industry. As the evaluation proceeded, it became clear that there were three main ways for SDRC to accomplish its goal. First, SDRC could maintain the status quo, hoping to leverage its strength in the CAD business while offsetting its product enhancement requirements. SDRC recognized that this approach might hinder its ability to provide integrated CAE/CAD/CAM solutions to its customers and place significant revenue at risk in the short and long term. Second, SDRC could further refine its Generative Machining product internally to bring functionality to the level of other leaders in the CAM industry. This alternative presented a timing obstacle in that SDRC would first have to recruit qualified developers. Then, the development effort would take a significant investment of time, creating some risk that SDRC would fall behind in a rapidly moving market and be unable to meet current customer demands. The final alternative was to grow in the CAM industry through acquisition. While there could be short term issues to be resolved in acquiring and integrating another business with SDRC's, growth through acquisition would provide SDRC with instant resources, an immediate revenue stream and market impact.

Given SDRC's assessment that growth through acquisition would provide swift and effective augmentation of its own CAM offering, SDRC then embarked on a review and evaluation of the various competitors in the CAM market. The CAM marketplace is very fragmented. There are more than 100 companies providing CAM products to end users. Given its interest in rapidly improving its position in the CAM segment, SDRC was primarily interested in the market leaders. SDRC spent months assessing the respective strengths and weaknesses of the leaders in the CAM industry. It evaluated product offerings, revenues, customer base, market focus and product development personnel. Most importantly, SDRC evaluated how it could most effectively capitalize on potential synergies between a target company and SDRC.

It became clear to SDRC that the company that most met its profile of an ideal CAM offering was CAMAX. First, CAMAX's products, Camand and SmartCAM, provide a broad NC software capability. Camand offers strong surface modeling and multi-axis milling capabilities. SmartCAM, which CAMAX acquired when it merged with Point Control Co. in 1994, has strong production and 2 and 2 1/2 axis milling capabilities. As compared to other NC vendors, CAMAX provides a wide range of product capability. If these products were combined with SDRC's own Generative Machining, essentially all of the important functions of NC would be covered. Additionally, CAMAX products would present little difficulty in transition and integration into the standard SDRC product offering.

   Secondly, in terms of revenue, CAMAX is the leading independent NC software vendor. CAMAX has a strong market presence and a large installed base of customers. For SDRC, market presence and customer loyalty were of utmost importance. CAMAX has a very positive image in the CAM market. According to an independent industry analyst, SmartCAM ranks number two and CAMAND ranks number eight among all similar products. CAMAX is well known and respected in the CAM industry. As regards customer loyalty, it was essential for SDRC that the company it acquired provided immediate and long-term customer relationships. With its 12,000 customer sites and 25,000 installed users worldwide, CAMAX best fit this element of SDRC's profile.

Thirdly, CAMAX has talented personnel with particular emphasis on its product development staff. A talented development staff would be necessary to meet the ongoing demands of SDRC's CAM customers. CAMAX's and SDRC's development staffs could integrate their shared knowledge of each other's product strengths and weaknesses to produce a complete CAM offering.

In July and August of 1995, senior management of SDRC met with management of CAMAX to discuss CAMAX's business and product architecture, and how they might be integrated with SDRC's. Management representatives of both companies had a number of face-to-face and telephonic meetings during this time period. The main focus of the discussions was the mechanism for combining the strengths of both parties' CAM products. SDRC and CAMAX considered many alternatives, including a joint venture and an asset acquisition. As the discussions progressed and continued into September, it became apparent to SDRC that the best way for it to meet its strategic objective of enhancing the CAM piece of its integrated offering would be to acquire ownership of CAMAX. An acquisition of the assets alone would give SDRC only the software, but not the development staff to work with it, and the relative risks of a joint venture made that alternative unattractive.

Throughout this period, SDRC engaged in an intensive internal valuation of CAMAX. The analysis included a number of factors, including historical revenue, margins, product functionality and capability, strength and size of customer base, sales volume, strength and size of reseller channels, comparable transactions in the industry and strategic fit. In connection with its evaluation of CAMAX, SDRC's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

On October 23, 1995, SDRC made a written offer to acquire all of the capital stock of CAMAX in exchange for $20 million of SDRC Common Stock. The written offer contained the customary contingencies and qualifications of such an offer. SDRC received written notice from CAMAX on or about October 27, 1995 that its Board of Directors had reviewed the offer and determined that it was insufficient, thereby rejecting the offer.

SDRC continued to assess the importance of the acquisition of CAMAX to its strategic objectives. In light of the internal valuation it had performed for CAMAX, SDRC management reopened discussions with CAMAX management in late November and early December 1995 about the possibility of an acquisition of CAMAX by SDRC. The discussions at this point focused mainly on price. Management of both companies agreed in principle on a purchase price of $30 million. Between December 1, 1995 and December 7, 1995, members of management of both SDRC and CAMAX, with the assistance of outside counsel, reviewed numerous drafts of letters of intent and negotiated the terms of such letter of intent. On December 7, 1995, SDRC made a written offer to acquire all of the capital stock of CAMAX in exchange for $30 million of SDRC Common Stock. The written offer contained the customary contingencies and qualifications of such an offer. CAMAX accepted the written offer of $30 million and signed the Letter of Intent, which was contingent upon negotiation of a definitive merger agreement.

   During the first week in January 1996, representatives of CAMAX and SDRC commenced negotiations of the Merger Agreement. The Chief Financial Officer of CAMAX and CAMAX's outside legal counsel met in Cincinnati, Ohio on January 14, 15 and 16, 1996 with representatives from SDRC and its outside legal counsel to complete the negotiation of the Merger Agreement. Following approval by the respective boards of directors of SDRC and CAMAX, the parties signed the Merger Agreement on January 16, 1996. An amendment to the Merger Agreement to change the date on which the companies would value the SDRC stock to determine the exchange ratio and to extend the termination date to July 31, 1996 was adopted by the parties on May 6, 1996. A copy of the Amendment to the Agreement of Merger and Plan of Reorganization is included herein in Annex A.

Effective Date

The Effective Date of the Merger will occur as soon as practicable after all conditions precedent contained in the Merger Agreement have been met or waived, including the expiration of all applicable waiting periods. CAMAX and SDRC each will have the right, but not the obligation, to terminate the Merger Agreement if the Effective Date does not occur on or before July 31, 1996.

Conversion of Shares of CAMAX Common Stock

Each share of CAMAX Common Stock which is issued and outstanding immediately prior to the Effective Date will be converted at the Effective Date into SDRC Common Stock and cash in lieu of any fractional shares of SDRC Common Stock. See "Exchange Ratio" below.

The Exchange Ratio will be adjusted so as to give CAMAX shareholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of SDRC Common Stock or CAMAX Common Stock effected between the date of the Merger Agreement and the Effective Date.

Exchange Ratio

   At the Effective Date of the Merger, all of the shares of CAMAX Common Stock that are issued and outstanding immediately prior to the Effective Date will be converted by virtue of the Merger and without further action into that number of shares of SDRC Common Stock determined by dividing $30 million (the "Total Value") by the Applicable Market Value Per Share of SDRC Common Stock (the "Exchange Ratio"). The "Applicable Market Value Per Share of SDRC Common Stock" is the average of the per share closing prices of SDRC Common Stock as reported on the Nasdaq National Market for the twenty trading days ending on the second trading day prior to the Mailing Date which is $29.75 per share. On the Effective Date, each CAMAX shareholder will receive .0496 shares of SDRC Common
Stock (which does not include that number of shares to be retained by SDRC under the Merger Agreement and Escrow Agreement) for each share of CAMAX Common Stock owned immediately prior to the Merger. In addition, in accordance with the Merger Agreement, SDRC will assume all of CAMAX's outstanding stock options valued by Wessels, Arnold & Henderson, L.L.C. at $2.6 million as of the date hereof.

Certificates representing shares of SDRC Common Stock will be distributed to CAMAX shareholders upon the surrender of their certificates for shares of CAMAX Common Stock to SDRC. See
"Exchange of Certificates" herein.

Indemnification

CAMAX has agreed that, from and after the Effective Date until the end of the Retention Period (as defined below), CAMAX will indemnify and hold harmless SDRC and/or the Surviving Corporation against any expense, loss, damage, deficiency and/or cost, in the aggregate cumulative amount in excess of $175,000 during the Retention Period, resulting from any misrepresentation or breach by CAMAX of any representation, warranty or covenant made by CAMAX in the Merger Agreement (except that any liability or potential liability which accrues to CAMAX as a result of its compliance with any of the covenants or conditions to closing specified in the Merger Agreement shall not constitute a breach of any of CAMAX's representations and warranties under the Merger Agreement). Claims for indemnification made by SDRC and/or the Surviving Corporation are to be made in accordance with the Escrow Agreement and the shares of SDRC Common Stock held in escrow under the terms of the Escrow Agreement are to be the sole remedy of SDRC and/or the Surviving Corporation for indemnification under the Merger Agreement. See "-Escrow Agreement," and "- Retention of Shares and Redemption by SDRC."

Retention of Shares and Redemption by SDRC

   From and after the Effective Date until the earlier of the date SDRC files with the Commission its Report on Form 10-K for the year ended December 31, 1996 or the first anniversary of the Effective Date (the "Retention Period"), 100,840 shares of SDRC Common Stock which represent 10% of the total 1,008,403 shares to be issued to the CAMAX shareholders upon consummation of the Merger will be placed into escrow pursuant to the terms of the Merger Agreement and the Escrow Agreement. SDRC will have the right to redeem such retained shares as payment for any amounts due SDRC or Surviving Corporation pursuant to the indemnification obligations of CAMAX set forth in the Merger Agreement. For the purposes of a redemption by SDRC, the redeemed shares will be valued at a price per share of $29.75 which is equal to the Applicable Market Value Per Share of SDRC Common Stock as of the Mailing Date.

The procedures for redemption by SDRC of all or part of the Retention Shares from escrow is set forth in the Escrow Agreement, a copy of which is appended hereto as Annex D (the "Escrow Agreement"). The Escrow Agreement provides that whenever either (a) a certificate signed by SDRC and the representatives named in the Escrow Agreement or (b) a certified copy of a final non-appealable judgment of a court of competent jurisdiction is delivered to the Escrow Agent determining that an amount is due to SDRC pursuant to the indemnification provisions of the Merger Agreement and further specifying the number of shares of SDRC Common Stock, valued as described in the preceding paragraph, to be transferred, the Escrow Agent shall promptly cause certificates representing the appropriate number of retained shares to be delivered to SDRC. The items in the Merger Agreement which would cause SDRC to seek redemption of the Retention Shares are losses, damages, expenses, deficiencies or costs resulting from any breach or misrepresentation by CAMAX of any representation, warranty or covenant made by CAMAX in the Merger Agreement.

Upon the earlier of the date SDRC files with the Commission its Report on Form 10-K for the year ended December 31, 1996 or the first anniversary of the Effective Date, any retained shares not subject to redemption by SDRC will be distributed to the CAMAX shareholders on a pro rata basis based upon their percentage ownership of CAMAX Common Stock immediately prior to the Effective Date in the same manner as for the Exchange Ratio. Because the Retention Shares are subject to redemption for claims for indemnification by SDRC, there can be no assurance that at the expiration of the Retention Period, there will be any Retention Shares remaining for distribution to the CAMAX shareholders.

Escrow Agreement

   The Merger Agreement provides that 10% of the total shares of SDRC Common Stock to be issued in the Merger to CAMAX shareholders will be placed into escrow at the Effective Date pursuant to an Escrow Agreement by and among CAMAX, SDRC, Terrence W. Glarner and Raymond A. Lipkin (the "Representatives"), and First Trust National Association, a national banking association (the "Escrow Agent") (the "Escrow Agreement"). The 100,840 shares of SDRC Common
Stock to be retained in the Merger (the "Retention Shares") will establish the escrow fund (the "Escrow Fund") and the Escrow Fund will fund and be the sole source of securing the indemnification rights set forth in the Merger Agreement.

Once the shares of SDRC Common Stock are in the Escrow Fund, CAMAX shareholders will retain all voting rights with respect to such shares in accordance with their proportionate interests in the shares and any cash dividends paid on the Retention Shares will be distributed currently to the CAMAX shareholders. Neither the Retention Shares nor each CAMAX shareholder's respective interest in the Retention Shares is transferable until the expiration of the Retention Period. The Escrow Agreement also provides for the appointment of Messrs. Glarner and Lipkin as Representatives to act by and on behalf of the CAMAX shareholders following the Merger.
The Representatives will be authorized to respond to the assertion of any and all claims for indemnification by SDRC pursuant to the terms of the Escrow Agreement.

The shares retained in the Escrow Fund will be disbursed to satisfy a claim for indemnification when either of the following is delivered to the Escrow Agent: (a) a certificate signed by SDRC and the Representatives certifying, or (b) a certified copy of a final non-appealable judgment of a court of competent jurisdiction determining, that an amount is due to SDRC pursuant to the Merger Agreement and further specifying the number of shares of SDRC Common Stock to be transferred thereunder. The value of the stock to be disbursed will be based upon the Applicable Market Value Per Share of SDRC Common Stock as utilized in the Merger Agreement. Upon receipt of the foregoing, the Escrow Agent is required to promptly cause certificates representing the appropriate number of shares, with duly executed stock powers and signatures guaranteed, to be delivered to SDRC. No fractional shares will be disbursed. The right of a CAMAX shareholder to receive and transfer the Retention Shares, if any, at the termination of the Retention Period will not be affected by such shareholder's disposition, prior to the termination of the Retention Period, of any or all of the shares of SDRC Common Stock issued to such shareholder upon consummation of the Merger. Pursuant to the terms of the Merger Agreement, each CAMAX shareholder, upon consummation of the Merger, will become the beneficial owner of that aggregate number of shares of SDRC Common Stock which includes that proportion of the Retention Shares attributable to such shareholder.

Upon the expiration of the Retention Period, SDRC will authorize the Escrow Agent to deliver to the Representatives, on behalf of the CAMAX shareholders, any shares remaining in the Escrow Fund, subject only to shares which will continue to be retained pursuant to the Escrow Agreement for claims which are in process at the time of the expiration of the Retention Period.

Stock Options and Stock Ownership Plans

   As of May 22, 1996, there were outstanding options to purchase
3,179,109 shares of CAMAX Common Stock held by certain directors, officers and employees of CAMAX pursuant to the CAMAX Option Plans and the CAMAX Non-Qualified Options.

Pursuant to the Merger Agreement, the CAMAX Option Plans and the CAMAX Non-Qualified Options shall be assumed by SDRC and participants of such CAMAX Option Plans and owners of CAMAX Non-Qualified
 Options shall be entitled to receive, upon the exercise of options outstanding under the CAMAX Option Plans and the CAMAX Non-Qualified
 Options, SDRC Common Stock on the same terms and conditions as were applicable under the CAMAX Option Plans and the CAMAX Non-Qualified Options on a pro-rata basis consistent with the Exchange Ratio.

No Fractional Shares

Only whole shares of SDRC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, each shareholder of CAMAX Common Stock otherwise entitled to a fractional share of SDRC Common Stock will be paid in cash an amount equal to the amount of such fraction multiplied by the Applicable Market Value Per Share of SDRC Common Stock. No such shareholder will be entitled to dividends, voting rights or other rights in respect of any such fractional share.

Exchange of Certificates

After the Effective Date, holders of certificates previously representing shares of CAMAX Common Stock will cease to have any rights as shareholders of CAMAX and their sole rights will pertain to the shares of SDRC Common Stock into which their shares of CAMAX Common Stock will have been converted pursuant to the Merger Agreement. As soon as practicable after the Effective Date, SDRC's stock transfer agent (the "Exchange Agent") will send to each former CAMAX shareholder a letter of transmittal for use in submitting to the Exchange Agent certificates (or with instructions for handling lost CAMAX stock certificates) formerly representing shares of CAMAX Common Stock to be exchanged for certificates representing SDRC Common Stock (and, to the extent applicable, cash in lieu of fractional shares of SDRC Common Stock) which the former shareholders of CAMAX are entitled to receive as a result of the Merger. Shareholders who become holders of SDRC Common Stock in the Merger will not be entitled to receive any dividends or other distributions which may be payable to holders of record of SDRC Common Stock following the Effective Date until they have surrendered and exchanged their certificates evidencing ownership of shares of CAMAX Common Stock. Any dividends payable on SDRC Common Stock after the Effective Date will be paid to the Exchange Agent and, upon receipt of the certificates representing shares of CAMAX Common Stock, the Exchange Agent will forward to CAMAX shareholders
(i) certificates representing their shares of SDRC Common Stock,
(ii) dividends declared thereon subsequent to the Effective Date (without interest) and (iii) the cash value of any fractional shares (without interest). CAMAX'S shareholders are requested not to submit stock certificates until they have received written instructions from the exchange agent to do so.

At the Effective Date, the stock transfer books of CAMAX will be closed and no transfer of CAMAX Common Stock will thereafter be made on such books. If a certificate formerly representing shares of CAMAX Common Stock is presented to SDRC, it will be forwarded to the Exchange Agent for cancellation and exchanged for a certificate representing shares of SDRC Common Stock.

Federal Income Tax Consequences

Pursuant to the Merger Agreement, SDRC and CAMAX will receive a tax opinion of Dinsmore & Shohl, SDRC's principal outside counsel, that the federal income tax consequences of the Merger will be as follows:

(a) the Merger will qualify as a tax free reorganization under 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code") and SDRC, Acquisition Corp. and CAMAX will each will qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(b) no gain or loss will be recognized by SDRC, Acquisition Corp.
or CAMAX as a consequence of the Merger;

(c) no gain or loss will be recognized by a shareholder of CAMAX upon the exchange of shares of CAMAX Common Stock for shares of SDRC Common Stock pursuant to the Merger, except that gain or loss will be recognized by a CAMAX shareholder on the receipt of cash in lieu of a fractional share of SDRC Common Stock;

(d) the federal income tax basis of the SDRC Common Stock to be received by the CAMAX shareholders who exchange their shares of CAMAX Common Stock solely for shares of SDRC Common Stock (disregarding for this purpose any cash received for fractional share interest to which they may be entitled) will be, in each instance, the same as the federal income tax basis of the CAMAX Common Stock surrendered in exchange therefor;

(e) the holding period of SDRC Common Stock received by a CAMAX shareholder will include, in each case, the period during which the CAMAX Common Stock surrendered in exchange therefor was held provided that the CAMAX Common Stock was held as a capital asset by such shareholder on the date of the exchange of the shares of CAMAX Common Stock surrendered therefor, provided that such CAMAX Common Stock is held as a capital asset by the CAMAX shareholder at the consummation of the Merger;

(f) holders of CAMAX Common Stock who receive cash in lieu of fractional shares of SDRC Common Stock will be treated as having received such fractional share of SDRC Common Stock and then as having received such cash in redemption of such fractional share, subject to the provisions of Section 302 of the Code; and

(g) any cash payment received by a dissenting holder of CAMAX
Common Stock who has perfected dissenters' rights in exchange for such shareholder's shares will be treated as having been received as a distribution in redemption of such shareholder's shares, subject to the provisions of Section 302 of the Code.

The above tax opinion will be based upon certain customary representations and assumptions referred to in the opinion letter to be provided at the Closing. The Closing of the Merger is expressly contingent upon satisfaction of the continuity of interest requirement of the Treasury Regulations. This requirement will be satisfied if the shareholders of CAMAX receive and retain SDRC Common Stock equal in value, as of the Effective Date, to at least 50% of the value of all of the formerly outstanding shares of CAMAX Common Stock, as of that date. The mechanism in place to ensure that the CAMAX shareholders meet the continuity of interest requirements of the Treasury Regulations, CAMAX will solicit from its management and shareholders holding 1% or more of the CAMAX Common Stock representation letters to the effect that such shareholders will retain their shares for the requisite period of time. The representation letters will evidence these shareholders' intent to retain their shares. If members of management or 1% shareholders should sell 50% of their shares before the required holding period has expired, a lack of such intent may be evident.
If management and the 1% shareholders do not have the requisite intent to hold the shares, then there is no continuity of interest, and the consequence will be that the Merger will not be treated as a tax-free reorganization. Although CAMAX will use its best efforts, there can be no assurance that CAMAX will be able to obtain such letters from its management or 1% or greater shareholders.

Because of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by specific matters not common to all shareholders, it is recommended that CAMAX shareholders consult their personal tax advisors concerning the consequences of the Merger to them, including the consequences of the application of state and local tax laws, if any.

The federal income tax discussion set forth above is based on current law but may not be specific to the situation of a particular shareholder. Each of CAMAX's shareholders should consult his or her own tax advisor as to the specific tax consequences of the merger to him or her, including the application and effect of federal, state, local and other tax laws.

Accounting Treatment

The Merger, if completed as proposed, is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Accordingly, under generally accepted accounting principles, as of the Effective Date, the assets and liabilities of CAMAX will be combined with those of SDRC at their recorded book values and the shareholders' equity account of CAMAX will be included as such in SDRC's consolidated balance sheet. The financial statements of CAMAX will be combined with the financial statements of SDRC on a retroactive basis for all prior periods.

Stock Exchange Listing

SDRC has agreed that the SDRC Common Stock to be issued pursuant to the Merger will be approved for listing on the Nasdaq National Market, subject to official notice of issuance. An application will be made for listing such SDRC Common Stock on the Nasdaq National Market.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.

SDRC and CAMAX each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on February 8, 1996. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. On February 28, 1996, notice of early termination under the HSR Act was received by the parties.

The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the Merger under the antitrust laws. At any time before or after the Effective Date, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of certain assets of the parties. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to SDRC and CAMAX relating to the businesses in which SDRC, CAMAX and their respective subsidiaries are engaged, SDRC and CAMAX believe that the consummation of the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that SDRC and CAMAX will prevail.

Limitations on Negotiations by CAMAX

Under the terms of the Merger Agreement, CAMAX has agreed that neither CAMAX, its subsidiaries nor their respective officers, directors, employees or agents will initiate or hold discussions, negotiate or bargain with or entertain offers from any other party concerning the acquisition or change in control of CAMAX, however structured. CAMAX has further agreed that in the event CAMAX receives an unsolicited offer relating to the type of transaction contemplated by the Merger Agreement, CAMAX will immediately notify SDRC in writing of the existence and contents of such offer, the identity of the offeror and will provide SDRC with a copy of the offer and any related correspondence. CAMAX has further agreed to immediately inform any offeror of the existence of the Merger Agreement and that CAMAX will reject any such third party offer.

Rights of Dissenting Shareholders

The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act ("MBCA") is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full texts of which are attached as Annex C to this Proxy Statement/Prospectus. These sections should be reviewed carefully by any holder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of dissenters' rights.

Sections 302A.471 and 302A.473 of the MBCA provide for rights of shareholders to dissent and obtain payment of the "fair value" of their shares, as defined in the statute, in the event of a merger. The procedures for asserting dissenters' rights are set forth in such sections, the full texts of which are reprinted as Annex C to this Proxy Statement/Prospectus. All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to the record holder of the Common Stock as to which rights are asserted. A person having beneficial ownership of CAMAX Common Stock that is held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights the beneficial owner may have. Shareholders who wish to assert their dissenters' rights must fully comply with the statutory requirements in order to preserve the right to obtain payment for their shares.

Any shareholder who wishes to dissent and obtain payment for his or her shares (i) must file with CAMAX, before the taking of the shareholder vote on the Merger and the Merger Agreement at the Special Meeting, a written notice stating the shareholder's intention to demand payment of the fair value of his or her shares if the Merger is effectuated, and (ii) must not vote his or her shares for adoption of the Merger and the Merger Agreement. Such notice must be filed at CAMAX's executive offices, 7851 Metro Parkway, Minneapolis, Minnesota 55425, and should specify the shareholder's name and mailing address, the number of shares of CAMAX Common Stock owned and that the shareholder intends to demand the value of his or her shares. This written demand must be in addition to and separate from any proxy or vote against the Merger and the Merger Agreement. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal or the required written notice described in (i) above. A shareholder must satisfy requirement (ii) above by voting against approval of the Merger in person at the Special Meeting or by proxy. In addition, a shareholder may satisfy requirement (ii) above by abstaining from voting his or her shares. The shareholder can so abstain by not voting in favor of approval of the Merger and the
Merger Agreement at the Special Meeting.   A shareholder's failure
to vote against the Merger will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the Merger and the Merger Agreement or direction to abstain, the proxy will be voted for adoption of the Merger and the Merger Agreement, which will have the effect of waiving that shareholder's dissenters' rights.

A shareholder of CAMAX may not assert dissenters' rights as to less than all of the shares of CAMAX Common Stock registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of CAMAX Common Stock who is not the record owner may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to CAMAX at or before the time such rights are asserted.

After approval of the Merger and the Merger Agreement by the shareholders at the Special Meeting, the Surviving Corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights. The notice will contain the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

In order to receive fair value for his or her shares, a dissenting shareholder must, within 30 days after the date such notice was given, send his or her stock certificates and all other information specified in the notice from Surviving Corporation to the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Date. After a valid demand for payment, the related stock certificates and other information are received, or after the Effective Date, whichever is later, Surviving Corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount Surviving Corporation estimates to be the fair value of such shareholder's CAMAX Common Stock, with interest commencing five days after the Effective Date at a rate prescribed by statute. Such remittance will be accompanied by Surviving Corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Date, together with the latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed demanding supplemental payment, and copies of Sections 302A.471 and 302A.473.

If the dissenting shareholder believes that the amount remitted by the Surviving Corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the Surviving Corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the Surviving Corporation's executive offices at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Surviving Corporation.

Within 60 days after receipt of a demand for supplemental payment, the Surviving Corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the Surviving Corporation or petition a court for the determination of the fair value of the shares, plus interest. The petition shall name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Surviving Corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Surviving Corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders of the Surviving Corporation who properly exercised dissenters' rights and did not agree with the Surviving Corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Surviving Corporation. The shareholders shall not be liable to the Surviving Corporation for any amounts paid by the Surviving Corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Surviving Corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

The Surviving Corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on January 17, 1996, the date on which the proposed Merger was first announced to the public (the "Public Announcement Date"). The Surviving Corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the Merger and the Merger Agreement to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the Surviving Corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the Surviving Corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the Surviving Corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under such Sections.

Conduct Pending Merger; Representations and Warranties

The Merger Agreement contains certain covenants of the parties which must be performed as a condition to the parties' consummation of the Merger. Both SDRC and CAMAX have agreed to cooperate with each other; allow access to each of their business operations, corporate information and personnel, and use reasonable efforts to cause the Merger to qualify for pooling of interests accounting. CAMAX has further agreed to the following: (i) until the Effective Date, CAMAX will conduct its business in the ordinary course and will refrain from making any individual disbursements or commitments in excess of $150,000 subject only to planned disbursements or those made in accordance with CAMAX's Bonus Plan; (ii) all of CAMAX's subsidiaries will be wholly-owned by CAMAX or Point Control Co.;
(iii) until the Effective Date and except for the valid exercise of options granted under the CAMAX Option Plans or the CAMAX Non-Qualified Options,
 CAMAX's capital structure will not change, nor will CAMAX pay any dividends or make any distributions on its stock, without SDRC's prior written consent; (iv) until the Effective Date, CAMAX will not negotiate with any other party concerning the acquisition or change of control of CAMAX; (v) CAMAX will not grant any new options under the CAMAX Option Plans or otherwise; (vi) CAMAX will call a meeting of its shareholders for the purpose of voting on the Merger and the Merger Agreement; (vii) CAMAX must use its best efforts to cause its directors, officers and affiliates not to sell any shares of SDRC Common Stock until it is legally appropriate to do so; and (viii) CAMAX will make available to SDRC for review certain of its tax files and returns.

In addition, SDRC has agreed to the following: (i) SDRC will prepare and file registration statements to register its stock to be issued in the Merger and the stock to be issued on the exercise of options; (ii) SDRC may continue or terminate CAMAX's employee benefit plans, but such plans will continue in force until terminated and SDRC will honor previously vested rights and credits for service under CAMAX's employee benefit plans; (iii) SDRC will file all reports with the Commission necessary to allow CAMAX shareholders who are deemed affiliates to sell their SDRC Common Stock; (iv) SDRC will indemnify CAMAX's or its Subsidiaries' officers, directors or employees for acts or omissions which occurred prior to the Effective Date to the extent such indemnification would be required under Minnesota law; (v) SDRC will provide CAMAX with copies of all Commission reports and filings; and
(vi) listing on Nasdaq National Market the shares of SDRC Common Stock to be issued in the Merger.

SDRC, Acquisition Corp. and CAMAX have also made numerous representations and warranties to each other with respect to financial and other matters. These include, without limitation, representations and warranties to the effect that both SDRC and CAMAX have the corporate power and authorization to enter into the proposed transaction, that each will have provided the other with financial statements, and that SDRC has enough authorized SDRC Common Stock with which to accomplish the proposed transaction. CAMAX also represented and warranted, without limitation, that (i) it has good title to its assets and properties and that its leases are in order; (ii) there are no undisclosed violations of ERISA, tax, securities, environmental laws or other laws; (iii) it has made full disclosure of all of CAMAX's inventory, contracts, intellectual property, insurance policies, bank matters, employee benefit plans, employee matters and international business matters; (iv) CAMAX has appropriate intellectual property protections; and (v) CAMAX has received a fairness opinion and tax opinion in connection with the Merger. SDRC and Acquisition Corp. also represented and warranted that (i) they had completed their due diligence of CAMAX; (ii) they had delivered to CAMAX copies of all of their periodic reports prepared and filed with the Commission pursuant to the Exchange Act, and that such reports are complete and accurate; (iii) except as disclosed, there has been no material adverse change in SDRC's business; and (iv) to SDRC's knowledge, neither it nor Acquisition Corp. has taken or agreed to take any actions which would prevent the Merger from qualifying as a tax free transaction.

No representations or warranties made by either CAMAX or SDRC and Acquisition Corp. will survive beyond the Retention Period described in the Escrow Agreement. Thereafter, neither CAMAX, SDRC, Acquisition Corp. nor any officer or director of any of them will have any liability or obligation with respect to such representations or warranties, with the exception of any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud. See "Annex A - Agreement of Merger and Plan of Reorganization."

Where any of the representations and warranties of CAMAX or other covenants and conditions are qualified in the Merger Agreement by "knowledge" or "best knowledge," such term has been defined in the Merger Agreement to mean the actual knowledge of the current members of the board of directors and officers through and including the vice president level of CAMAX and its subsidiaries, as that knowledge has been obtained in the normal conduct of business and following a reasonable investigation by such individuals. In the Merger Agreement, where the term "Material Adverse Effect" is used to qualify a representation and warranty, covenant or condition with respect to any party, it means any single or a series of related conditions, events, changes or occurrences that have or may reasonably be expected to have a financially adverse effect on the business, operations, results of operations and/or financial condition of such party and its subsidiaries, if taken as a whole, in the amount of $125,000 or more.

Conditions to Closing

The Merger Agreement must be approved by the affirmative vote of a majority of the shares of CAMAX Common Stock outstanding on the Record Date.

In addition, the obligations of CAMAX and SDRC to consummate the Merger are also subject to receipt of an opinion of SDRC's counsel with respect to certain tax matters. See "Federal Income Tax
Consequences" herein.

The obligations of SDRC and CAMAX to consummate the Merger are further subject to various other conditions set forth in the Merger Agreement, including, but not limited to, the receipt by all parties of all necessary corporate approvals, receipt of all necessary governmental and regulatory approvals, the Securities Act registration of SDRC Common Stock and compliance with all applicable state securities laws, identification of those CAMAX employees who will be retained by SDRC, SDRC Common Stock being approved for listing on the Nasdaq National Market, the execution of the Escrow Agreement, the absence at the Effective Date of any material actions, proceedings or investigations of any kind pending or threatened with respect to the transactions contemplated by the Merger Agreement and the filing of a pre-merger notification with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration of all applicable waiting periods.

SDRC's obligation to consummate the Merger is further conditioned, without limitation, upon the following: CAMAX's representations and warranties being true and correct as of the dates set forth in the Merger Agreement; CAMAX having performed all of its covenants and obligations on or prior to the Effective Date; delivery and review of CAMAX's audited financial statements for the year ended December 31, 1995; assurances by letter from SDRC's and CAMAX's accountants that the Merger may be accounted for as a pooling of interests; holders of not more than 10% of the outstanding shares of CAMAX Common Stock having exercised dissenters' rights; CAMAX's liabilities on the December 31, 1995 audited balance sheet not exceeding by 20% the liabilities on CAMAX's audited balance sheet dated December 31, 1994; CAMAX shareholders' equity on the audited balance sheet dated December 31, 1995 being not less than the shareholders' equity on the audited balance sheet dated December 31, 1994; receipt of an opinion from CAMAX's intellectual property counsel; receipt of an opinion from CAMAX's corporate counsel; receipt of material consents necessary to permit SDRC to continue CAMAX's business after the Effective Date; severance arrangements being in place for non-retained CAMAX employees and the provision by CAMAX of certain closing documents.

CAMAX's obligation to consummate the Merger is further conditioned, without limitation, upon the following: SDRC's representations and warranties being true and correct as of the dates set forth in the Merger Agreement; SDRC having performed all of its covenants and obligations on or prior to the Effective Date; receipt of an opinion from SDRC's corporate counsel and the provision by SDRC of certain closing documents.

In the event certain material conditions to the parties' obligations to close, including, but not limited to, receipt of certain legal opinions, tax opinions or accountants' letters with respect to the treatment of the Merger as a pooling of interests, are waived by the parties, SDRC and CAMAX undertake to file a post-effective amendment to its Registration Statement and will re-solicit the approval of the Merger by the CAMAX shareholders pursuant to an amended Proxy Statement/Prospectus contained in the amended Registration Statement.

Amendment; Termination

The Merger Agreement may be amended, modified or supplemented by the written agreement of each of the parties, upon the authorization of each company's respective Board of Directors and without further approval of CAMAX's shareholders, except that no amendment, modification or supplement may be effected without CAMAX shareholder approval if to do so would violate any applicable provisions of law.

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date by written notice delivered by SDRC to CAMAX or by CAMAX to SDRC in the following instances: (a) by SDRC and Acquisition Corp. if any conditions precedent to closing the transaction to be satisfied or performed by CAMAX have not been satisfied or waived on or before the Effective Date; (b) by CAMAX if any conditions precedent to closing the transaction to be satisfied or performed by SDRC or Acquisition Corp. have not been satisfied or waived on or before the Effective Date; (c) by either SDRC or CAMAX if the Merger is not consummated by July 31, 1996; or (d) automatically if the CAMAX shareholders fail to approve the Merger Agreement.

Effect on CAMAX Employees

SDRC intends to employ some number of the employees of CAMAX but is not obligated to do so. In this regard, SDRC shall, prior to the Effective Date, identify those employees of CAMAX to be retained by SDRC subsequent to the Effective Date. After the Effective Date, pursuant to the Merger Agreement, SDRC will have the right to continue, amend or terminate any or all of the CAMAX employee benefit plans ("Benefit Plans") in accordance with their terms and applicable law; however, until SDRC takes such action, the Benefit Plans will continue in force for the benefit of any CAMAX employees who have any present or future entitlement to benefits under such Benefit Plans. SDRC will honor the obligations of CAMAX with respect to vested rights under Benefit Plans and agreements of CAMAX relating to CAMAX employees in accordance with the terms of such vested rights. SDRC will also credit all employees of CAMAX and its Subsidiaries with all service with CAMAX and its Subsidiaries for purposes of eligibility to participate, eligibility for benefits, calculation of benefits and vesting under any of Surviving Corporation's or SDRC's existing or future employee benefit plans, programs or arrangements under which the right to or the amount of benefits is based on the service of such employees. See "Interests of Certain Persons in the Merger" herein.

Interests of Certain Persons in the Merger

The Board of Directors of CAMAX was aware of the interests of certain persons in the Merger described below and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

CAMAX's Directors and Officers. Acquisition Corp. will be the Surviving Corporation of the Merger, will change its name to CAMAX Manufacturing Technologies, Inc, an Ohio corporation, and will be a wholly owned subsidiary of SDRC upon consummation of the Merger.
The directors of Acquisition Corp. immediately prior to the Effective Date will continue as the directors after the Effective Date, and the officers of Acquisition Corp. immediately prior to the Effective Date will continue as the initial officers of Surviving Corporation after the Effective Date. After the Effective Date, no current officer or director of CAMAX will remain as an officer or director of Surviving Corporation.

   Stock Options. The Agreement provides that outstanding options issued pursuant to the CAMAX Option Plans and the CAMAX Non-Qualified Options
(including options held by CAMAX's executive officers and directors) will be exercisable for shares of SDRC Common Stock after the Effective Date of the Merger. Of the 3,179,109 options outstanding on the Record Date, 1,105,000 were held by Mr. Majteles, 493,000 were held by Mr. Furness and 997,250 were held by other directors and officers of CAMAX.

Indemnification of Directors and Officers. SDRC has agreed that, from and after the Effective Date, SDRC and Surviving Corporation will indemnify each person who is at the Effective Date, or has been at any time prior to the Effective Date, an officer, director or employee of CAMAX or any of the Subsidiaries, for judgments, penalties, fines, including, without limitation, excise taxes against such officers, directors or employees, with respect to an employee benefit plan settlement, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with a proceeding, to the extent such indemnification would be required under Section 302A.521 of the MBCA as in effect on the Effective Date.

Employment Offer Letters. In connection with the Merger, SDRC has entered into letter agreements (the "Offer Letters") with Mr. Furness, all Vice Presidents of CAMAX and the Controller of CAMAX concerning each such individual's employment with SDRC following the Merger. The Offer Letters provide for a severance payment to each of the Vice Presidents and Controller of CAMAX equal to one-year's salary if such employee is terminated other than for cause during the first 24 months following the Effective Date. Mr. Furness's Offer Letter states that he will be employed through December 31, 1996, unless earlier terminated by SDRC, and at that time, if his employment is not continued with SDRC and provided he is not terminated for cause, he shall be entitled to a severance payment equal to 18 months' salary. The Offer Letters also state that Mr. Furness, the Vice Presidents and the Controller of CAMAX will be employed by SDRC at their current salary and be entitled to participate in a management bonus plan similar to the plan each such employee participated in during 1995.

Severance Arrangement. Following the Merger, Mr. Majteles will not be employed by SDRC or the Surviving Corporation. SDRC has agreed to offer Mr. Majteles, upon consummation of the Merger, the following severance package: (i) SDRC will ratify the payment to Mr. Majteles of the maximum executive bonus award by CAMAX for the year ended December 31, 1995 which is estimated to be $80,000, of which $10,675 remains to be paid; (ii) SDRC will ratify payment to Mr. Majteles of a lump sum severance payment equal to three years of Mr. Majteles' current annualized base pay amount of $135,000, (iii) SDRC will ratify payment to Mr. Majteles of a lump sum of $17,300 for use in obtaining the assistance of a reputable executive out-placement firm, (iv) SDRC has agreed to engage Mr. Majteles as a consultant for a period of six months following the Effective Date for consideration of $11,250 per month, and (v) SDRC has agreed to compensate Mr. Majteles at the rate of $11,250 per month for his agreement not to compete with SDRC in the CAD/CAM/CAE marketplace for 24 months.

CAMAX's Financial Advisors

WA&H has acted as financial advisor to CAMAX in connection with the Merger. Pursuant to an engagement letter dated November 10, 1995 (the "Engagement Letter"), CAMAX retained WA&H to furnish financial advisory and investment banking services with respect to a possible sale or merger of CAMAX and to render an opinion as to the fairness, from a financial point of view, to the CAMAX shareholders of the consideration offered in any proposed sale or merger. CAMAX selected WA&H as its financial advisor because of WA&H's reputation and experience in the technical software industry. In connection with its engagement of a financial advisor, CAMAX did not interview any other financial advisors. The amount of consideration to be received by CAMAX shareholders in the Merger was determined through negotiations between CAMAX management and SDRC and not by WA&H, although WA&H did assist CAMAX management in these negotiations.

WA&H is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporations.

Pursuant to the Engagement Letter, CAMAX has agreed to pay WA&H, upon consummation of the Merger, a transaction fee (the "Transaction Fee") of $250,000. Also pursuant to the Engagement Letter, CAMAX paid WA&H a nonrefundable retainer fee (the "Retainer Fee") of $25,000 upon execution of the Engagement Letter and a nonfundable opinion fee (the "Opinion Fee") of $125,000 upon the rendering of
WA&H's opinion.   The Retainer Fee and the Opinion Fee will be
credited against the Transaction Fee. Payment of the Transaction Fee is contingent upon consummation of the Merger. CAMAX has also agreed to reimburse WA&H for its reasonable out-of-pocket expenses, up to $15,000, and to indemnify WA&H against certain liabilities relating to or arising out of services performed by WA&H as financial advisor to CAMAX. The terms of the Engagement Letter, which are customary in transactions of this nature, were negotiated at arm's length between CAMAX and WA&H, and the CAMAX Board of Directors was aware of such fee arrangement at the time of its approval of the Merger Agreement.

Opinion of Wessels, Arnold & Henderson

WA&H rendered its oral opinion (subsequently confirmed in writing on January 16, 1996) on January 13, 1996 to the CAMAX Board of Directors that, as of such date and based on the procedures followed, factors considered and assumptions made by WA&H as set forth therein, the consideration to be received by the holders of CAMAX Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of CAMAX Common Stock. A copy of the WA&H opinion dated as of the date of this Proxy Statement/Prospectus (the "Wessels Opinion"), which sets forth the assumptions made, factors considered, the scope and limitations of the review undertaken and the procedures followed by WA&H is attached to this Proxy Statement/Prospectus as Annex B. CAMAX shareholders are urged to read the Wessels Opinion in its entirety. The summary of the Wessels Opinion set forth herein is qualified in its entirety by reference to the Wessels Opinion. The Wessels Opinion applies only to the fairness of the consideration to be received by the CAMAX shareholders as provided by the terms of the Merger Agreement and should not be deemed to constitute a recommendation by WA&H to CAMAX shareholders to vote in favor of any matter presented in this Proxy Statement/Prospectus. The CAMAX Board of Directors did not impose any limitations on the scope of the investigation of WA&H with respect to rendering its opinion.

   In connection with its review of the Merger, and in arriving at its opinion, WA&H has: (i) reviewed and analyzed the financial terms of the Merger Agreement and various related documents, (ii) reviewed and analyzed certain historical and projected financial statements of CAMAX provided by CAMAX's management, (iii) reviewed and analyzed certain historical financial statements of SDRC provided by SDRC's management and those publicly available from financial analysts, (iv) reviewed and analyzed certain historical business and financial information relating to both CAMAX and SDRC,
(v) conducted discussions with members of the senior management of CAMAX and SDRC with respect to the business prospects of CAMAX and SDRC, (vi) reviewed and analyzed certain other information related to the Merger, (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions, and
(viii) participated in discussions and negotiations among representatives of CAMAX and SDRC and their respective financial and legal advisors. With respect to the financial projections for SDRC, WA&H relied upon the publicly available financial analysts' projections. SDRC verbally confirmed to WA&H that it did not disagree with such investment analysts' projections at that time. SDRC's internal forecasts at that time contained no variations from the investment analyst's projections. CAMAX provided WA&H with projections of the following income statement items for the years 1996, 1997 and 1998: net sales, cost of sales, gross margin, operating expenses, operating income, interest expense, net income before income taxes, income taxes and net income. The projections obtained by WA&H for SDRC were for similar income statement items. With respect to the financial projections for CAMAX, WA&H compared CAMAX's historical financial budgets to CAMAX's actual historical financial results. The CAMAX projections were prepared by CAMAX management to facilitate ongoing valuation discussion with WA&H and solely for the purpose of rendering WA&H's fairness opinion, particularly the stand-alone discounted cash flow valuation analysis. These projections assumed that CAMAX would operate as a stand-alone entity and that the merger was not consummated. CAMAX projected that, between 1996 and 1999, revenue would grow approximately 15% each year, gross profit would grow approximately 90% each year, operating expenses as a percentage of revenue would range from approximately 70% to 77% annually, operating income as a percentage would range from approximately 3% to 20% annually, and net income as a percentage of revenue would range from approximately 8% for 1996 to 13% for 1999 annually; these projections, however, are subject to a number of company and industry factors that involve risks and uncertainties that could materially affect the financial results actually obtained by CAMAX. WA&H found that CAMAX's budgeting process had been reasonably accurate in predicting its forward-looking results. WA&H also believed that the projections for CAMAX and SDRC were generally consistent with the projections for the CAD/CAM industry as a whole, noting, however, that revenues for 1994 declined from 1993, although CAMAX explained that such fluctuation was attributable to a decline in software sales (primarily due to the decrease in sales of SmartCAM) and a decline in other sales attributable to a de-emphasis on the resale of hardware products. Therefore, in its analysis, WA&H made no adjustments to either CAMAX's or SDRC's projected financial performance. CAMAX's independent accountants have not examined, reviewed or compiled any of CAMAX's projections nor have they expressed any conclusion or provided any other form of assurance with respect to such projections, and accordingly, they assume no responsibility for them.

Based on this information, WA&H performed a variety of analyses and examinations of the Merger and considered such financial, economic and market criteria as it deemed necessary in arriving at its opinion. The following is a summary of the financial analyses performed by WA&H in connection with the delivery of the Wessels Opinion.

   Comparable Company Analysis. WA&H used a comparable company analysis to analyze CAMAX's operating performance relative to a group of publicly traded companies which WA&H deemed for purposes of its analysis to be comparable to CAMAX. In such analysis, WA&H compared multiples of selected financial data for CAMAX with those of the following publicly traded companies in the technical software industry: Autodesk, Inc., MacNeal-Schwendler Corporation, Parametric Technology Corporation, Softdesk, Inc. and SDRC (collectively, the "Comparable Companies"). The Comparable Companies are all engaged in the development, support and marketing of CAD software. The comparable companies generally sell their products and services to designers and engineers. The Comparable Companies used for this analysis were the most comparable companies to CAMAX at the time of the analysis. Although such companies were considered comparable to CAMAX for the purpose of this analysis based on certain characteristics of their respective businesses, none of such companies possessed characteristics identical to those of CAMAX. WA&H calculated the following valuation multiples based on, as to CAMAX, $30,000,000 to be offered as consideration in the Merger, plus $2,600,000 which is the value of the options issued under the CAMAX Option Plans and the CAMAX Non-Qualified Options, except for the unvested options held by Mr. Majteles, and, as to the Comparable Companies, on market prices and other information available as of the date of the Wessels Opinion. It should be noted that because all outstanding stock options will be assumed by SDRC pursuant to the Merger Agreement and will remain exercisable for their original terms, which in most cases extend beyond the Effective Date, the value assigned to such options, solely for purposes of valuation comparison, is not included in the total Merger consideration to be received by CAMAX shareholders on the Effective Date. The total Merger consideration will be $30,000,000. Multiples of future earnings were based on projected earnings as estimated publicly by WA&H and First Call Consensus, a Thompson Financial Services company. The mean and median for market capitalization as a multiple of each of the indicated statistics for CAMAX and the Comparable Companies is as follows: (i) projected calendar year 1995 earnings per share, 33.4x for CAMAX as compared to a mean of 26.0x, a median of 17.7x, a high of 50.5x and a low of 13.6x for the Comparable Companies, and (ii) projected calendar year 1996 earnings per share, 16.7x for CAMAX, as compared to a mean of 17.8x, a median of 14.3x, a high of 26.4x and a low of 11.1x for the Comparable
Companies.   In each of the comparisons of the value to be achieved
by the CAMAX shareholders in the Merger as compared to the mean and median of the market values realized by the shareholders of the Comparable Companies, the multiples of operation results achieved by the CAMAX shareholders was approximately equal to that realized by the shareholders of the Comparable Companies.

   Comparable Transactions. WA&H compared multiples of selected financial data and other financial data relating to the proposed Merger with multiples paid in, and other financial data from, 10 selected acquisitions ("Comparable Transactions") since 1991 of technical software companies (i.e., companies in the markets for computer-aided design, computer-aided engineering and electronic design automation software). In such analysis, WA&H compared multiples of selected financial data for the Merger with those of the following transactions between the target and the acquiror, respectively, in the technical software industry: Valid Logic Systems Inc. - Cadence Design Systems Inc., Vantage Analysis Systems,Inc. - Viewlogic Systems, Inc., Eesof, Inc. - Hewlett Packard Corporation, Logic Modeling Corporation - Synopsys Inc., Evans & Sutherland (CDRC) - Parametric Technology Corp., PDA Engineering - MacNeal-Schwendler Corporation, GeoGraphix, Inc. - Landmark Graphics Incorporation, Rasna Corporation - Parametric Technology Corp., and Integrated Silicon Systems, Inc - ArcSys, Inc. The Comparable Transactions were selected based primarily on the target company's involvement in the technical software industry.
The Comparable Transactions used for this analysis were the most comparable transactions to the Merger at the time of the analysis. The Comparable Transactions all involve companies that develop, support and market software products that are used by engineers and designers for CAD, CAE or electronic design. WA&H categorizes software companies that develop, support and market software products that are used by engineers and designers as "technical software" companies. In analyzing the Comparable Transactions, WA&H examined the multiples of transaction values to the latest twelve months' operating results in relation to the projected growth rate of the target company at the time of the acquisition. Although the multiples paid in the Comparable Transactions were, on average, higher than the multiples proposed to be paid to CAMAX by SDRC, the multiples paid in the Comparable Transactions were lower when adjusted for the expected growth rate of the respective target companies. WA&H believes that there is a direct correlation between the expected growth rate of the target company and the price that the acquiring company is willing to pay. In each of the Comparable Transactions the target companies had different expected growth rates. Therefore, WA&H, in its fairness opinion analysis, believed that it was not appropriate to examine the price paid in a Comparable Transaction without adjusting for differences in future expected growth between CAMAX and the target companies used in the Comparable Transaction analysis. The expected growth rate of CAMAX was less than the expected growth rates of companies in the Comparable Transactions, and therefore, an acquiror of CAMAX cannot be expected to pay as high of a multiple of trailing twelve months' operating results as the acquirors in the Comparable Transactions. WA&H calculated the following valuation multiples based on $30,000,000 to be offered as consideration in the Merger, plus $2,600,000 which is the value of the options issued under the CAMAX Option Plans and the CAMAX Non-Qualified Options, except for the unvested options held by Mr. Majteles, and, as to the Comparable Transactions, on the consideration paid to the target company. It should be noted that because all outstanding stock options will be assumed by SDRC pursuant to the Merger Agreement and will remain exercisable for their original terms, which in most cases extend beyond the Effective Date, the value assigned to such options, solely for purposes of valuation comparison, is not included in the total Merger consideration to be received by CAMAX shareholders on the Effective Date. The total Merger consideration will be $30,000,000. Multiples of latest twelve month revenue, latest twelve month operating income and latest twelve month net income, were based on data provided by Securities Data Corporation and WA&H. The mean and median for the value of the transaction as a multiple of each of the indicated statistics for CAMAX and the Comparable Transactions is as follows: (i) latest twelve months revenue, 1.6x for CAMAX as compared to a mean of 4.5x and a median of 3.2x for the Comparable Transactions, (ii) latest twelve months operating income, 22.0x for CAMAX, as compared to a mean of 33.8x and a median of 23.5x for the Comparable Transactions, (iii) latest twelve months net income, 33.4x for CAMAX as compared to a mean of 50.3x and a median of 40.7x for the Comparable Transactions. WA&H then compared the multiple of operating income and the multiple of net income for each of the selected transactions to the estimated growth rate for each target company at the time of the transaction. The growth rates used were based on information provided by WA&H. The mean and median for the value of the multiple of operating income divided by the company's estimated growth rate for CAMAX and the Comparable Transactions is 1.5x for CAMAX as compared to a mean of 1.3x and a median of 1.2x for the Comparable Transactions. The mean and median for the value of the multiple of net income divided by the estimated growth rate for CAMAX and the Comparable Transactions is 2.2x for CAMAX as compared to a mean of 1.9x and a median of 1.5x for the Comparable Transactions. In each of the comparisons of the value to be achieved by the CAMAX shareholders in the Merger as compared to the mean and median of the market values realized by the shareholders of the target companies in the Comparable Transactions, the multiples of operation results achieved by the CAMAX shareholders was approximately equal to that realized by the shareholders of the target companies in the Comparable Transactions.

   Discounted Cash Flow Analysis. WA&H estimated present values of CAMAX using a discounted cash flow analysis based on projections of future operations prepared by CAMAX's management. WA&H calculated present values of projected operating cash flows after net changes to working capital over the period between March 31, 1996 and December 31, 1999 using discount rates ranging from 14% to 22%.
WA&H calculated approximate terminal values of CAMAX as of December 31, 1999 of 7.5x CAMAX's calendar year 1999 operating income. WA&H determined this multiple by analyzing the relationship between the Comparable Companies' current projected growth rate and the Comparable Companies' projected 1996 operating income multiple and applying this relationship to CAMAX's estimated future growth rate as of 1999. The terminal value was discounted to present value using the same discount rates as the cash flows. WA&H calculated an implied valuation of CAMAX by adding the present value of the cash flows and the terminal value and then applying a 30% discount to reflect the fact that CAMAX Common Stock is privately held and therefore less liquid than stock of comparable publicly-held companies. The Beta used in WA&H's analysis to determine the discount rate which was applied to CAMAX's projected cash flows represents the Beta of the publicly-traded Comparable Companies, according to First Call Consensus, a Thompson Financial Services company. Because the net present value of the projected cash flows was calculated using a "public company" discount rate, WA&H subsequently applied a private company discount of 30% to the net present cash flows. Such additional discount represents the fact that an investor would typically apply a discount to the value of a private company's equity due to the relative lack of liquidity versus the publicly-traded equity securities. The implied value of CAMAX based on this analysis ranged from $18,431,000 to $32,108,000. WA&H determined that, at the time of the Wessels Opinion, the value of the consideration to be received by the CAMAX shareholders in the Merger of $30,000,000, plus $2,600,000 which is the value of the options issued under the CAMAX Option Plans and the CAMAX Non-Qualified Options,
 except for the unvested options held by Mr.
Majteles, was greater than the present value of CAMAX's cash flows under the range of discounted cash flow valuations discussed above. It should be noted that because all outstanding stock options will be assumed by SDRC pursuant to the Merger Agreement and will remain exercisable for their original terms, which in most cases extend beyond the Effective Date, the value assigned to such options, solely for purposes of valuation comparison, is not included in the total Merger consideration to be received by CAMAX shareholders on the Effective Date. The total Merger consideration will be $30,000,000.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. WA&H believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, WA&H considered the results of all such analyses. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the consideration to be received by the shareholders of CAMAX in the Merger, WA&H did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No company or transaction used in the above analysis as a comparison is identical to CAMAX or SDRC or the proposed Merger. The analyses were prepared solely for purposes of WA&H providing its opinion as to the fairness of the Merger consideration pursuant to the Merger Agreement to CAMAX and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecast of future results are not suggested by such analyses. As described above, the Wessels Opinion and presentation to the CAMAX Board of Directors was one of the many factors taken into consideration by the CAMAX Board of Directors in making its determination to approve the Merger and the Merger Agreement.

WA&H assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by CAMAX and SDRC and did not independently verify such information. Further, WA&H assumed that the Merger will be accounted for as a pooling of interests. WA&H did not perform an independent evaluation or appraisal of any of the respective assets or liabilities of CAMAX. With respect to financial forecasts, WA&H assumed that these forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CAMAX and SDRC, as the case may be, as to the respective future financial performance of CAMAX and SDRC. The Wessels Opinion was based on the conditions as they existed and the information available to WA&H on the date of the opinion. Events occurring after the date of the Wessels Opinion may materially affect the assumptions used in preparing the WA&H Opinion. Further, the Wessels Opinion speaks only as of the date thereof and is based on the conditions as they existed and information with which WA&H was supplied as of the date thereof.

The full text of the opinion of Wessels, Arnold & Henderson, L.L.C., a copy of which is attached as Annex B to this Proxy Statement/Prospectus, includes certain qualifications and assumptions made, matters considered and limitations on the reviews undertaken. The summary and description of the opinion of Wessels, Arnold & Henderson, L.L.C. contained herein are qualified in their entirety by reference to the full text of the opinion, and it is recommended that holders of CAMAX Common Stock read such opinion in its entirety.

    Except for the historical information contained herein, the discussion in this Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. SDRC's and CAMAX's actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations", as well as those discussed elsewhere in this Proxy Statement/Prospectus and any documents incorporated herein by reference.

Effects of Merger

Upon consummation of the Merger, CAMAX will merge with and into Acquisition Corp. which will change its name to CAMAX Manufacturing Technologies, Inc., and CAMAX will cease to exist as a separate entity. The Merger will not result in any material adverse effect to the results of operation or financial condition of SDRC.

The Board of Directors of SDRC and Surviving Corporation after the Merger is consummated will consist of all of the members of the Boards of Directors of SDRC and Acquisition Corp. for the term for which such directors were elected, subject to each company's Codes of Regulations and in accordance with law. The officers of SDRC and Surviving Corporation after the Merger is consummated will be those officers of SDRC and Acquisition Corp., respectively, who are in office at the Effective Date, subject to each company's Codes of Regulations and in accordance with law.

Among the most important effects of the Merger, SDRC anticipates that the growth in resources will provide for the swift and effective augmentation of SDRC's CAM business. The products currently being developed and offered by CAMAX are complementary to SDRC's and are expected to strengthen and enhance SDRC's position in the CAM industry in the near future following the Merger. Moreover, because CAMAX products and personnel are expected to be easily integrated into SDRC, SDRC anticipates being able to capitalize on the integration of complementary companies.

RESALE OF SDRC COMMON STOCK ISSUED IN THE MERGER

No restrictions on the sale, pledge, transfer or other disposition of the shares of SDRC Common Stock issued pursuant to the Merger will be imposed solely as a result of the Merger, other than restrictions on the transfer of such shares issued to any CAMAX shareholder who may be deemed to be an "affiliate" of SDRC or CAMAX for purposes of Rule 145 promulgated under the Securities Act. Directors, executive officers or holders of 10% or more of the outstanding shares of CAMAX Common Stock may be deemed to be affiliates of CAMAX for purposes of Rule 145. Affiliates may not sell, pledge, transfer or otherwise dispose of the shares of SDRC Common Stock issued to them in exchange for their shares of CAMAX Common Stock, unless the requirements of Rule 145(d) are satisfied or the sale, pledge, transfer or disposition is otherwise in compliance with the Securities Act and the rules and regulations promulgated thereunder. Generally, under Rule 145(d), an affiliate of CAMAX will be permitted to sell, pledge, transfer or otherwise dispose of his or her shares of SDRC Common Stock received pursuant to the Merger if one of the following is satisfied:

(1) The shares are sold in "broker's transactions" or in transactions directly with a "market maker." The affiliate does not solicit or arrange for the solicitation of purchase orders or make any payments in connection with the sale to anyone other than the broker or market maker, and the number of shares sold, together with all other sales of SDRC Common Stock by such affiliate within the preceding three months, does not exceed one percent of the outstanding shares of SDRC Common Stock; or

(2) The affiliate is not an affiliate of SDRC and has been the beneficial owner of the SDRC Common Stock for at least two years, and there is certain publicly available information regarding SDRC.

In addition, shares of SDRC Common Stock issued to affiliates in the Merger may not be sold, pledged, transferred or otherwise disposed of until such time as financial results covering at least 30 days of combined operations of SDRC and CAMAX have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

Share certificates for SDRC Common Stock issued to affiliates of CAMAX will bear a legend as follows:

The shares of stock evidenced by this certificate are subject to restrictions on transfer and may only be transferred after the Issuer has received an opinion from its counsel that the transfer will be in compliance with the requirements of Rule 145(d) promulgated under the Securities Act of 1933. The Issuer will mail a copy of Rule 145(d) to the shareholder without charge within five
(5) days after written request therefor.

The foregoing is only a general statement of the restrictions on the disposition of the shares of SDRC Common Stock to be issued in the Merger. Accordingly, those shareholders of CAMAX who may be affiliates of CAMAX should confer with legal counsel with respect to the resale restrictions.


                STRUCTURAL DYNAMICS RESEARCH CORPORATION

Description of Business

SDRC is a leading international supplier of mechanical design automation software and engineering services used by manufacturers for the design, analysis, testing and manufacturing of mechanical products. SDRC is also a leader in product data management ("PDM") systems, which provide a comprehensive approach to the management and control of engineering information. SDRC's products and services significantly reduce product development time and cost, resulting in superior product quality by enabling customers to optimize product designs prior to production.

SDRC was incorporated under the laws of the State of Ohio in 1967. During the past five years, it has restructured certain aspects of its business. In 1994, SDRC and Siemens Nixdorf Informationssysteme AG (SNI) formed a joint venture, SDRC Software and Services GmbH, to supply mechanical CAE/CAD/CAM software and services in Central Europe. In 1992, SDRC and Control Data Systems, Inc. established a joint venture company, Metaphase Technology, Inc., to market product data management software. In 1989, SDRC and Nissan Motor Co., Ltd. established a Japanese joint venture company, ESTECH Corporation, to provide engineering services in Japan and the Far East.

At December 31, 1995, SDRC and its subsidiaries had consolidated assets of $193.5 million, consolidated liabilities of $116.1 million and consolidated shareholders' equity of $77.4 million.

Software Products and Services

Software Products. SDRC's primary software products are a comprehensive software system for mechanical design automation ("MDA") marketed under the I-DEAS Master Series (TM) name and PDM software marketed under the Metaphase Series 2 name. These products allow members of products development teams to design and optimize a product concept and then track and manage data associated with such a product throughout the development process.

I-DEAS (Integrated Design Engineering Analysis Software) Master Series (TM) ("I-DEAS") is a family of tightly-integrated software modules that automate the entire mechanical product development process. I-DEAS is one of the most widely used mechanical design automation software tools in the industry, with more than 127,000 I-DEAS software licenses in use at more than 14,000 customer sites worldwide.

I-DEAS allows manufacturers to design, simulate, test and optimize manufacturing and prototype product concepts in a fraction of the time required using standalone or partially integrated software tools. With I-DEAS, users are able to create and view a "master model," a solid representation of a product that precisely defines its geometry and material characteristics. This master model is easily understood by everyone concerned with the product, including representatives from management, marketing and manufacturing. It can be analyzed to evaluate the mechanical performance and structural integrity of the design concept, as well as provide information that can be used to optimize product performance.

Metaphase Series 2 tracks and manages data associated with a product throughout its development process. Metaphase Series 2 is based on the product line of Metaphase Technology, Inc. Metaphase Series 2 is a modular PDM system designed to provide the depth and breadth of functionality users require to meet current and future data management needs. The software assists users to improve the way they create, share, access, define, manufacture and support their products.

Services. SDRC also provides customers with technical applications software support and maintenance, technical support, training and consulting services. Technical applications software support and maintenance service provides telephone "hotline" support, software maintenance corrections for licensed I-DEAS products, products and features as well as enhancement versions released during the term of the contract, and documentation updates to support new vendor hardware and other services that enhance and maintain the customer's I-DEAS software investment.

SDRC provides basic training for each major I-DEAS software package. Advanced training classes are offered for selected I-DEAS applications to support continued growth of customer skills and to increase the productivity of departments utilizing I-DEAS.

Building on its extensive knowledge of mechanical design automation technology and engineering applications, SDRC also provides engineering consulting services to improve the design of its customers' products, as well as to improve its customers' development process. In addition, advanced training and technology transfer are provided to customers to enable them to integrate and optimize their mechanical design automation investment. Advance computer simulation methods and in-depth application expertise are utilized for traditional or highly specialized computer technologies including design audits, product design, troubleshooting and engineering process design.

Legal Proceedings

Except for the following matters, SDRC is not a party to any litigation other than ordinary routine litigation incidental to its business.

On September 14, 1994, SDRC announced that in the course of an internal review of the business practices of its Far East Headquarters Operations, it had identified that certain shipments of its products intended for sale to or through third party distribution channels apparently did not represent valid sales and that as a result it expected to restate its financial statements for 1992, 1993 and the first two quarters of 1994. SDRC further announced that it had dismissed its vice president and general manager of its Far East Operations, Tony Tolani, and had engaged outside legal counsel to further examine its internal controls and business practices. SDRC also stated that it expected to report a net loss of $.15 to $.25 per share for the third quarter of 1994, well below analysts' expectations of earnings of $.11 per share.

Following the September 14, 1994 announcement, the market price of SDRC common stock dropped from approximately $7.625 per share to as low as approximately $3.625.

 On November 2, 1994, KPMG Peat Marwick LLP announced that it had resigned as SDRC's audit firm and withdrew its audit certifications of SDRC's financial statements for 1991 through 1993 due to serious questions as to its ability to rely on the representations of SDRC's management. On November 3, 1994, SDRC announced that as a result of its outside legal counsel's ongoing investigation, its senior vice president and chief financial officer, Ronald Hoffman, and its vice president and controller, Richard Lajoie, left the company. On November 4, 1994, SDRC announced the resignation of its Chairman, President and Chief Executive Officer, Ronald Friedsam.

SDRC completed the restatement of its 1991, 1992 and 1993 annual financial statements and its unaudited financial statements for the first and second quarter of 1994 on January 17, 1995. After the restatement, 1991 revenues were $129.9 million and net income was $9.3 million. Previously reported 1991 revenues were $146.3 million and net income was $17.9 million. For the year 1992, restated revenues were $149.0 million and net income was $9.5 million. Previously reported revenues for 1992 were $163.6 million and net income was $14.5 million. For the year 1993, restated revenues were $147.6 million and net loss was $(11.7) million. Previously reported revenues for 1993 were $186.3 million and net income was $14.3 million.

Beginning on September 15, 1994 a total of 12 class action lawsuits alleging various violations of the federal securities laws and two derivative lawsuits alleging breaches of Ohio corporate law were filed against SDRC, certain of its former officers and current and former directors (the "Individual Defendants"), and its then audit firm, KPMG Peat Marwick LLP. All of the complaints sought unspecified damages. The class action cases were consolidated into one case entitled In Re: Structural Dynamics Research Corporation Securities Litigation, United States District Court, Southern District of Ohio, Consolidated Master File No. C-1-94-630 (the "Class Action Case"). Subsequently, the two derivative cases were consolidated into one case entitled In Re: Structural Dynamics Research Corporation Derivative Litigation, United States District Court, Southern District of Ohio, Consolidated Master File No. C-1-94-650 (the
 "Derivative Case").

The Class Action Case represents a direct claim against SDRC by certain named plaintiffs acting on behalf of a class of plaintiffs consisting of certain individuals who purchased and sold SDRC common stock in open market transactions between February 3, 1992 and September 14, 1994. The claims made by the plaintiffs in this case were based on SDRC's alleged disclosures of misleading information and failure to disclose certain adverse information arising from the facts described above and the alleged participation of the Individual Defendants and KPMG Peat Marwick LLP therein. The plaintiffs further alleged that certain of the Individual Defendants had engaged in sales of SDRC Common Stock while in the possession of material undisclosed information regarding SDRC ("insider trading"). The plaintiffs asserted that all of the defendants violated Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder and that the Individual Defendants, as controlling persons of SDRC, were also liable under
Section 20(a) of the Exchange Act and, by reason of the alleged insider trading of certain of the Individual Defendants, were liable under Section 20A(a) of the Exchange Act. The plaintiffs also relied upon theories of common law fraud. In December 1995, SDRC and plaintiffs' counsel in the Class Action Case entered into a Memorandum of Understanding setting forth the terms of a proposed settlement of this case. On March 22, 1996 the proposed settlement was approved by the court and a final order was entered. Pursuant to the settlement, SDRC established a settlement fund of $27.6 million consisting of $17.6 million cash and $10 million in shares of SDRC Common Stock (to be valued based on market prices at the time of distribution). KPMG Peat Marwick LLP provided an additional $9.9 million cash. The settlement does not constitute an admission of liability on the part of any defendant. SDRC's Board of Directors determined that the settlement was in the best interests of SDRC and its shareholders in light of the uncertainty of the outcome, the high cost of continued litigation of the matter and the high level of management time and attention it would require which could be better spent on SDRC's business.

The Derivative Case remains pending, but the parties have entered into a Memorandum of Understanding for a proposed settlement, subject to final approval of the United States District Court. The legal theory of derivative litigation is that the named plaintiffs, who are shareholders of the corporation, are pursuing claims on behalf of the corporation against third parties whose actions have injured the corporation but against whom the corporation has refused to take independent action. In such litigation the corporation is considered a "nominal" defendant. In the Derivative Case, SDRC is therefore a "nominal" defendant. The "real" defendants consist of various former officers and employees of SDRC and certain of its directors. Since the plaintiffs are theoretically acting on behalf of SDRC, any recovery in this matter would be for the benefit of SDRC. However, SDRC could nevertheless face exposure to liability through the legal obligation, which could be applicable under certain circumstances, to indemnify and hold harmless certain of the defendants against whom a judgment might be rendered. For this reason, and the cost to SDRC of continued litigation, SDRC's Board of Directors determined that a reasonable settlement of the Derivative Litigation would be in the best interests of SDRC and its shareholders. Under the proposed settlement, SDRC will pay the plaintiffs' counsel $900,000 in legal fees and up to $50,000 for out-of-pocket expenses. The settlement does not constitute an admission of liability on the part of any defendant.

Based on the same facts which gave rise to the Class Action Case and the Derivative Case, the Commission commenced a formal, private investigation of SDRC in September 1994 which remains pending.
SDRC is fully cooperating with this investigation but cannot predict its outcome.

During 1994 and 1995 SDRC carried $5 million of primary directors and officers liability insurance coverage from the Federal Insurance Company plus "excess liability coverage" from Agricultural Excess and Surplus Insurance Company ("AESIC"), which provides $3 million of such coverage, and from Old Republic Insurance Company ("Old Republic"), which provides an additional $2 million of such coverage. The directors and officers liability insurance, both primary and excess, is potentially available with respect to the Class Action Case and the Derivative Case because certain of SDRC's directors and former officers are personal defendants in those matters. Coverage under the excess policies is dependent upon first exhausting the primary coverage. SDRC came to an early understanding with the primary insurer with respect to its coverage, and has in fact received payment of the entire $5 million of such coverage, but the excess carriers have to date denied coverage. On October 11, 1995, SDRC and certain officers and directors named in the Class Action Case and/or the Derivative Case filed a declaratory judgment action against the excess carriers in a case entitled Structural Dynamics Research Corporation, et al. v. Agricultural Excess and Surplus Insurance Company, et al., Clermont County Court of Common Pleas, Case No. 95-CV-9697. The action alleges that neither AESIC nor Old Republic is entitled to rescind its policy or exclude any of the named plaintiffs from coverage with respect to claims in the Class Action Case or the Derivative Case. AESIC and Old Republic each responded and have taken the position that they are entitled to rescission and that all claims are excluded under the terms of the policy. AESIC and Old Republic based their position on numerous theories, including among others allegations that their policies are voidable because SDRC did not disclose alleged improper booking of sales on its application for the insurance, that their policies do not cover pre-existing litigation and the Class Action Case and Derivative Case included various claims that had previously been asserted against SDRC in prior litigation, that the matters in question are uninsurable as a matter of law, and that coverage is not available with respect to alleged deliberate fraudulent acts or willful violations of statutes or regulations. While SDRC intends to vigorously pursue this case, there can be no assurance as to its ultimate outcome.

              CAMAX MANUFACTURING TECHNOLOGIES, INC.

CAMAX originated as a division of National Computer Systems, Inc. in 1977 and was incorporated as a Minnesota corporation in 1981 under the name CompuTool Corporation. Today, CAMAX is the largest company in the world focused exclusively on the development and support of CAM software for computerized numerical control ("CNC") applications. CAMAX develops and markets software designed to enhance the craftsmanship of its customers, increase the speed of manufacturing and lower the cost of NC processes.

The CAD/CAM Industry

When CAMAX originated, the computer-aided-design-and-manufacturing ("CAD/CAM") industry was in its infancy, and all design through manufacturing-related tasks performed with a computer, with the exception of material resource planning applications, was considered CAD/CAM. As the CAD/CAM market developed, increasingly more software capabilities fell within the general category of CAD/CAM, to the extent that a need for differentiation created the additional category of CAE. Further development of the market, combined with competitive forces in the manufacturing industry, drove the need to catalog, store, and associate CAD/CAM/CAE data related to single products or assemblies of parts, giving birth to yet another computerized application for PDM. What was once CAD/CAM has grown to become CAD/CAM/CAE and PDM. Today, the industry includes a broad range of software products to facilitate design, analysis and manufacturing for the mechanical, architectural, civil and electrical engineering disciplines.

Engineers, designers, draftsmen, and programmers use CAD/CAM/CAE software products to create models of products, structures, assemblies, parts and processes. These models can then be viewed on a graphics display screen and used to generate performance analysis, documentation and processing instructions. All related data is interrelated, linked and updated with PDM software. The economic benefits which have led to the growth of the CAD/CAM/CAE and PDM industry include:

(1) Generation of accurate digital model descriptions of the designed objects which can subsequently be easily accessed for reference, change, and transfer to other locations.

(2) Simulations and tests of performance characteristics can be conducted so that optimized performance of the modeled objects and manufacturing materials can be determined without the time and cost of producing prototypes.

(3) Databases cataloging many products and instructions can be utilized for subsequent projects to eliminate or reduce duplicative effort.

(4) Revision of an element of a part or assembly can be made with an immediate, corresponding revision to all affected parts or assemblies.

(5) Transfer of the processing and machining data to production machines can be accomplished to provide a closer association between production and material resource requirements, to reduce time and costs and to improve quality.

CAD, in its simplest form, can be described as the software that allows users to draw, on-screen, the equivalent of paper blueprints. In its more advanced form, CAD allows developing 3-dimensional ("3-D") models of the subject. By itself, the greatest benefit of CAD is the time savings provided when a revision is required or when a similar part or product is to be created. In conjunction with other software, the benefits can be multiplied.

CAE is the broad category of analysis tools, typically used by mechanical engineers to analyze material composition, stress, flow and temperature dynamics. CAE software normally uses a CAD-generated model and applies physical construction and ambient conditions to the model for analysis. As a result of analysis, the material selected for the product to be manufactured could be changed. Often the shape of a part, the shape of a part feature or the location of part features requires changing. Changes are made on the model with the CAD software. The benefit that CAE software provides is the ability to test materials, parts and assemblies under various conditions to determine the best construction and materials for given specifications, requirements or conditions, without having to build or manufacture parts, assemblies or constructions.

CAM is generally described as the broad category of software that is used to drive manufacturing equipment or processes, and to disseminate, collect and archive data to, on and from shop floor equipment and personnel. Most often, CAM is used to describe software that generates NC instructions for numerical control or CNC machine tools, other terms being used for better defining specific shop-floor related software applications.

NC/CNC machine tools were developed to accelerate manufacturing through a level of automation that reduces human error and that provides increased consistency among parts. Historically, production of complex tools, parts, dies, and molds has required individual machining by a skilled machinist. The scarcity of skilled machinists contributes to the cost and delay involved in complex machining operations. NC machines have enabled the partial automation of these machining tasks. NC machines read preprogrammed instructions and perform motions according to those instructions in the proper order. CNC machines extend this concept one step further by using internal memory and processors (controls) to store large complicated programs and automated routines, and to rapidly generate the signals for complex simultaneous machining motions. When properly programmed, CNC machines can perform complex milling operations more efficiently than skilled machinists utilizing manual methods.

CAM software expedites the manufacturing processes, particularly the complex milling and machining operations associated with mold, tool, die and piece-part manufacturing because CAM systems are used to generate these complex CNC programs efficiently and accurately. CAM systems can generate CNC programs in a manner which provides graphics aids to the operator for development of complex geometry and cutting tool motion instructions. These CAM systems also allow the operator to view a simulation of the program, of the cutting tool and of the machine-tool motion as the program steps through its execution sequence. The CNC programs are usually lengthy and a magnetic medium or a directly wired or networked transmission is typically used to send the programs from the programming source to the CNC control.

CAM software, like CAE, receives part models from CAD systems. Alternatively, the part can be "traced" with physical devices that convert part shape to digital data (digitize), with optical recognition systems that also digitize models, and with highly precise laser digitizing devices. When a part model is received by a CAM system, three possibilities exist. If the part is to be machined, the CAM software can generate NC instructions to drive a machine tool to manufacture the part. If the part is to be created through a molding, stamping, casting or forging process, the CAD model must be used to develop the mold or die surfaces to be machined. This requires a CAM system with surface modeling capabilities since creating machinable geometry for a mold or die is also required; a mold or die is not simply the 3-D reverse of the part. If the part is not manufacturable as designed, the model must be modified for machining within the CAM system, or it must be returned to the CAD system for modification and, perhaps analysis after modification.

Iterations among CAD, CAM, and CAE software applications consume product development time. In addition, tracking revisions and modifications can become problematic. Associating individual geometric or material changes of individual components to each other and to the assemblies that comprise finished products can be difficult, can create problems or confusion, and is always time consuming. To alleviate this problem, software vendors began development of PDM software, the demand for which is now gaining
momentum.   PDM software works best where all the software
applications that are creating elements it catalogs, associates and tracks are using the same underlying software base or architecture. It is for this reason that large CAD/CAM/CAE companies are also becoming the primary suppliers of PDM software.

Integrated systems provide the same underlying architecture for the CAD, CAM and CAE functions, facilitating interchange of data and data models among the various components. Stand-alone systems, whether CAD, CAM, or CAE must rely on direct data translators or on industry standard data formats to exchange data. Today, both types of systems exist in all three software areas. CAMAX has stand-alone CAM software, which relies on direct translators and the IGES, VDA and DXF data exchange formats.

Recent Developments

Purchase of ManufacturingExpert. On August 9, 1994, CAMAX purchased the assets for ManufacturingExpert, a CAM software product, from Autodesk, Inc. The purchase price for ManufacturingExpert was $1,568,000. CAMAX paid $300,000 at the closing, assumed $68,000 in liabilities and entered into a noninterest-bearing promissory note for $1,200,000 in favor of Autodesk, Inc. payable in three equal annual installments of $400,000. The purchase agreement between CAMAX and Autodesk, Inc. contains a provision whereby payment of certain amounts owing to Autodesk, Inc. will accelerate upon a change in control of CAMAX and become immediately due and owing to Autodesk, Inc.

In connection with CAMAX's acquisition of the ManufacturingExpert assets from Autodesk, Inc., Autodesk, Inc. granted a license back to CAMAX for the use of certain of the source code of the ManufacturingExpert software. Under the terms of the license agreement, Autodesk, Inc. may, at its option, terminate the license agreement upon a change of control of CAMAX.

Merger of Point Control. In September 1994, CAMAX consummated a merger with Point Control Co., an Oregon corporation ("Point Control"), pursuant to which each issued and outstanding share of Point Control common stock was converted into 17.75 shares of CAMAX Common Stock and Point Control became a wholly-owned subsidiary of CAMAX. Founded in 1984, Point Control developed and marketed vertical application software, including its SmartCAM products, for the general CAM segment of the CAD/CAM industry.

Obsolescence of ManufacturingExpert. While enhancing ManufacturingExpert for the product's first maintenance release under the CAMAX name, CAMAX determined that it could best deliver and continue to deliver advanced NC functionality through its Camand product, and that it would be more beneficial to its customers, and more efficient and cost effective for CAMAX, to develop ManufacturingExpert-like functionality for Camand and to deliver future releases of Camand to ManufacturingExpert users than to continue development of ManufacturingExpert. In the third quarter of 1995, CAMAX announced a migration program for its ManufacturingExpert users, with a goal of completing the migration in 1996. By 1995 year end, CAMAX had delivered the Camand product to over one half of its entire ManufacturingExpert customer base.

No further enhancements or releases are planned for the ManufacturingExpert product.

CAMAX Products

CAMAX software now consists of two product families, Camand and
SmartCAM.   Differentiation between the two families is best made
through complexity of part geometries, manufacturing processes, and machine-tool motion required to produce the parts. CAMAX software products address the needs of all manufacturers using NC and CNC machine tools and rapid-prototyping equipment for producing prototypes, parts, tooling, molds and dies. Key industries are automotive; tool, die and mold makers; aerospace; general and industrial machinery; consumer products; suppliers to all these industries; and general job shops.

Camand, with surface modeling and machining capabilities geared for geometrically complex parts and for machining with complex machine-tool motion, is especially suited to mold and die work in all industries, aerospace component manufacturing, and specialized CNC machining applications requiring 4 and 5 axes in simultaneous motion. Typical applications for Camand's ability to model and machine geometrically complex parts are automotive stamping dies and plastic injection molds in all industries. Applications requiring complex machine tool motion are exemplified by the machining of turbine blades and aircraft wing spars.

SmartCAM is geared for a wide variety of procedurally complex CNC work. Automated and interactive features of the system were developed with a focus on simplifying, modeling and optimizing the NC machining process for various types of machine tools. SmartCAM software allows users to generate NC programs with multiple NC operations and efficient sequencing of operations for optimal machine-tool motion. These capabilities make SmartCAM specially suited for production machining applications where time savings are multiplied over dozens, hundreds or thousands of parts. It is also an ideal application where production CNC work and 3-axis surface machining are both required from a single software product. Because SmartCAM applications have a broad reach across multiple industries, typical applications are best categorized by individual SmartCAM application, but can be described, overall, as general piece-part manufacturing, which comprises nearly 70% of the market using CNC machine tools.

Camand. Camand comprises several modules which are combined to deliver integrated packages for specific sectors of the manufacturing markets. Camand software makes use of high-resolution graphics with an interactive user interface supported by a mouse, buttons and dials for dynamic pan, zoom, rotation and manipulation of geometry. The recent version 10.0 release of Camand also supports an increasingly popular, ergonomically engineered, user interface device called the Spaceball, manufactured by the Spacetec IMC Corporation, to offer an alternative to the combination of mouse, buttons and dials.

General functionality delivered by the multiple modules of Camand includes NC programming with interactive editing capabilities, wireframe and surface modeling, dynamic visualization, NC verification, machine-tool simulation, and translation from and to nearly all CAD or CAD/CAM systems. In addition to selecting standard packages for seat or network licensing, customers may also select additional modules, assigning each for seat or network licensing. Camand is supported on UNIX workstations and Intel-based PCs running the Windows NT operating system.

Five separate packages, created by integrating different modules, are marketed under the general name of Camand. The packages are Camand Modeler, Camand NC, Camand Partmaker, Camand Machinist and Camand Multax. All five packages, including the Camand Modeler, are geared for users whose ultimate goal is a manufactured part. Each software package includes a graphic user interface, data manager, basic modeling functions, documentation, data translation and output device drivers. Also included in each package is an easy-to-use programming language which enables users to customize features for added efficiency or corporate standards, to automate parameter-driven, associative programming, and to automate repetitive modeling or NC programming functions. Software modules not included in packaged systems are available as purchasable options.

Purchasable options are Camand Lathe, Camand Wire EDM, Camand NCV (a visual machining verification application), bidirectional IGES and VDA translators, and Viewmax, software used for high-resolution shading of part models to check for surface continuity and smoothness.

With the exception of the Camand Modeler, all Camand software packages include the NC programming functionality and universal postprocessor necessary to meet the needs of the intended market. The various software packages support multiple NC/CNC machine tool types and configurations from the simplest (Camand Partmaker) to the most complex (CAMAX Multax), including machining centers, turning centers, mills, lathes, lasers and wire EDM. Standard NC program output is APT-CL which is used by the Camand postprocessor to generate machine specific code to drive NC and CNC machine tools with up to a 5-axis simultaneous motion.

The Camand applications, by nature, need to operate within various CAD environments, and must therefore accept data from multiple sources. CAMAX has invested much development effort to accommodate data translation, and has differentiated the Camand product from competitive offerings with continuous development and support of industry standard data translators. Camand receives CAD data in the IGES, VDA and DXF formats and exports model data in the IGES and VDA formats. In addition, Camand exports data for rapid prototyping systems in a format common to many of these, the STL file format.

SmartCAM. SmartCAM applications are based on technology that incorporates attributes of the target machine tool into the computer model as the user builds a toolpath. This allows users to predict results and to optimize the toolpath for time and material savings before the actual CNC machine code is generated. The technological base of SmartCAM also allows users to customize and automate SmartCAM applications to meet individual requirements.

The SmartCAM product family, originally developed for the PC platform with subsequent migration to Unix workstations, comprises seven separate and distinct applications, each targeting a specific manufacturing process or machine-tool type, plus an additional six optional modules. In addition, certain of the applications are packaged together and offered at bundled pricing. The multiple applications within the SmartCAM family provide CNC programming capabilities across the broadest range of CNC machinery, and one of the deepest ranges within individual machine-tool categories.

The SmartCAM Production Milling application accommodates production environments using 3-axis CNC milling machines for producing piece parts with 2 1/2-axis machine tool motion, typical of high-volume machining operations in large manufacturing companies and small job shops. Parts machined with SmartCAM Production Milling are the most common, typically incorporating multiple drilling, tapping,
threading, pocketing and profiling operations.   Support for a
rotary axis enables rotating parts on a fixture to machine the part from different directions, or to employ tombstone machining, the mounting of multiple stock pieces on fixtures for automatic, sequential rotation into machining position.

SmartCAM Advanced 3-D Machining incorporates all the capabilities of Production Milling and adds a third axis of simultaneous motion, and a fourth axis of positioning motion, enabling users to machine the simpler of 3-dimensional surfaces in addition to all typical 2 1/2-axis machining operations. The combination of 2 1/2-axis milling and surface machining enables Advanced 3-D Machining to provide all the capabilities necessary to cut most machined parts.

SmartCAM FreeForm Machining includes all the functionality of Advanced 3-D Machining and adds the ability to machine multiple, complex surfaces. It is considered to be one of the fastest applications in the industry in generating CNC programs across geometry incorporating multiple surfaces. Because this application has high machining functionality and accepts ACIS-based solid models and complex IGES surface models for machining, it is gaining acceptance as a partnership application for several ACIS-based CAD suppliers.

SmartCAM Production Turning provides the CNC programming required for piece-part production with 2-axis CNC lathes and supporting linear, contour and groove roughing operations. Parts created with 2-axis lathes typically involve a single profile revolving about the part axis, often having threads machined on the lathe. The simplest of these parts can be represented by cylindrical shapes.

SmartCAM Advanced Turning elevates the CNC programming capabilities of Production Turning for application to complex 4-axis lathes and 6-axis millturn centers, which are specialized CNC machine tools that combine turning and machining operations on a single machine.
 SmartCAM Advanced Turning enables programming both types of machines to create complex parts with reduced fixturing, reduced scrap, and increased quality. In addition to supporting these complex machines, Advanced Turning provides all the capabilities of Production Turning.

SmartCAM Advanced Wire EDM supports the growing category of traveling wire electric discharge machines, which employ an electrically charged wire moving through metal to generate the piece-part. SmartCAM Advanced Wire EDM provides automated functions that enable untended machine operation, especially important for this machine type since the EDM process is slow, relative to other machining operations.

SmartCAM Advanced Fabrication primarily supports the sheet-metal fabrication industry, although its functions support CNC equipment used in other industries. Its CNC programming functions drive sheet-metal punches, burners, punch/plasma combinations, and laser- and waterjet-cutting equipment. Advanced Fabrication supports 2-D and 3-D fabrication requirements, provides canned cycle (automatic machine) support and part nesting capabilities. It does automatic folding and unfolding of flat patterns and optimizes the CNC programs. These functions, combined with its ability to create transition pieces with minimal user input, allows Advanced Fabrication to also work well in sheet metal fabrication within the HVAC industry.

The SmartCAM applications are enhanced to operate within various CAD environments with additional modules that facilitate data
translation.   The AutoCAD SmartCAM Connection allows designers to
add machining processes to AutoCAD mechanical design models to generate CNC programs in SmartCAM without going through a DXF file transfer. The SmartCAM CAM Connection bundle includes IGES and DXF translators. An additional module, Tape to Shape, allows converting CNC toolpath data into SmartCAM geometry for modification or reverse engineering. In addition, a SmartCAM Localization Kit is marketed to resellers and system integrators to develop local language interfaces for SmartCAM applications.

Product Enhancements. Regular releases of software contribute to CAMAX's position in the industry. In 1994, CAMAX began a time-based release schedule to update all of its products on a regular twice-a-year release schedule. As a result, CAMAX is able to provide meaningful enhancements to its customers in new releases of each product every six months.

CAMAX Market and Customers

The discrete manufacturing industry has undergone and continues to undergo dramatic changes in process and technology. Market forces and international competition, notably from Japan and other Asian regions, are causing companies to move away from large lot, long production runs that carry economies of scale, to shorter, more flexible production runs that can respond to changing market developments. At the same time, machine tool and control technologies are evolving to make one-off and rapid response manufacturing more cost effective. Manufacturing engineers and NC programmers are faced with the challenges of increasing quality, controlling production costs and shortening time to market.

Significant shifts are also occurring in the geographic distribution of the CAD/CAM market, as the growth in Europe and the Asia/Pacific markets out-paces the North American market. In the near term, it is anticipated that the European market will overtake the North American market and become the largest single CAD/CAM market.
Longer term, China is believed to have the largest growth potential for CNC machine tool consumption and, therefore, provide a large market for NC programming software. With these geographic changes, process changes are occurring as well. While product design, manufacturing and engineering, and NC programming have in the past been considered as discrete tasks, companies are now moving towards concurrent engineering believing that significant benefits can be realized by improving communications and data sharing among these areas and treating them as concurrent processes. Thus the traditional sequential nature of the design-to-manufacture process is being replaced with concurrent, iterative processes and systems.

Historically, CAMAX's software and systems have been targeted generally at the mechanical manufacturing segment of the CAD/CAM market. This market segment is composed of two types of customers. One customer group includes captive departments within vertically integrated firms which manufacture a product from engineering specifications and drawings. The other customer group consists of independent contractors which perform all or part of these manufacturing engineering services, such as mold design and manufacture or piece-part production, for their customers. Both groups require extensive CNC programming features such as those offered by CAMAX software. Each group can be further subdivided into the type of machining services they require. Some need one-off type of manufacturing, such as prototype or model making.
Similarly, those requiring mold or die machining may require one-off production or low quantity, high complexity machining. The largest category, industry wide, are those who require production piece-part machining. Original manufacturers or contractors in this category can require several small lots of parts machined each year, or may require frequent lots of thousands of identical parts.

Originally, CAMAX's target market fell in the one-off category, and CAMAX marketed its Camand software to captive model and prototype shops and to mold-making and die-making operations of all sizes. Overall, the combination of these operations approximates 30% of the entire CNC machining industry. Further, when these shops are not captive internal operations, they typically fall into the third tier supplier category. To install stand-alone CAM software in the internal captive shops of large companies, longer sales cycles are often required because vendors must overcome corporate policies dictating specific CAD/CAM software for all purposes and prove that mandated software is incapable of performing necessary functions before other software is approved. On the other hand, smaller shops, typically suppliers to several large companies, require NC programming capabilities within a system that accepts data from multiple sources. These, then, became the bulk of the CAMAX market.

The CAM assets of Autodesk, including the ManufacturingExpert product, were acquired to address the same mold- and die-making market, but with a product that operated on a PC platform. Even with two platforms, CAMAX software was still targeted for approximately 30% of the market.

Merging with Point Control Co. provided solutions on the same platforms, but with software to address the needs of the general machining market, which approximates 70%. Point Control had also developed an application within the SmartCAM product line to provide some of the capabilities of ManufacturingExpert, falling short in some areas and exceeding it in others. With the combination of products, CAMAX is now able to address nearly the entire CNC manufacturing market, although sales to the large companies still require longer sales cycles due to requirements for company-mandated CAD/CAM systems or requirements for native-file integration of all applications.

With broad CAM product offerings, CAMAX now has an installed base of approximately 25,000 seats of software installed at 12,000 customer sites. Representative customers are AT&T, Advanced Cardiovascular Systems, American Mold, ASICS, Ben Hogan, B & B Tool and Mould, Black & Decker, CAE Electronics, California Amplifier, Converse, Crucam, Custom Mold, Dowty Aerospace, Edelbrock, FGL Precision Works, Fokker, General Motors, H.S. Die, Hamilton Standard, Hendrick Motosports, Hewlett-Packard, Hitachi, Honda Engineering, Industrial Molds, Johnson Controls, JVC, Motorola, Nabisco, Nissan, Ogihara Seiki, Phillips Plastics, Pioneer, Pratt & Whitney, Red Dog Industries, Reynolds Mason, Ricoh, SAAB, Satellite Models, Service Tool & Die, Shimano, Shutt Medical, Starline Manufacturing, Tell Tool, Toyota and Westinghouse.

CAMAX has historically made sales to existing customers for expansion and upgrades of the capabilities of their systems. Many of CAMAX's customers have ordered additional software or systems from CAMAX subsequent to initial installations. CAMAX's expectation is that this pattern will continue.

Competition

The CAM market is highly competitive and is characterized by continual change and improvement in technology. CAMAX's existing and potential competitors can be divided into two major categories. Large CAD/CAM/CAE suppliers, with substantially greater financial, marketing and technical resources than CAMAX, present the greatest competition. While most of their applications are not for CAM, and their focus is not CAM, demand for integrated product sets allow them an advantage in marketing to many companies. Companies in this category are Computervision, Dassault Systemes, EDS Unigraphics, Intergraph and Matra Datavision.

A second major category of competitors comprises CAM-focused companies. Although CAMAX is the largest of these, as a group of over one hundred companies, these competitors often have an advantage in either direct local representation, low price or sub-niche specialization. Representatives of this group are CNC Software, DP Technology, Delcam and Gibbs Systems. Within this category is a growing sub-category which is focusing on a sub-niche of the CAM market with specialized machining applications that can operate with data from nearly all CAD, CAD/CAM or CAM software systems, offering fast NC code generation for the more popular 3-axis styles of machining surfaces. Companies in this group are limited, but their growing success is gaining attention in the industry. The WorkNC product from Sescoi, Hypermill from Open Mind Software, and PowerMill from Delcam fall into this group.

CAMAX believes that the principal factors enabling its ability to compete in a CAM market with many suppliers are the breadth and depth of product offerings, the range of customer support and services, the ability of products to interface with a variety of widely used hardware, demonstrable productivity gains from using the product, the size of CAMAX's user base and alliances with major hardware and software vendors.

CAMAX expects that its business strategy and focus on developing knowledge-based products with advanced CNC programming features will continue to limit the number of CAD/CAM companies against which it will directly compete with its software products. However, with the growing number of companies that have developed an interest in satisfying the machining market with CAM software, there is no assurance that existing CAM or CAD/CAM or other companies have not or will not begin marketing products focused on the market selected by CAMAX or that further consolidation in the marketplace will not produce a supplier capable of marketing products in CAMAX's market. Should such developments occur, the degree of competition within this CAD/CAM niche will intensify.

CAMAX's broad range of applications, with open architecture, provides the advantages of flexibility and transportability. Flexibility allows customers to purchase only that software necessary to drive their specific type or configuration of machine tool, thereby reducing their entry cost. This is a key advantage of
the SmartCAM application set.   Transportability enables customers
to purchase hardware configurations which match the performance and price point they require for running their applications. This is an advantage of both Camand and SmartCAM. The complex modeling, multi-axis CNC programming and machine-tool simulation tasks can be performed on high performance systems and tasks such as 2-axis lathe work and 3-axis milling can be performed on lower priced systems. Within product families, CAMAX's software can operate in a networked manner utilizing a common data base with users operating the systems with common commands and procedures. Network licensing schemes for Camand allow users to license specific packages, thereby gaining the benefits of reduced overall costs.

SmartCAM also gives CAMAX an advantage because it provides products ranging from $3,500 to $13,000 per license. Camand applications, which are generally considered "high-end," range from $9,500 to $32,000. Combined with CAMAX's attractive trade-up incentives, CAMAX can offer entry-level packages to customers with limited budgets or those only beginning to use CNC machines, and keep them moving upward within and across applications.

Marketing and Sales

CAMAX products are marketed and supported in over 50 countries through a value added reseller (VAR) channel, which is managed and supported by a sales force with the assistance of CAMAX application engineers. Application engineers demonstrate CAMAX applications to both direct and reseller prospects, provide advanced training to reseller application and sales engineers, and act as internal consultants to employees who are dedicated to reseller and customer training, consulting and support. Currently CAMAX has 12 sales people and 13 application engineers. In addition to sales and support people located across the United States, CAMAX also has sales personnel in The Netherlands, France, and Germany.

CAMAX uses a standard VAR agreement with its resellers, who represent CAMAX products in 53 different countries, including
Canada, Mexico, U.S.A., Puerto Rico, West Indies, Costa Rica,
Argentina, Brazil, Chile, Colombia, Peru, Venezuela, Austria,
Belarus, Belgium, Croatia, Czech Republic, Denmark, England,
Finland, France, Germany, Greece, Hungary, Ireland, Italy,
Luxembourg, Netherlands, Norway, Poland, Portugal, Russia, Scotland, Spain, Sweden, Switzerland, Ukraine, Yugoslavia, China (PRC),Hong
Kong, Indonesia, Japan, South Korea, Malaysia, Phillipines,
Thailand, Taiwan (ROC), Singapore, Australia, New Zealand, India,
Turkey, and South Africa.

CAMAX sells on a direct basis only to "corporate accounts," which are those customers who require support agreements directly from the software manufacturer as a matter of corporate policy.

CAMAX promotes its products through direct advertising, referrals, an electronic bulletin board service ("BBS"), a Web site, industry trade shows, and events held and promoted by strategic partner CAD vendors. Until late in 1995, direct advertising was restricted to the United States. Late in 1995, plans for direct advertising were developed to support resellers in strategic growth areas. To date, advertising outside of the United States has been limited, but plans include extending advertising to other areas.

CAMAX product promotion through industry trade shows has increased in recent years. CAMAX participates in all major manufacturing-focused trade shows in the United States, and supports its resellers with participation in regional shows, both nationally and internationally. Aside from its direct exhibits and joint exhibits with resellers, CAMAX usually participates in several CAD-vendor exhibits at these and other trade shows, as CAMAX products are seen as complementary and often enabling technologies.

Through trade shows and joint-marketing events, promotion through strategic CAD partnerships has also been increasing. CAMAX has participated in several vendor-specific events with various companies, and has participated in Autodesk, Hewlett-Packard and Silicon Graphics events worldwide, and continues to do so.

Customer Support Services

In addition to sales of its software licenses, CAMAX offers a wide range of services to ensure that its products deliver value for each customer's investment. CAMAX offers tutorials to help users learn the system independently. A training group holds formal training classes for customers and resellers at CAMAX's Minneapolis facility. The training group also certifies resellers and educational institutions for authorized training programs, and assists them in developing training curricula. Through their effort, product training is also held at Authorized Training Centers, which include VAR facilities and public education institutions around the world.

CAMAX maintains a Customer Support group in both the Minneapolis and Eugene facilities. These employees are dedicated to providing telephone hot-line, fax-back support and consulting services for customers and resellers. Taking advantage of the time difference between the two facilities, they provide support from 7:00 A.M. to 7:00 P.M. Central Time.

CAMAX and its representatives also offer on-site support and consulting services for customers needing access to the higher capabilities of the software and those needing assistance with their most difficult or unusual jobs.

The Application Engineering group, whose primary responsibility is assisting the direct sales force in support of the VAR channel, consists of skilled system operators who also act as a test site and laboratory for CAMAX technology. Through their direct use of the software and information received from reseller engineers and customers, they provide data on application requirements, performance and productivity. These application engineers also provide additional post-sale support and consulting services as a supplement to the Customer Support group.

Finally, CAMAX offers complete software enhancement services through Software Maintenance Agreements. Today, approximately 70% of Camand and 35% of SmartCAM users subscribe to these services and receive all software updates.

Sources of Supply

CAMAX develops nearly all of the fundamental application software and system interface software used in its systems and employs 39 full-time development personnel. CAMAX licenses certain third-party software utilities, which its development group integrates with CAMAX applications. For example, CAMAX has contracted with International Technegroup, Inc., a software developer specializing in data translation and data integration, to develop and support translators for Camand and SmartCAM. In addition, to increase its hardware platform independence, CAMAX has contracted with Ithaca Software, an Autodesk subsidiary, to supply system software for graphics technology.

As CAMAX changed its sales strategy from one of turnkey provider, supplying third-party computers and peripherals with its software, to one of software-only provider, CAMAX has no direct reliance on hardware manufacturers. CAMAX delivers its software to VARs, who then provide the hardware and peripherals with CAMAX software, to supply a turnkey system to customers. Direct customers receive software from CAMAX and obtain their hardware directly from vendors, from CAMAX resellers or from other parties.

The transportable nature of CAMAX's software reduces reliance upon any particular brand of hardware. CAMAX currently supports Intel-based PCS running the DOS, Windows, Windows NT and Windows 95 operating systems, and UNIX workstations from Silicon Graphics Inc., Hewlett-Packard and Sun Microsystems. CAMAX resellers obtain computer hardware and peripherals either directly from the vendors or through resellers of the hardware vendors.

Copyrights, Trade Secrets and Trademarks

CAMAX's SmartCAM software is protected by registered copyrights.
CAMAX also relies upon the law of trade secrets and the confidentiality provisions of its contracts with customers to protect its proprietary SmartCAM software.

CAMAX's Camand software is not protected by patents or registered copyrights, and CAMAX instead relies upon the law of copyright and trade secrets, and the confidentiality provisions of its contracts with customers to protect its proprietary software. Management believes that the protection of its software by patents or copyrights is less important than the knowledge, experience and creativity of CAMAX's product development and marketing staff in an industry characterized by rapid technological change. There can be no assurance that competitors could not successfully copy or duplicate CAMAX's proprietary software.

Camand and SmartCAM are registered trademarks and ManufacturingExpert is a trademark of CAMAX.

Employees

As of May 3, 1996, CAMAX had 152 employees, including 32 in sales and marketing positions, 42 in engineering and product development, 48 in technical training and support and 30 in financial and administrative roles. None of CAMAX's employees is represented by a labor union and CAMAX has not experienced a work stoppage or labor relations problems and believes its relations with its employees are good.

Property

   CAMAX's principal offices are located at 7851 Metro Parkway, Minneapolis, Minnesota 55425, in an 26,238 square foot office facility under a lease expiring in 2000. CAMAX also leases an office facility in Eugene, Oregon with 21,600 square feet. In addition, CAMAX leases an engineering and product development office in High Wycombe, United Kingdom.

Legal Proceedings

CAMAX is not a party to any litigation and is not aware of any pending or threatened litigation.

Principal Shareholders of CAMAX

The following table sets forth, as of May 22, 1996, certain information with respect to the beneficial ownership of CAMAX Common
Stock by (i) each person known by CAMAX to be the beneficial owner of 5% or more of the outstanding shares of CAMAX Common Stock, (ii) each director of CAMAX, (iii) each of the named officers and (iv) by all directors and officers as a group:

                                                Percent of
                         Number of Shares       Outstanding
Beneficial Owner         Beneficially Owned(1)  Shares(1)

Bruce Winegarden(2)         2,753,500            15.0%
1726 White Oak Drive
Eugene, OR 97405

Jerald W. Blakely(3)        2,672,500            14.6%
523 Mary Lane
Eugene, OR 97405

North Star                  2,256,143            12.3%
Ventures II, Inc.
First Bank Place - Suite 4950
601 Second Avenue South
Minneapolis, MN 55402

Sutter Creek Limited
Partnership                 1,250,000            6.8%
1912 IDS Center
80 South Eighth Street
Minneapolis, MN 55402

John F. Carlson(4)             16,667             *

Joel A. Elftmann(5)           266,283            1.5%

Terrence W. Glarner(6)        104,006             *

Gregory B. Hadley              45,500             *

Raymond A. Lipkin(7)          779,251           4.3%

Robert J. Majteles(8)         431,667           2.3%

Bradford C. Morley(9)          16,667             *

George L. Daum(10)            107,000             *

Gregory S. Furness(11)        304,333            1.6%

Thomas A. Greene(12)           98,667             *

Richard M. Passek(13)         154,500             *

All Officers and Directors
as a group (13 persons)(14) 7,750,541           39.9%
_____________

*    Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally sole voting and investment power with respect to securities. Shares of CAMAX Common Stock subject to options or warrants currently exercisable or exercisable within sixty (60) days of the date of determination are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options or warrants, but are not deemed to be outstanding for purposes of computing such percentage for any other person. Except as indicated by footnote, each person or group identified has sole voting and investment power with respect to all shares of CAMAX Common Stock shown as beneficially owned.

(2) Includes 91,000 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(3) Includes 10,000 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(4) Includes 16,667 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(5) Includes 10,000 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(6) Includes 10,000 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(7   Includes 10,000 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(8) Includes 431,667 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(9) Includes 16,667 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(10) Includes 107,000 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(11) Includes 244,333 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(12) Includes 98,667 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(13) Includes 89,250 shares of CAMAX Common Stock issuable upon exercise of outstanding options.

(14) Includes 1,135,251 shares of CAMAX Common Stock issuable upon exercise of outstanding options by all officers and directors as a group.


Management of CAMAX

The executive officers and directors of CAMAX as of the date of this
Proxy Statement/Prospectus are as follows:
Name                    Age             Position
Raymond A. Lipkin      52      Chairman of the Board

Robert J. Majteles     31      President, Chief Executive Officer
                               and Director

Gregory S. Furness     42      Executive Vice President, Chief
                               Financial Officer, Secretary
                               and Treasurer

Bruce C. Winegarden    42      Chief Technical Officer

Jerald W. Blakely      52      Director

John F. Carlson        56      Director

Joel A. Elftmann(1)    55      Director

Terrence W. Glarner(1) 51      Director

Gregory B. Hadley      62      Director

Bradford C. Morley(1)  48      Director
_____________

(1) Member of the Compensation Committee of the Board of Directors of CAMAX.

Mr. Lipkin has been Chairman of the Board of CAMAX since August 1994 and a director since April 1994. Mr. Lipkin is the owner of Lipkin Capital Management, Inc. and the managing general partner of several investment partnerships. Mr. Lipkin is also a director of Buffet's, Inc.

Mr. Majteles has been President, Chief Executive Officer and a director of CAMAX since June 1994. Prior to that, Mr. Majteles was Senior Vice President Operations since January 1994. Mr. Majteles has also served as Vice President Sales and Vice President International Sales since joining CAMAX in January 1992. From January 1990 until December 1991, he was an investment banker serving as Vice President with IAI Capital Group. Prior thereto, Mr. Majteles was an attorney with the law firm of Skadden, Arps, Slate, Meagher & Flom.

Mr. Furness has been Executive Vice President and Chief Financial
Officer of CAMAX since December 1987. Mr. Furness is a certified public accountant.

Mr. Winegarden has been Chief Technical Officer of CAMAX since
September 1994.  Prior to that, Mr. Winegarden was Executive Vice
President, Chief Technical Officer and a director of Point Control Co. for more than five years.

Mr. Blakely became a director of CAMAX in September 1994 as part of the 1994 merger between CAMAX and Point Control Co., and he was previously a director of Point Control Co. for more than five years. Since September 1994, Mr. Blakely has also been a business consultant to CAMAX and other companies. He also teaches business courses on a part-time basis at the University of Oregon. Prior to September 1994, Mr. Blakely was the President and Chief Executive Officer of Point Control Co. for more than 10 years.

Mr. Carlson has been a director of CAMAX since May 1995. In May 1995, Mr. Carlson retired from Cray Research, Inc. ("Cray Research"), a leading supplier of supercomputers used to solve complex industrial and scientific problems. Mr. Carlson was Chairman and Chief Executive Officer of Cray Research from January 1993 through December 31, 1994. From 1991 until 1993, Mr. Carlson had been President and Chief Operating Officer of Cray Research, and prior to that, he was Executive Vice President and Chief Financial Officer of Cray Research. In December 1994, Mr. Carlson was appointed by President Bill Clinton to the President's Export Council, which advises the president on export and international trade-related matters. Mr. Carlson is a member of the board of directors of TSI Incorporated and also serves on the boards of Junior Achievement of the Upper Midwest, Inc., the Minnesota Private College Council and the Minnesota Center for Corporate Responsibility.

Mr. Elftmann has been a director of CAMAX since May 1983.   Mr.
Elftmann is co-founder of FSI International, Inc. ("FSI") and has served as a director of FSI since 1973 and currently serves as its President and Chief Executive Officer. Mr. Elftmann has served as Chairman of the Board of Directors of FSI since August 1983. Mr. Elftmann is also Chairman of the Board of Metron Semiconductors Europa BV, a European distributor of FSI's products. Mr. Elftmann currently serves on the boards of Semiconductor Equipment and Materials International, an international trade organization, and SEMI/Sematech. Mr. Elftmann also serves as a director of FSI, Ltd., a joint venture between FSI and Mitsui & Co., Japan, and Veeco Instruments, Inc. He is a member of the Dunwoody Institute Board of Trustees.

Mr. Glarner has been a director of CAMAX since January 1990. Since February, 1993, Mr. Glarner has been President of West Concord Ventures, Inc. and is a consultant to Norwest Venture Capital, an entity affiliated with Norwest Growth Fund, Inc. ("NGF") and Northwest Venture Partners, a Minnesota Limited Partnership ("Northwest"). NGF is an investor in CAMAX. From 1988 to February 1993, Mr. Glarner was President of North Star and North Star Ventures II, Inc. ("North Star II"), an affiliate of North Star which is also an investor in CAMAX. Mr. Glarner is also a director of Atrium, Inc., CIMA Labs, Inc., FSI, Inc., and Datakey, Inc., all of which are public companies, and Oncotech, Inc., which is privately held.

Mr. Hadley became a director of CAMAX in September 1994 as part of the 1994 merger between CAMAX and Point Control, and he had previously been a director of Point Control Co. since December 1993. Mr. Hadley has spent over 25 years as an independent businessman specializing in issues of business valuation and consulting for mid-market privately owned companies. He is also a consultant to the State of Oregon's Economic Development Department. Prior to his involvement with private businesses, Mr. Hadley was with IBM in various sales, marketing and management positions. Mr. Hadley currently serves on the boards of directors of four other companies, all of which are privately held.

Mr. Morley has been a director of CAMAX since January 1995. Mr. Morley is currently retired. From 1990 to 1993, he was employed by Schlumberger, Ltd. as President of its CAD/CAM subsidiary, Applicon, Inc. From 1987 to 1990, Mr. Morley was Senior Vice President and General Manager of the Software Division of SDRC.

The Board of Directors has a standing Compensation Committee composed of Messrs. Elftmann, Glarner and Morley. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees of CAMAX and administers the CAMAX Systems, Inc. 1987 Stock Option Plan (the "1987 Stock Option Plan"), the Point Control Co. 1987 Stock Option Plan (the "Point Control Stock Option Plan"), CAMAX Systems, Inc. 1985 Stock Option Plan (the "1985 Plan") and the CAMAX Manufacturing Technologies, Inc. 1995 Long-Term Incentive and Stock Option Plan (the "1995 Stock Option Plan"). The Board has no standing audit or nominations committee.

CAMAX's employee directors receive no supplemental cash compensation for their services as directors but are reimbursed for expenses actually incurred in attending Board and committee meetings.
CAMAX's non-employee directors receive cash compensation of $1,000 for each Board meeting and $500 for each committee meeting attended, plus any travel and lodging expenses. Existing non-employee directors have also been granted options to purchase CAMAX Common Stock under the CAMAX Manufacturing Technologies, Inc. Directors' Stock Option Plan. See "-Stock Plans."

Employment Agreement

In connection with the 1994 merger of Point Control and CAMAX, on September 2, 1994, CAMAX entered into an employment agreement (the "Employment Agreement") with Mr. Bruce Winegarden. The term of the Employment Agreement is for two years. According to the terms of the Employment Agreement, Mr. Winegarden is to serve as CAMAX's Chief Technical Officer and perform such reasonable employment duties as the Board of Directors of CAMAX shall assign to him from time to time. In consideration of his efforts on behalf of CAMAX, Mr. Winegarden is to receive a base salary of $150,000 for each year during the term of the Employment Agreement. Mr. Winegarden is also entitled to participate in any incentive compensation plans which may be established by the Board of Directors of CAMAX during the term of the Employment Agreement. If CAMAX terminates the Employment Agreement because Mr. Winegarden has become disabled (as defined in the Employment Agreement) or has committed any criminal act or act of fraud or dishonesty in any material respect related to or connected with his employment by CAMAX, Mr. Winegarden is entitled to receive a lump-sum severance payment of $150,000. If Mr. Winegarden terminates his own employment with CAMAX prior to September 2, 1996, he is entitled to receive a lump-sum severance payment of $75,000 and an additional $75,000 in consideration of his continuing agreement not to compete with CAMAX for a period of one year after such termination. If Mr. Winegarden terminates his own employment with CAMAX upon expiration of the Employment Agreement, he is entitled to receive $75,000 in consideration of his continuing agreement not to compete with CAMAX for a period of one year after
such termination.   The Employment Agreement also requires that any
intellectual property conceived of or created by Mr. Winegarden shall remain the property of CAMAX and that Mr. Winegarden shall not divulge to anyone or use in any way any confidential or secret knowledge or information of CAMAX which Mr. Winegarden acquired or became acquainted with prior to the termination of the Employment Agreement for whatever reason. The Employment Agreement will survive the Merger and become the binding obligation of both the Acquisition Corp. and Mr. Winegarden in accordance with its terms following the consummation of the Merger.

Stock Plans

In the following context, all references to fair market value are as determined by the Board of Directors of CAMAX.

1985 Stock Option Plan. Pursuant to the 1985 Stock Option Plan, directors, executive officers, and other employees of CAMAX may receive options to purchase CAMAX Common Stock. The 1985 Stock Option Plan was approved by the Board of Directors in October 1985. The 1985 Stock Option Plan provides for the grant of incentive stock options intended to qualify for preferential tax treatment under
Section 422 of the Internal Revenue Code of 1954, as amended. The exercise price of all options granted under the 1985 Stock Option Plan must equal the fair market value of the CAMAX Common Stock at the time of grant as reasonably determined by a committee of the Board of Directors. In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of CAMAX, appropriate adjustments in the 1985 Stock Option Plan and outstanding options are to be made by a committee of the Board of Directors. The 1985 Stock Option Plan is administered by the Compensation Committee of the Board of Directors of CAMAX and terminated in October 1995. Despite the termination of the 1985 Stock Option Plan, all options issued pursuant to the 1985 Stock Option Plan shall continue for their natural term and be exercisable in accordance with their respective terms.

A total of 175,000 shares of CAMAX Common Stock has been reserved for issuance under the 1985 Stock Option Plan. As of May 3, 1996, CAMAX had outstanding options to purchase an aggregate of 5,100 shares, at a weighted average exercise price of $2.10 per share, pursuant to the 1985 Stock Option Plan.

1987 Stock Option Plan. Pursuant to the 1987 Stock Option Plan, directors, executive officers, other employees, consultants and independent contractors of CAMAX may receive options to purchase CAMAX Common Stock. The 1987 Stock Option Plan was approved by the Board of Directors in November 1987. The 1987 Stock Option Plan provides for the grant of non-qualified stock options that do not qualify for preferential tax treatment under Section 422 of the Code. The exercise price of all options granted under the 1987 Stock Option Plan must equal or exceed 50% of the fair market value of the CAMAX Common Stock at the time of grant as reasonably determined by the Board of Directors or a committee thereof. In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of CAMAX, appropriate adjustments in the 1987 Stock Option Plan and outstanding options are to be made by the Board of Directors or a committee thereof. The 1987 Stock Option Plan is administered by the Compensation Committee of the Board of Directors of CAMAX and will expire in November 1997, unless terminated earlier by the Board of Directors of CAMAX as provided in the 1987 Stock Option Plan.

A total of 2,400,000 shares of CAMAX Common Stock has been reserved for issuance under the 1987 Stock Option Plan. As of May 3, 1996, CAMAX had outstanding options to purchase an aggregate of 548,750 shares, at a weighted average exercise price of $.51 per share, pursuant to the 1987 Stock Option Plan.

Point Control Stock Option Plan. Pursuant to the Point Control Stock Option Plan, employees of Point Control received options to purchase Point Control Common Stock prior to the consummation of the 1994 merger between Point Control and CAMAX. In connection with the 1994 merger of Point Control and CAMAX, the previously issued options to purchase shares of Point Control Common Stock became the right to purchase shares of CAMAX Common Stock on the same terms as though all such options had been exercised immediately prior to the consummation of the merger between Point Control and CAMAX. No further options were granted to employees of Point Control following the 1994 merger between Point Control and CAMAX. The Point Control Stock Option Plan was approved by the Point Control Board of Directors in April 1987 and approved by Point Control's shareholders in April 1987. The Point Control Stock Option Plan provides for the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Code, and non-qualified stock options that do not qualify for such treatment. The exercise price of all options granted under the Point Control Stock Option Plan must equal or exceed the fair market value of the Point Control Common Stock at the time of grant as reasonably determined by the Board of Directors or a committee thereof. The Point Control Stock Option Plan also provides for grants of stock appreciation rights. In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of CAMAX, appropriate adjustments in the 1987 Stock Option Plan and outstanding options are to be made by the Board of Directors or a committee thereof.
The Point Control Stock Option Plan is administered by the Compensation Committee of the Board of Directors of CAMAX and will expire in April 1997, unless terminated earlier by the Board of Directors of CAMAX as provided in the Point Control Stock Option Plan.

A total of 100,000 shares of Point Control Common Stock was originally reserved for issuance under the Point Control Stock Option Plan. Following the 1994 merger between Point Control and CAMAX and giving effect to the exchange ratio in such merger, a total of 1,775,000 shares of CAMAX Common Stock has been reserved for issuance under the Point Control Stock Option Plan. As of May 3, 1996, CAMAX had outstanding options to purchase an aggregate of 201,309 shares, at a weighted average exercise price of $.47 per share, pursuant to the Point Control Stock Option Plan.

1995 Stock Option Plan. Pursuant to the 1995 Stock Option Plan, directors, executive officers, other employees, consultants and independent contractors of CAMAX may receive options to purchase CAMAX Common Stock. The 1995 Stock Option Plan was approved by the Board of Directors in April 1995 and approved by CAMAX's shareholders in June 1995. The 1995 Stock Option Plan provides for the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options that do not qualify for such treatment. The exercise price of all options granted under the 1995 Stock Option Plan must equal or exceed the fair market value of the CAMAX Common Stock at the time of grant as reasonably determined by the Compensation Committee. The 1995 Stock Option Plan also provides for grants of stock appreciation rights, restricted stock awards and performance awards. Only employees are
eligible for the grant of incentive stock options.   In the event of
a merger in which CAMAX is not the surviving corporation, a transfer of all of CAMAX's stock, a sale of substantially all of CAMAX's assets or a dissolution or liquidation of CAMAX, all outstanding options will become exercisable in full at least ten days prior to such event on such conditions as the Board shall determine, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options. The 1995 Stock Option Plan is administered by the Compensation Committee and will expire in May 2005, unless the Board of Directors terminates the 1995 Stock Option Plan earlier as provided in the 1995 Stock Option Plan.

All stock options previously granted under CAMAX's 1985 Stock Option Plan, the 1987 Stock Option Plan and the Point Control Stock Option Plan will remain outstanding in accordance with the terms thereof following the effectiveness of the 1995 Stock Option Plan. However, no additional stock options will be permitted to be granted under CAMAX's 1985 Stock Option Plan, the 1987 Stock Option Plan or the Point Control Stock Option Plan.

A total of 3,000,000 shares of CAMAX Common Stock has been reserved for issuance under the 1995 Stock Option Plan. As of May 3, 1996, CAMAX had outstanding options to purchase an aggregate of 2,266,500 shares, at a weighted average exercise price of $.71 per share, pursuant to the 1995 Stock Option Plan.

Directors' Plan. The 1995 Directors' Stock Option Plan (the "Directors' Plan") provides for an automatic grant of nonqualified stock options to purchase 25,000 shares of CAMAX Common Stock to non-employee directors of CAMAX on the date such individuals become directors of CAMAX, and an option to purchase 5,000 shares of CAMAX Common Stock on each subsequent annual shareholder meeting date, subject to certain limitations. Options granted on the date an individual becomes a director of CAMAX shall vest and thereby become exercisable as to one-third of such shares on the date of such grant and one-third at each of the first and second twelve month anniversary dates of such grant if the holder remains a director on such dates. Options granted on the date of each annual meeting of shareholders become exercisable one year subsequent to the date of grant, provided, however, that such option shall only be granted to eligible directors who have served since the date of the last annual meeting of shareholders and will continue to serve after the date of grant of such option. In the event of a merger in which CAMAX is not the surviving corporation, a transfer of all of CAMAX's stock, a sale of substantially all of CAMAX's assets or a dissolution or liquidation of CAMAX, all outstanding options will become exercisable in full at least ten days prior to such event on such conditions as the Board shall determine, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options. CAMAX has reserved 400,000 shares of CAMAX Common Stock for issuance under the Directors' Plan. The option price for directors is equal to the fair market value of the CAMAX Common Stock as of the date of grant.

Pursuant to the Directors' Plan, Mr. Blakely, Mr. Elftmann, Mr. Glarner, Mr. Hadley and Mr. Lipkin each received options to purchase 10,000 shares of CAMAX Common Stock, which options are exercisable at $.70 per share, and Mr. Morley and Mr. Carlson each received options to purchase 25,000 shares of CAMAX Common Stock, one-third of which vested at the date of grant and are exercisable at $.70 per share, and the remainder of which options shall vest and become exercisable one-third at each of the first and second twelve month anniversary dates of such grant. Mr. Hadley exercised his options in April, 1996. No other options have been granted under the Directors' Plan.

PROFORMA FINANCIAL STATEMENTS

Proforma Combined Financial Statements

The proforma combined statement of operations for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996 and the combined balance sheet as of March 31, 1996, give effect to the Merger accounted for as a pooling-of-interests. This proforma information is based on the historical consolidated financial statements of SDRC and CAMAX and their subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the proforma combined financial statements.

The proforma combined financial statements have been prepared based upon SDRC's and CAMAX's respective consolidated financial statements. Proforma per share amounts are based upon the exchange ratio of .0551 shares of SDRC Common Stock for each share of CAMAX Common Stock. The proforma combined financial condition and results of SDRC and CAMAX may not be indicative of the results that actually would have occurred if the Merger had been in effect during the periods presented or which may be attained in the future. No provision has been reflected in the unaudited proforma combined condensed operating data for direct expenses related to the Merger, which are expected to approximate $1,882,000. The proforma combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of SDRC incorporated by reference herein, and of CAMAX included herein. See "Summary of Selected Financial Consolidated Data of SDRC" and "Summary of Selected Consolidated Financial Data of CAMAX"; and "CAMAX Consolidated Financial Statements."

Unaudited Proforma Combined Statement of Operations
For the year ended December 31, 1993
                                       Historical   Proforma
(in thousands, except                SDRC   CAMAX   Adjustments Combined
 per share data)
Revenue:
 Software licenses                $ 86,754 $12,178  $  --      $ 98,932
 Software maintenance and
  services                          60,851   4,574     --        65,425
 Other                                  --   1,536     --         1,536
      Net revenue                  147,605  18,288     --       165,893

Cost of licenses                    16,065     831     --        16,896
Cost of services                    30,872     155     --        31,027
Cost of other                           --   1,062     --         1,062
  Total cost of revenue             46,937   2,048     --        48,985

      Gross profit                 100,668  16,240     --       116,908
Operating expenses:
 Selling and marketing              80,906   9,807     --        90,713
 Research and development           17,526   3,874     --        21,400
 General and administrative          9,455   2,236     --        11,691
      Total operating expenses     107,887  15,917     --       123,804

      Operating income (loss)       (7,219)    323     --        (6,896)
Equity in losses of affiliates        (614)     --     --          (614)
Other income (expense),
 principally interest                  477     (17)    --           460

Income (loss) before income taxes
 and cumulative effect of accounting
 change                             (7,356)    306     --        (7,050)
Income tax expense (benefit)         4,376     (61)    --         4,315
 Income (loss) before cumulative
  effect of accounting change     $(11,732) $  367   $ --      $(11,365)
 Income (loss) per share
  before cumulative effect
  of accounting change            $   (.39) $  .02             $   (.37)

Common and common equivalent
 shares                           29,876  18,471  1,009(2a)     30,885

See accompanying notes to unaudited proforma combined financial statements.


Unaudited Proforma Combined Statement of Operations
For the year ended December 31, 1994
                                   Historical     Proforma
(in thousands, except            SDRC     CAMAX   Adjustments Combined
 per share data)
Revenue:
 Software licenses            $ 103,317  $11,734   $  --      $115,051
 Software maintenance and
  services                       64,230    5,532      --        69,762
 Other                               --      545      --           545

      Net revenue               167,547   17,811      --       185,358

Cost of licenses                 18,118    2,193      --        20,311
Cost of services                 30,667      318      --        30,985
Cost of other                        --      362      --           362
 Total cost of revenue           48,785    2,873      --        51,658

      Gross profit              118,762   14,938      --       133,700
Operating expenses:
 Selling and marketing           89,628   10,116      --        99,744
 Research and development        20,715    4,202      --        24,917
 General and administrative      10,379    3,122      --        13,501

      Total operating expenses  120,722   17,440      --       138,162

      Operating loss             (1,960)  (2,502)     --        (4,462)
Equity in losses of affiliates   (5,329)      --      --        (5,329)
Other income (expense),
 principally interest             2,121      (26)     --         2,095

Loss before income taxes and
 cumulative effect of accounting
 change                          (5,168)  (2,528)     --        (7,696)
Income tax expense                3,833       48      --         3,881

Loss before cumulative
 effect of accounting change   $ (9,001) $(2,576)  $  --      $(11,577)

Loss per share before cumulative
 effect of accounting change   $   (.31) $  (.15)             $   (.39)

Common and common equivalent
 shares                          28,844   16,892    1,009(2a)    29,853

See accompanying notes to unaudited proforma combined financial statements.



Unaudited Proforma Combined Statement of Operations
For the year ended December 31, 1995
                                     Historical     Proforma
(in thousands, except               SDRC    CAMAX   Adjustments Combined
per share data)

Revenue:
 Software licenses               $117,573  $13,638   $  --    $131,211
 Software maintenance and
  services                         86,511    6,380      --      92,891
 Other                                 --       36      --          36

      Net revenue                 204,084   20,054      --     224,138

Cost of licenses                   23,172    1,487      --      24,659
Cost of services                   39,901      416      --      40,317
Cost of other                          --       25      --          25
  Total cost of revenue            63,073    1,928      --      65,001

      Gross profit                141,011   18,126      --     159,137
Operating expenses:
 Selling and marketing             87,049   10,223      --      97,272
 Research and development          20,496    3,976      --      24,472
 General and administrative        11,263    2,321      --      13,584

      Total operating expenses    118,808   16,520      --     135,328

      Operating income             22,203    1,606      --      23,809
Equity in losses of affiliates       (951)      --      --        (951)
Litigation Settlement             (24,300)      --      --     (24,300)
Other income (loss), principally
 interest                           1,131       19      --       1,150
Income (loss) before income taxes
 and cumulative effect of
 accounting change                 (1,917)   1,625      --        (292)
Income tax expense                  6,550       66     563(2b)   7,179

 Income (loss) before
 cumulative effect of accounting
 change                           $(8,467) $ 1,559   $(563)   $ (7,471)

Income (loss) per share
 before cumulative effect of
 accounting change                $  (.28) $   .08   $        $   (.24)
Common and common equivalent
 shares                            29,921   18,596    1,009(2a)  30,930

See accompanying notes to unaudited proforma combined financial statements.




Unaudited Proforma Combined Statement of Operations
For the three months ended March 31, 1996
                                     Historical     Proforma
(in thousands, except               SDRC    CAMAX   Adjustments Combined
per share data)

Revenue:
 Software licenses               $ 31,317  $ 2,391   $  --    $ 33,708
 Software maintenance and
  services                         29,654    1,687      --      31,341

      Net revenue                  60,971    4,078      --      65,049

Cost of licenses                    6,283      353      --       6,636
Cost of services                   12,464       37      --      12,501

  Total cost of revenue            18,747      390      --      19,137

      Gross profit                 42,224    3,688      --      45,912
Operating expenses:
 Selling and marketing             23,934    2,468      --      26,402
 Research and development           6,810    1,045      --       7,855
 General and administrative         3,653      693      --       4,346

      Total operating expenses     34,397    4,206      --      38,603

      Operating income              7,827     (518)     --       7,309
Equity in losses of affiliates        995       --      --         995
Other income (loss), principally
 interest                            (173)      14      --        (159)

Income (loss) before income taxes
 and cumulative effect of
 accounting change                  8,649     (504)     --       8,145
Income tax expense                  1,789       --      --       1,789
 Income (loss) before cumulative
  effect of accounting change     $ 6,860  $  (504)  $  --    $  6,356

 Income (loss) per share before
  cumulative effect of accounting
  change                          $   .20  $  (.03)           $    .18


Common and common equivalent
 shares                            33,791   18,218    1,103(2a) 34,894

See accompanying notes to unaudited proforma combined financial statements.


Proforma Combined Balance Sheet

Unaudited Proforma Combined Balance Sheet
March 31, 1996

                                      Historical              Proforma
(in thousands,                      SDRC      CAMAX  Adjustments        Combined
except per share data)
Assets
Current assets:
 Cash and cash equivalents        $ 65,548  $ 2,350 $     --                $ 67,898
 Short-term investments              8,518    1,234       --                   9,752
 Accounts receivable, net           51,691    3,209       --                  54,900
 Prepaid expenses and other
  current assets                     5,829      400    1,484(2d)               7,713
 Deferred income taxes                  --      417     (417)(2b)                 --

      Total current assets         131,586    7,610    1,067                 140,263

Long-term investments                8,820       --       --                   8,820
Property and equipment, at cost:
 Computer and other equipment       36,905    5,803       --                  42,708
 Office furniture and equipment     11,098    1,666       --                  12,764
 Leasehold improvements              3,749       67       --                   3,816
                                    51,752    7,536       --                  59,288
Less accumulated depreciation and
 amortization                      (37,856)  (5,206)      --                 (43,062)

 Net property and equipment         13,896    2,330       --                  16,226
Computer software construction
 costs, net                         29,346       --       --                  29,346
Deferred income taxes                   --      583     (583)(2b)                 --
Other assets                         4,217      133       --                   4,350

 Total assets                     $187,865  $10,656 $    484                $199,005

Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable                 $ 10,426  $   541 $     --                $ 10,967
 Current portion of long-term
  debt                                 --       730      367(2e)               1,097
 Accrued expenses                  29,798     1,108    1,484(2d)              32,390
 Accrued litigation                11,692        --       --                  11,692
 Accrued income taxes               4,211        --       --                   4,211
 Deferred revenue                  31,750     3,028       --                  34,778

      Total current liabilities    87,877     5,407    1,851                  95,135

Long-term debt                         --       786     (367)(2e)                419
Long-term liabilities               8,039        --       --                   8,039
Commitments and contingencies
Shareholders' equity:
Common Stock (Historical - SDRC
 31,353 and CAMAX 18,219 and
 Proforma 32,362)                     218        --        7(2a)                 225
Capital in excess of stated value  66,689    14,716     (316)(2a)(2c)         81,089
Retained earnings (deficit)        25,121   (10,253)    (691)(2a)(2b)(2c)     14,177
Foreign currency translation
 adjustment                            12        --       --                      12
Unrealized holding loss on
 investments                          (91)       --       --                     (91)

 Total shareholders' equity        91,949     4,463   (1,000)                 95,412

 Total liabilities and
  shareholders' equity           $187,865   $10,656 $    484                $199,005

See accompanying notes to unaudited proforma combined financial statements.

Notes To The Unaudited Proforma Combined Financial Statements

(in thousands, except per share data)

(1)  Introduction

On January 16, 1996, SDRC entered into a definitive agreement to acquire CAMAX and its Subsidiaries. CAMAX provides CAM software for computerized numerical control machining operations, with products and services designed to simplify, automate and optimize the machining process, to streamline production and to accelerate time to market.

SDRC will issue SDRC Common Stock having a market value of $30,000 in exchange for 100 percent ownership of CAMAX Common Stock. The total number of SDRC shares of common stock to be issued will be determined based on the market price for a twenty day period preceding the second day prior to the Mailing Date.

The proforma combined data (unaudited) for the years ended
December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996 and as of March 31, 1996 are based on the historical consolidated financial statements of SDRC and CAMAX adjusted to give effect to the transaction as though it had occurred as of January 1, 1993. Following the completion of the acquisition of CAMAX and its subsidiaries by SDRC, SDRC plans to merge CAMAX and its subsidiaries into the SDRC operation by integrating the functional areas as appropriate. No proforma adjustments have been included in the proforma financial statements to reflect potential effects of
(a) efficiencies which may be obtained by combining the CAMAX and SDRC operations, or (b) costs of restructuring, integration or consolidation of their operations. The costs of integration are not expected to have a material impact on the resultant combined financial statements.

(2) Proforma Adjustments

The proforma adjustments to the unaudited proforma data are as follows:

   (a) To record the issuance of an estimated 1,009 shares of SDRC Common Stock with a stated value of $.0069 in exchange for all of the outstanding CAMAX Common Stock, none of which has any par value. The number of SDRC shares has been estimated based on a market value of $29.75 as calculated by the average closing price of the SDRC stock for the twenty days ending May 23, 1996.

(b) To conform the accounting for income taxes to FAS 109 as of January 1, 1992 and to establish a valuation allowance against the CAMAX deferred tax assets as management believes it is more likely than not that the deferred tax assets will not be realized.

(c) To reclassify the amount paid by Point Control Co. (which was acquired by CAMAX in 1994) to its employees who redeemed their Point Control Co. stock upon termination of employment.

(d) To record the estimated direct expenses related to the Merger net of the amounts included in the historical financial statements.

(e) To reclassify certain long-term debt as current portion of long-term debt due to acceleration of the payment terms with a change in control of CAMAX.


                     DESCRIPTION OF CAPITAL STOCK

SDRC is authorized to issue 100,000,000 shares of SDRC Common Stock, without par value. As of April 30, 1996, SDRC had outstanding 31,434,515 shares of SDRC Common Stock. Acquisition Corp.'s authorized capital stock consists of 50 shares of common stock, without par value, of which 10 shares are issued and outstanding.

   CAMAX is authorized to issue 50,000,000 shares of CAMAX Common Stock, of which 18,293,321 shares were issued and outstanding as of May 23, 1996. As of May 23, 1996, CAMAX had issued options to purchase a total of 3,179,109 shares of CAMAX Common Stock. Of this amount, options to purchase 5,100 shares of CAMAX Common Stock had been issued pursuant to CAMAX's 1985 Stock Option Plan at a weighted average exercise price of $2.10 per share; options to purchase 548,750 shares of CAMAX Common Stock had been issued pursuant to CAMAX's 1987 Stock Option Plan at a weighted average exercise price of $.51 per share; options to purchase 197,759 shares of CAMAX Common Stock had been issued pursuant to the Point Control 1987 Stock Option Plan at a weighted average exercise price of $.47 per share, and options to purchase 2,266,500 shares of CAMAX Common Stock had been issued pursuant to CAMAX's 1995 Stock Option Plan at a weighted average exercise price of $.71 per share. No additional stock options will be permitted to be granted under CAMAX's 1985 and 1987 Stock Option Plans or the Point Control Stock Option Plan. Options under the 1995 Stock Option Plan are granted by the Compensation Committee. The Compensation Committee may issue options with varying vesting schedules, but all options granted pursuant to the 1995 Stock Option Plan must be exercised within ten years from the date of grant. CAMAX has also issued options to purchase 90,000 shares of CAMAX Common Stock pursuant to CAMAX's Directors' Plan at an exercise price of $.70 per share. CAMAX has also assumed non-qualified options issued by Point Control to purchase 71,000 shares of CAMAX Common Stock at a weighted average
exercise price of $.56 per share.   Options granted under the CAMAX
Option Plans provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of CAMAX. Shares of SDRC Common stock issued to shareholders of CAMAX pursuant to the Merger Agreement will be validly issued, fully paid and non-assessable.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of the shareholders of SDRC are governed by the Ohio General Corporation Law (the "OGCL"), the Articles of Incorporation of SDRC, as amended ("SDRC Articles"), and the Amended Code of Regulations of SDRC ("SDRC Code"). The rights of the shareholders of CAMAX are governed by the Minnesota Business Corporation Act (the "MBCA"), as well as by the Restated Articles of Incorporation of CAMAX, as amended ("CAMAX Articles"), and the Bylaws of CAMAX, as amended ("CAMAX Bylaws"). The following is a summary of certain material differences between the rights of shareholders of SDRC and the rights of shareholders of CAMAX, as contained in provisions of the OGCL and the MBCA, the SDRC Articles and SDRC Code, and the CAMAX Articles and CAMAX Bylaws.

The following does not purport to be a complete statement of the rights of SDRC's shareholders under applicable Ohio law and the SDRC Articles and SDRC Code as compared with the rights of CAMAX shareholders under Minnesota law and the CAMAX Articles and CAMAX Bylaws. The identification of certain specific differences is not meant to indicate that other equally or more significant differences do not exist.

Voting Rights

Holders of both SDRC Common Stock and CAMAX Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

Cumulative Voting

Under Ohio law, unless the articles of incorporation are amended to deny cumulative voting rights, each shareholder has the right to cumulate his or her voting power. SDRC has so amended its articles, and the holders of SDRC Common Stock do not have the right to vote cumulatively in the election of directors. Under Minnesota law cumulative voting is presumed unless denied in the Articles of Incorporation. The CAMAX Articles deny cumulative voting rights.

Preemptive Rights

Under both the OGCL and the MBCA, shareholders of a corporation are presumed to have preemptive rights unless denied in the corporation's articles of incorporation. The SDRC Articles and the CAMAX Articles each deny preemptive voting rights.

Shareholders' Dissenters' Rights

Under both the OGCL and the MBCA, shareholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality.

The OGCL grants such dissenters' rights to a shareholder with respect to (i) amendments to articles of incorporation that adjust or eliminate dividend rights or are substantially prejudicial to the holders of shares of a class that has preference in dividends or distributions or on liquidation over other classes (provided the articles do not expressly or by implication permit such amendments),
(ii) a disposition of all or substantially all of the corporation's assets not in the usual course of business, (iii) mergers if the merger is into a surviving or new entity, (iv) mergers if the shareholder is entitled to vote on the merger or if the merger is the merger of a subsidiary into a parent and (v) plans of exchange involving the acquisition of the corporation's shares if the shareholder is entitled to vote on the plan.

Under the MBCA, the categories of transactions subject to dissenters' rights are similar to those in the OGCL. A shareholder of a Minnesota corporation may exercise dissenter's rights in connection with an amendment to the articles of incorporation materially and adversely affecting the rights or preferences of shares held by the dissenting shareholder, a disposition of all or substantially all of the corporation's property and assets not in the usual course of business, a plan of merger in which the shareholder may vote, and a plan of exchange involving the acquisition of the corporation's shares if the shareholder is entitled to vote on the plan.

Board of Directors

The OGCL provides that the number of directors of an Ohio corporation shall not be less than three (unless all shares are owned of record by one or two shareholders). The SDRC Code requires a board comprised of seven directors, which number may be increased (to not more than 15) or decreased (to not less than seven) by the affirmative vote of two-thirds of the board or of 80% of shareholders entitled to vote. In addition, the SDRC Code provides for the division of SDRC's Board of Directors into two classes of approximately equal size. Directors in each class serve for two years, and elections are staggered such that one class is elected each year. This classification of SDRC's Board may make it more difficult for a shareholder to acquire control of SDRC and remove management by means of a hostile takeover.

The MBCA provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The CAMAX articles provide that CAMAX shall have the number of directors, not more than nine, as provided in the bylaws. Under the CAMAX Bylaws, the Board of Directors is to consist of not less than six, nor more than nine, directors. Each member of the CAMAX Board of Directors is to be elected for a one-year term at the annual meeting of shareholders. Removal of Directors

The OGCL provides that if shareholders have a right to vote cumulatively in the election of directors, unless otherwise provided in the articles or code of regulations, directors may be removed by a vote of the holders of a majority of the voting power entitled to
vote.   Under the SDRC Code, removal of a director requires the vote of at least 80% of the voting power of the corporation entitled to vote, voting as a single class.

The MBCA provides that, unless modified by the articles or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director. Under the CAMAX Bylaws, removal of a director requires the affirmative vote of shareholders holding a majority of the shares entitled to vote for directors.

Amendments to Bylaws

Under the OGCL and the SDRC Code, the SDRC Code may be altered, amended, or repealed, or new bylaws adopted, by approval of the board of directors, except that the affirmative vote of at least 80% of the outstanding shares of SDRC entitled to vote is required to amend SDRC Code provisions relating to special meeting requirements and the number, term, removal and indemnification of directors.

The MBCA and the CAMAX Bylaws provide that the power to adopt, amend or repeal the bylaws shall be vested in the board (subject to certain notice requirements set forth in the CAMAX Bylaws), except that the board shall not adopt, amend, or repeal a bylaw fixing a quorum for meeting of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. Notwithstanding the foregoing, under the MBCA a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolution must be approved pursuant to the procedures for amending the articles of incorporation.

Amendments to Articles

Under the OGCL, directors may, without shareholder approval, adopt an amendment to the articles of incorporation with respect to (i) unissued or treasury shares (to the extent authorized by the articles), (ii) authorization of additional shares to satisfy previously authorized conversion or option rights and (iii) reduction of the authorized number of shares of a class following redemption or acquisition of shares by the corporation.
Shareholders may adopt amendments to the articles by the affirmative vote of two-thirds of the voting power of those shares entitled to vote, unless the articles provide a greater or lesser proportion (but not less than a majority). If an amendment alters a preference or any relative or other right of a class of outstanding shares, then two-thirds of the shares of that class must approve the amendment as well. The SDRC Articles provide that any amendment to the SDRC Articles requires the affirmative vote of two-thirds of the voting power of the corporation.

The MBCA provides that an amendment to a corporation's articles must be by resolution approved by the affirmative vote of a majority of the directors present or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under the MBCA, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The CAMAX Articles do not so provide.

Dividends

Holders of SDRC Common Stock and CAMAX Common Stock are each entitled to dividends as and when declared by the respective Board of Directors of each corporation out of funds legally available for the payment of dividends. The MBCA allows payment of dividends if the Board of Directors determines that the corporation will be able to pay its debts in the ordinary course of business after paying the dividend. The MBCA prohibits the payment of dividends, however, if such payment would reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of preferred stock. Under the OGCL, dividends may be declared and paid in cash or property only out of the unreserved and unrestricted earned surplus of the corporation, except that no dividends may be paid when the corporation is insolvent or when the payment thereof would render the corporation insolvent or when the declaration or payment thereof would be contrary to any restriction contained in the articles of incorporation. Under the OGCL, dividends may be declared and paid in the corporation's own treasury shares. The concept of treasury shares does not exist under the MBCA.

In the past five years, SDRC has not paid a cash dividend on any class of SDRC capital stock. CAMAX has never paid cash dividends on CAMAX Common Stock.

Indemnification and Personal Liability of Directors and Officers

The SDRC Code provides for the indemnification of each director and officer of the corporation to the fullest extent permitted by Ohio law. Generally, Ohio permits indemnification against all expenses and liabilities reasonably incurred by or imposed by a person in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer, provided that the person seeking to be indemnified has acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and provided that the board or the shareholders make a determination that the person has met the applicable standard of conduct, and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, so long as no judgment or other final adjudication adverse to such person establishes that his or her acts or omissions (i) were in breach of his or her duty of loyalty to the corporation or its shareholders,
(ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in his or her receipt of an improper personal benefit. The grant of indemnification in the context of a derivative or other comparable lawsuit may have a circular effect, inasmuch as any damages recovered in such action will be offset by the cost of indemnification.

The CAMAX Bylaws provide for the indemnification of all directors and officers of the corporation to the fullest extent permitted by the MBCA. Indemnification obligations under the MBCA are mandatory with respect to all actions regardless of who brought the action, provided that certain standards of conduct are met. In addition, the MBCA requires the corporation to report the indemnification payments to its shareholders not later than the next meeting of shareholders. There is no similar provision in the OGCL or in the SDRC Code.

Shareholder Right to Inspect

The OGCL provides that any shareholder, upon written demand stating the specific purpose thereof, has the right to examine (and make copies) in person or by agent or attorney, at any reasonable time and for any reasonable and proper purpose, the articles of the corporation, its regulations, its books and records of account, minutes, shareholder records and voting trust agreements, if any, on file with the corporation.

Under the MBCA and the CAMAX Bylaws, every shareholder of CAMAX and every holder of a voting trust certificate has the right, upon written demand, to examine and copy in person or by authorized agent or attorney records of shareholder proceedings for the prior three years, records of board proceedings for the prior three years, CAMAX Articles and Bylaws, financial statements required to be kept by CAMAX, reports made to shareholders generally in the prior three years, a statement of the names and usual business addresses of the directors and principal officers, voting trust agreements, shareholder control agreements and any agreements fixing the relative rights and preferences of a class or series of capital stock.

Shareholder Meetings

In accordance with the SDRC Code, special meetings of the shareholders of SDRC may be called by the Board, the Chairman of the Board, the President (in the Chairman's absence), or shareholders holding 50% of all shares outstanding and entitled to vote thereat. Notice of each annual or special meeting of shareholders must be given in writing not less than seven days before the meeting, although shareholders may waive the notice requirements at any time. The OGCL also provides that if the meeting is called by a person other than the Board and notice is not given by the corporation within 15 days after the delivery of the request, those persons entitled to call the meeting may give the notice.

Under the MBCA and the CAMAX Bylaws, the Chief Executive Officer, the Chief Financial Officer, any two directors, or one or more shareholders holding ten percent or more of shares entitled to vote at such meeting may call a special meeting. However, if the meeting involves a business combination, including an action to affect the composition of the Board of Directors, then at least 25% of the shares entitled to vote at such meeting are required to call the meeting. The CAMAX Bylaws also provide that notice of each shareholder meeting must be mailed not less than 10 nor more than 60 days prior to the meeting, except that notice of a meeting at which there is to be considered (i) an agreement of merger or exchange of shares, (ii) a proposal to dispose of all or substantially all of the property and assets of the corporation, (iii) a proposal to dissolve the corporation, or (iv) a proposal to amend the CAMAX Articles must be mailed to all shareholders, whether entitled to vote or not, at least 20 days prior to the date of such a meeting. Under the MBCA, if the meeting is demanded by shareholders, the meeting, on notice, must occur between 30 and 90 days after receipt of the demand.

Fair Price Requirement for Takeover Offers

Section 302A.675 of the MBCA requires that any person who makes or in any way participates in making a takeover offer for a publicly held Minnesota corporation may not acquire shares of such Minnesota corporation within two years following the last purchase of shares pursuant to a takeover offer with respect to that class of security, including but not limited to, acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless the shareholder is afforded, at the time of the acquisition a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. These provisions do not apply if the acquisition of shares is approved by a committee of the board of directors' disinterested directors before the purchase of any shares by the offeror pursuant to a takeover offer.

While the OGCL does regulate acquisitions of Ohio corporations, there is no comparable fair price provision in the OGCL relating to takeover offers.

Mergers and Consolidations

In order to effect a merger under the OGCL, a corporation's board of directors must adopt a plan of merger and recommend it to the shareholders. The SDRC Articles require that any merger, consolidation or sale of all or substantially all of the corporation's assets must be approved by the affirmative vote of the holders of shares entitling them to two-thirds of the voting power of SDRC. In addition, under the OGCL any class of shares of the corporation must approve the plan by a majority vote of the class if the plan contains any provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class.

The MBCA provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors and submitted to the shareholders and approved by the affirmative vote of a majority of the shareholders of all shares entitled to vote. Like the OGCL, the MBCA requires that any class of shares of a Minnesota corporation must approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class.

Business Combinations

The OGCL bars a corporation from engaging in certain business combinations, including mergers, dispositions of significant assets, stock sales, recapitalizations and similar corporate control transactions, with a shareholder of the corporation who, together with its affiliates and associates, acquired 10% or more of the voting power of the outstanding voting shares of the corporation after April 11, 1990 (an "interested shareholder"), for three years after the interested shareholder acquired the shares. This prohibition does not apply if the board of directors approves the transaction prior to the acquisition of the shares by the interested shareholder. Further, the business combination is permitted if a majority of the outstanding voting power not owned by or affiliated with the interested shareholder approves the transaction no earlier than three years after the interested shareholder acquired the shares. The OGCL also permits a business combination if certain conditions are met, including, among other things, conditions with respect to consideration to be paid in the business combination.

The MBCA contains similar restrictions on business combinations with interested shareholders, although the restrictive period following the acquisition date is four years as compared to the three years under the OGCL. In addition, Section 302A.671 of the MBCA applies, with certain exceptions, to any acquisition of voting stock of a corporation from a person other than the corporation, and other than in connection with certain mergers and exchanges to which the corporation is a party, that results in the beneficial ownership by the acquiring party of 20% or more of the corporation's voting stock then outstanding. Any such acquisition must be approved by a majority vote of the shareholders of the corporation. In general, in the absence of such approval, shares exceeding the threshold are denied voting rights and may be redeemed by the corporation at their then fair market value within 30 days after the acquiring person fails to give a timely information statement to the corporation or after the date the shareholders vote not to grant voting rights to the acquiring person's shares.

Other Anti-Takeover Provisions

In addition to the business combination statutes discussed above, the OGCL and MBCA each contain a "control share acquisition statute" which restricts the voting rights of a person (and those acting in association with such person) who acquires a controlling interest in the corporation to those voting rights which are conferred by the shareholders of the corporation at an annual or special meeting.
The meeting may be a scheduled meeting or a meeting called upon the demand of the acquiring person. In the event that the shareholders grant voting rights to the acquiring person, the OGCL and MBCA both provide dissenters' rights to any shareholder who did not vote in favor of authorizing voting rights to the acquiring person.

The MBCA provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. Ohio law has no equivalent provision.

It should also be noted that in addition to the anti-takeover measures discussed above, the provisions in the SDRC Code (i) providing for a staggered board of directors (discussed above in "Board of Directors"), (ii)requiring a vote of two-thirds of the shareholders to amend provisions of the SDRC Articles concerning the election and removal of directors and concerning certain mergers, consolidations and other business combinations and reorganizations (discussed above under "Amendments to Articles" and "Mergers and Consolidations"), and (iii)limiting the right of shareholders to call a special meeting of shareholders involving a business combination or the composition of the Board of Directors to require the request of holders of at least 50% of the outstanding shares (discussed above under "Shareholder Meetings") may make it more difficult to effect a change in control of SDRC and may discourage or deter a third party from attempting a takeover.

CERTAIN TRANSACTIONS

In connection with the 1994 merger of Point Control and CAMAX, on September 2, 1994, CAMAX entered into a consulting agreement (the "Consulting Agreement") with Mr. Blakely. Pursuant to the terms of the Consulting Agreement, Mr. Blakely is required to devote no less than 450 hours, 325 hours and 200 hours of his time to the business of CAMAX during the first, second and third twelve month periods following the date of the Consulting Agreement, respectively. In consideration of his efforts on behalf of CAMAX, Mr. Blakely is to receive a consulting fee of $150 per hour. According to the terms of the Consulting Agreement, Mr. Blakely is required to create and maintain distributor relationships, participate in trade shows, produce and review marketing materials, develop background materials for industry analysts and publications, maintain key customer relationships and create future technologies. In addition to Mr. Blakely's hourly consulting fee, Mr. Blakely received $50,000 on the date of the Consulting Agreement, $40,000 on the first anniversary of the Consulting Agreement and is to receive $30,000 on the second anniversary of the Consulting Agreement for his agreement not to compete with CAMAX during the term of the Consulting Agreement. The Consulting Agreement also requires that any intellectual property conceived of or created by Mr. Blakely shall remain the property of CAMAX and that Mr. Blakely shall not divulge to anyone or use in any way any confidential or secret knowledge or information of CAMAX which Mr. Blakely acquired or became acquainted with prior to the termination of the Consulting Agreement for whatever reason. The Consulting Agreement will survive the Merger and become the binding obligation of both Acquisition Corp. and Mr. Blakely in accordance with its terms following the consummation of the Merger.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following table sets forth, as a percentage of net sales, consolidated statements of operations data for the periods indicated:

                                         Three Months
                          Year Ended        Ended
                           December 31,    March 31,

                       1993   1994  1995  1995    1996
Net sales:
   Software            66.6   65.9  68.0  68.7    58.6
   Maintenance and
    services           25.0   31.1  31.8  30.8    41.4
   Other                8.4    3.0   0.2   0.5
                     ------- ------ -----    ------ -------
Total net sales       100.0  100.0 100.0 100.0   100.0

Cost of sales:
   Software             4.5   12.3   7.4   7.5     8.7
   Maintenance and
    services            0.9    1.8   2.1   2.0     0.9
   Other                5.8    2.0   0.1   0.3
                    ------- ------  ---- -----   -------
Total cost of sales    11.2   16.1   9.6   9.8     9.6
                    -------  ------ ---- -----   -------
Gross margin           88.8   83.9  90.4  90.2    90.4
Operating expenses:
 Sales and marketing   53.6   56.8  51.0  51.4    60.5
 Research and
  development          21.2   23.6  19.8  20.5    25.6
 General and
  administrative       12.2   17.5  11.6  10.8    17.0
                     ------- ----- ----- ------ -------
Total operating
 expenses              87.0   97.9  82.4  82.7   103.1
                     ------- ----- ------ ----- -------
Income (loss) from
 operations             1.8  (14.0)  8.0   7.5   (12.7)
Other expense (income)  0.1    0.2  (0.1) (0.2)    0.3
                     ------- ----- ----- ------ -------
Income (loss) before
 income taxes           1.7  (14.2)  8.1   7.7   (12.4)
(Benefit) provision
 for income taxes      (0.3)   0.3   0.3   0.4
                     -------  ----- ----- ----- -------
Income (loss) before
 cumulative effect of
 accounting change      2.0  (14.5)  7.8   7.3   (12.4)
Cumulative effect of
 accounting change      5.3
                    ------- ------- ----- ----- -------
Net income (loss)       7.3  (14.5)  7.8   7.3   (12.4)
                     ====== ======  =====  ====  ======



Years Ended December 31, 1993, 1994 and 1995

     Net Sales

  CAMAX's net sales are derived from license fees for its software products, from software maintenance and services fees and from other sources. Software sales are derived from software licensing fees and software upgrades to more advanced modules . Maintenance and services sales are derived from software maintenance fees, updates to the current versions of software and training fees. Other sales are derived primarily from the resale of hardware products and services. The Company recognizes revenue from software licensing fees in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position No. 91-1, Software Revenue Recognition. Software revenue from the sale of software licenses is recognized upon shipment to the reseller, or to the end-user if the order to CAMAX is from the end-user, if collection is probable and remaining vendor obligations are insignificant. Product returns and allowances (which have not been significant through March 31, 1996) are estimated and provided for at the time of sale. Maintenance sales from ongoing software maintenance agreements are recognized ratably over the term of the maintenance agreement, which is typically 12 months. Payments for maintenance fees are generally received in advance. Sales for training are recognized when the services are performed. Sales from the resale of hardware products are recognized when the hardware products are shipped to the end-user.

    Total net sales were $18.3 million, $17.8 million and $20.1 million in 1993, 1994 and 1995, respectively, representing a decrease of 3% from 1993 to 1994 and an increase of 13% from 1994 to 1995. CAMAX derives its sales from three separate product lines--Camand,
SmartCAM and ManufacturingExpert. CAMAX distributes the majority of its products through a worldwide network of third party resellers.

Software Sales. Sales from software licenses were $12.2 million, $11.7 million and $13.6 million in 1993, 1994 and 1995, respectively, representing a decrease of 4% from 1993 to 1994 and an increase of 16% from 1994 to 1995. Substantially all of the decline in software sales from 1993 to 1994 was due to a decrease in the number of units of software shipped for the SmartCAM product line. The increase in software sales from 1994 to 1995 was due primarily to the increase in the number of units of software shipped for ManufacturingExpert. CAMAX purchased the ManufacturingExpert product line in August 1994. Camand accounted for 50%, 50% and 44% and SmartCAM 50%, 46% and 42% of total software sales for 1993, 1994 and 1995, respectively, and ManufacturingExpert 4% and 14% of total software sales for 1994 and 1995, respectively.

 CAMAX anticipates that sales from software licenses will continue to represent a substantial majority of its sales for the foreseeable future. CAMAX also believes that it will continue to experience intense competition which could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. In July 1995, CAMAX announced a program to eliminate the sale and use of the ManufacturingExpert product line. Management expects very few sales from the sale of software licenses for ManufacturingExpert in 1996 and no sales in 1997 and future periods.

 Maintenance and Services Sales. Maintenance and services sales were $4.6 million, $5.5 million and $6.4 million in 1993, 1994 and 1995, respectively, representing increases of 21% from 1993 to 1994 and 15% from 1994 to 1995. The growth in each period was primarily attributable to an increase in the number of customers in CAMAX's installed base purchasing software maintenance agreements. For the years, 1993, 1994 and 1995, maintenance and services sales as a percentage of total net sales accounted for 25%, 31% and 32%, respectively. CAMAX believes that prior growth in the rates of increase for maintenance and services sales should not be relied upon as any indication of growth rates for any future period.

Other Sales. Other sales were $1.5 million, $0.5 million and $0.04 million in 1993, 1994 and 1995, respectively, representing decreases of 65% from 1993 to 1994 and 93% from 1994 to 1995. The decline in each period was primarily attributable to a de-emphasis on the resale of hardware products which began in 1993. For the years, 1993, 1994 and 1995, other sales as a percentage of total net sales accounted for 8%, 3%, and 0.2%, respectively. During 1995, CAMAX ended its practice of selling hardware products and does not expect to generate any significant hardware sales in 1996 or future periods.

     International Sales. Sales outside of North America accounted for 31%, 33% and 38% of total net sales in 1993, 1994 and 1995, respectively. The increase in sales outside of North America in 1994 was primarily attributable to an increase in the number of international resellers marketing CAMAX's products. The increase in 1995 was primarily attributable to more effective penetration of the market across all product lines by the Company's international resellers. CAMAX intends to continue increasing the number of international resellers and direct sales personnel within its international markets. There can be no assurance that CAMAX's investments in its international sales and marketing operations will result in increased international sales.

 Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in the currency exchange rates in the future will not have an adverse impact on CAMAX's operations. Additional risks inherent in CAMAX's international business activities include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in collecting payment, difficulties in managing international operations, potentially adverse tax consequences including repatriation of earnings, reduced protection for intellectual property and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on CAMAX's future international sales and, consequently, CAMAX's business, operating results and financial condition.


 Cost of Sales

   Cost of Software Sales. Cost of software sales consists primarily of third party royalty fees, manuals, software amortization, product media and duplication, packaging materials and shipping expenses. Costs of software sales were $0.8 million, $2.2 million and $1.5 million in 1993, 1994 and 1995, respectively, representing 7%, 19% and 11% of software sales for each respective year. The increase in the cost of software sales from 1993 to 1994 is primarily attributable to the amortization of the ManufacturingExpert product line and the cost of royalties for third party technology. The decrease from 1994 to 1995 was primarily due to the amortization of the ManufacturingExpert product line acquired in 1994 (See Note 2 of Notes to Consolidated Financial Statements).


 In August 1994, CAMAX purchased the assets for the software product known as ManufacturingExpert from Autodesk, Inc. ("Autodesk"). The purchase price was $1.6 million, which was paid with a down payment of $0.3 million in cash, assumption of liabilities of $0.1 and a noninterest-bearing note of $1.2 million issued by CAMAX to Autodesk which requires three annual payments of $0.4 million through 1997. The purchase price was allocated as follows: discount for imputed interest, $0.2 million; services of Autodesk personnel during the transition period, $0.6 million; and purchased software, $0.8 million.

 CAMAX capitalizes software development costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Capitalization of software development costs begins upon the establishment of technological feasibility of the product. In 1994, CAMAX changed its software development process from a feature-based release model to a time-based release model. This change significantly reduced the amount of time between technological feasibility and release thereby reducing the extent of software production costs incurred after the establishment of technological feasibility. Because of this change, CAMAX management believes the amount of any software development costs that could be capitalized is immaterial. Accordingly, all software development costs during 1994 and 1995 were expensed as incurred. Costs of $0.5 million were capitalized in 1993. CAMAX estimated that such costs had an economic life of two years. Amortization expense of $0.4 million, $0.3 million and $0.1 million has been included in cost of software sales for 1993, 1994 and 1995, respectively.

Cost of Maintenance and Services Sales. Cost of maintenance and services sales consists primarily of the same types costs as those incurred for software sales, as well as costs for third party technology maintenance. Costs of maintenance and services sales were $0.2 million, $0.3 million and $0.4 million in 1993, 1994 and 1995, respectively, representing 3%, 6% and 7% of maintenance and services sales for each respective year. The increase in the cost of maintenance and services sales in dollar amount and as a percentage of maintenance and service sales in each successive year was due primarily to the increase in maintenance and services sales as well as to an increase in the cost of software maintenance on the use of third party technology.

   Cost of Other Sales. Cost of other sales consists primarily of the cost of third party hardware products purchased by CAMAX and resold to its customers. Costs of other sales were $1.1 million, $0.4 million and $0.02 million in 1993, 1994 and 1995, respectively, representing 69%, 66% and 70% of other sales for each respective year. The decrease in the dollar amount of other sales in each successive year was due primarily to the decrease in other sales.


 Operating Expenses

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses of sales and marketing personnel, travel and entertainment expenses and promotional expenses. Sales and marketing expenses were $9.8 million, $10.1 million and $10.2 million, or 54%, 57% and 51% of total net sales, in 1993, 1994 and 1995, respectively. The year-to-year increases in dollar amount were primarily due to increases in marketing and promotional activities. Management believes that sales and marketing expenses will increase in dollar amounts in future periods as it expands its sales and marketing in markets outside of North America.

 Research and Development. Research and development expenses were $3.9 million, $4.2 million and $4.0 million in 1993, 1994 and 1995, or 21%, 24% and 20% of total net sales, in 1993, 1994 and 1995, respectively. The increase in research and development expenses in dollar amount and as a percentage of total net sales from 1993 to 1994 was primarily due to the previously described change in the software development process. The decrease in dollar amount and as a percentage of total net sales from 1994 to 1995 was primarily due to reductions in third party services and equipment maintenance costs.

 General and Administrative. General and administrative expenses were $2.2 million, $3.1 million and $2.3 million, or 12%, 18% and 12% of total net sales, in 1993, 1994 and 1995, respectively. The increase in general and administrative expenses in dollar amount and as a percentage of total net sales from 1993 to 1994 and the decrease in dollar amount and as a percentage of total net sales from 1994 to 1995 was primarily due to severance payments made in connection with the departure of CAMAX's former President and CEO in June 1994, as well as legal, accounting and other costs associated with the merger of CAMAX and Point Control in September 1994.


    Other Expense (Income)

Other expense (income) consists of the net effect of interest income, interest expense and miscellaneous income and expense items. Other expense (income) was $18,000, $26,000 and ($19,000) in 1993,
1994 and 1995, respectively.


     Income Taxes

  The effective tax rates for 1993, 1994 and 1995 were (20%), (2%) and 4%, respectively. These rates differ from the statutory rate primarily due to the use of both a net operating loss carryback (for Point Control) and a net operating loss carryforward (for CAMAX) in 1993, a net operating loss (consolidated) in 1994 and the use of a net operating loss carryforward (for CAMAX) in 1995.

 In 1993, CAMAX recognized a change in accounting for deferred income taxes. Effective January 1, 1993, CAMAX adopted SFAS No. 109, Accounting for Income Taxes. CAMAX elected to adopt the requirements of SFAS No. 109 as of January 1, 1993, rather than retroactively restate prior financial statements. The cumulative effect as of January 1, 1993 of adopting SFAS No. 109 was a credit to income of $1.0 million. See Note 1 of Notes to Consolidated Financial Statements.

 As of December 31, 1995, CAMAX had net operating loss carryforwards of approximately $8.0 million, research and development tax credit carryforwards of approximately $0.6 million and other tax credit carryforwards of approximately $0.2 million. The carryforwards expire in varying amounts from 1998 to 2010. There can be no assurance that the net operating loss carryforwards and the various tax credit carryforwards will be available in the future. See Note 7 of Notes to Consolidated Financial
Statements.


Three Months Ended March 31, 1995 and 1996

     Net Sales

Total net sales decreased by 12% from $4.6 million for the three months ended March 31, 1995 to $4.1 million for the three months ended March 31, 1996. Total net sales decreased primarily due to a decline in sales of software licenses for Camand and ManufacturingExpert which was partially offset by increased maintenance fees resulting from an increasing number of CAMAX's customers purchasing software maintenance agreements. Sales derived through indirect distribution channels accounted for the majority of CAMAX's total net sales for the three months ended March 31, 1995 and 1996.

 Software Sales. Sales from software licenses decreased 25% from $3.2 million for the three months ended March 31, 1995 to $2.4 million for the three months ended March 31, 1996. The decrease was primarily due to a decline in sales of software licenses for Camand and ManufacturingExpert. The decrease for Camand was due to reduced demand for this product line, while the decrease for ManufacturingExpert was due to an announced termination of the product line. In July 1995, CAMAX announced a program to eliminate the sale and use of the ManufacturingExpert product line.
Management expects very few sales from the sale of software licenses for ManufacturingExpert in 1996 and no sales in 1997 and future periods. In the three months ended March 31, 1995 and 1996, Camand accounted for 48% and 43%, SmartCAM accounted for 41% and 55% and ManufacturingExpert accounted for 11% and 2%, respectively, of total software sales.

 Maintenance and Service Sales. Maintenance and services sales increased 19% from $1.4 million for the three months ended March 31, 1995 to $1.7 million for the three months ended March 31, 1996. The growth was primarily attributable to an increasing number of CAMAX's customers electing to purchase software maintenance agreements. As percentage of total net sales, maintenance and services sales accounted for 31% and 41% for the three months ended March 31, 1995 and 1996, respectively.

 Other Sales. Other sales were $22,000 for the three months ended March 31, 1995 and zero for the three months ended March 31, 1996. During 1995, CAMAX ended its practice of selling hardware products and does not expect to generate any significant hardware sales in 1996 or future periods.

     Cost of Sales

Cost of Software Sales. Cost of software sales increased from $0.3 million for the three months ended March 31, 1995 to $0.4 million for the three months ended March 31, 1996, representing 11% and 15%, respectively, of software sales for each period. The increase in dollar amount and as a percentage of software sales was primarily due to the increase in the cost of royalties on the use of third party technology.

 Cost of Maintenance and Service Sales. Cost of maintenance and service sales decreased from $0.09 million for the three months ended March 31, 1995 to $0.04 million for the three months ended March 31, 1996, representing 6% and 2%, respectively, of maintenance and service sales. The decrease in dollar amount and as a percentage of maintenance and service sales was primarily due to the amortization of capitalized software in 1995.

Cost of Other Sales. Cost of other sales was $15,000 for the three months ended March 31, 1995 and zero for the three months ended March 31, 1996. The decrease in dollar amount was due to the decrease in related other sales.

Operating Expenses

 Sales and Marketing. Sales and marketing expenses increased 4% from $2.4 million for the three months ended March 31, 1995 to $2.5 million for the three months ended March 31, 1996, representing 51% and 61%, respectively, of total net sales. The increase in sales and marketing expenses as a percentage of total net sales was due primarily to the same relative level of sales and marketing expense for each year spread over a smaller sales base in 1996 as compared to 1995.

 Research and Development. Research and development expenses increased by 10% from $0.9 million for the three months ended March 31, 1995 to $1.0 million for the three months ended March 31, 1996, representing 20% and 26%, respectively, of total net sales. The increase in research and development expenses in dollar amount and as a percentage of total net sales was primarily due to increases in the number of software engineers and computer equipment depreciation.

General and Administrative. General and administrative expenses increased by 38% from $0.5 million for the three months ended March 31, 1995 to $0.7 million for the three months ended March 31, 1996, representing 11% and 17%, respectively, of total net sales. The increase in dollar amount and as a percentage of total net sales was primarily due to accounting and legal expenses associated with CAMAX's impending acquisition by Structural Dynamics Research Corporation. See Note 9 of Notes to Consolidated Financial Statements.

     Other Income (Expense)

Other income was $7,000, net, for the three months ended March
31, 1995 as compared to $14,000, net, for the three months ended
March 31, 1996. The increase in other income was primarily due to a reduction in interest expense.

     Income Taxes

Income tax expense for the three months ended March 31, 1995 was $18,000 as compared to zero for the three months ended March 31, 1996. The decrease was due to the decrease in income before taxes.


Liquidity and Capital Resources

     From its inception through 1987, CAMAX financed its operations primarily through private sales of common stock, totaling over $14 million, and bank loans. Since 1988, CAMAX has financed its operations primarily through cash generated from operations. In 1993, 1994, 1995 and the three months ended March 31, 1996, $1.1 million, $2.2 million, $2.5 million and $0.1 million, respectively, was generated by operations. Cash provided by operations has been primarily the result of net income, adjusted for depreciation and amortization, generated in each year, except 1994 where the collection of accounts receivable provided $1.8 million of cash.

 CAMAX's investing activities consist primarily of purchases of property and equipment. In 1993, 1994, 1995 and the three months ended March 31, 1996, CAMAX used $0.7 million, $0.9 million, $1.9 million and $0.3 million, respectively, to purchase property and equipment, primarily computer hardware and software. In addition, CAMAX capitalized software development costs of $0.5 in 1993. Beginning in 1994, CAMAX changed its software development process which resulted in CAMAX incurring immaterial costs after achievement of technological feasibility. Management expects that the rate of purchases of property and equipment will decrease in 1996 to the approximate levels of those for 1992-1994. CAMAX's principal commitments consist primarily of leases on its facilities in Minneapolis, Minnesota and Eugene, Oregon. See Note 5 of Notes to Consolidated Financial Statements.

  At March 31, 1996, CAMAX had $3.6 million of cash, cash equivalents and short-term investments and $2.2 million of working capital. CAMAX had an unsecured, noninterest-bearing note outstanding to Autodesk in connection with CAMAX's purchase of the ManufacturingExpert product line with a principal balance as of March 31, 1996 of $704,000. The terms of the note include an acceleration in the payment of the note in the event of a change in control of CAMAX.

CAMAX also had a term loan from a bank that was secured by certain assets of CAMAX. The loan bears interest at the bank's reference rate (8.25% at March 31, 1996) plus 1.625% and expires in November 1998. The principal balance of this term loan was $426,000 at March 31, 1996. At March 31, 1996, CAMAX had outstanding $387,000 in remaining obligations for installment loans and capitalized equipment leases which expire in varying timeframes through the first quarter of 2000. See Note 4 of Notes to Consolidated Financial Statements.

CAMAX has short-term lines of credit with two banks for borrowings up to $500,000 and $750,000, respectively. Borrowings under the $500,000 line of credit agreement bear interest at 1.0% over the reference rate as established by First Bank Minneapolis (8.25% at March 31, 1996). Borrowings under the $750,000 line of credit agreement bear interest at the bank's reference rate (8.25% at March 31, 1996) plus 1% with a floor of 8.75%. As part of the $750,000 borrowing arrangement, CAMAX must maintain a $50,000 compensating balance. Borrowings under the agreements are collateralized by substantially all of CAMAX's assets. Both agreements contain certain restrictive covenants which, among other things, require CAMAX to maintain specified levels of net worth. As of March 31, 1996, CAMAX had no borrowings outstanding under either agreement.

CAMAX's days sales outstanding were 61, 56, 58 and 65 at December
31, 1993, 1994, 1995 and March 31, 1996, respectively.

To date, CAMAX has not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk.

                             LEGAL MATTERS

Dinsmore & Shohl, Cincinnati, Ohio, counsel for SDRC, has rendered its opinion that the shares of SDRC Common Stock to be issued to the shareholders of CAMAX in connection with the Merger have been duly authorized and, if issued pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Such firm will also render its opinion with respect to certain federal income tax consequences of the Merger to SDRC, CAMAX and the shareholders of CAMAX.

John E. McDowell, a partner in Dinsmore & Shohl, is a director of SDRC. As of December 31, 1995, partners of Dinsmore & Shohl and attorneys employed by such firm beneficially owned 105,906 shares of SDRC Common Stock.

                                  EXPERTS

The consolidated financial statements of SDRC incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CAMAX Manufacturing Technologies, Inc. as of December 31, 1994 and 1995 and for the years then ended included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. The consolidated financial statements of CAMAX Manufacturing Technologies, Inc. as of December 31, 1993 and for the year ended December 31, 1993 restated to give effect to the Point Control Co. merger on September 2, 1994 and accounted for as a pooling of interests have been audited by Deloitte & Touche LLP as stated in their report appearing herein which is based in part on the report of Coopers & Lybrand LLP, independent auditors. The separate financial statements of Point Control Co. are not included herein, but are included in the restated audited financial statements of CAMAX Manufacturing Technologies, Inc. The report of Deloitte & Touche LLP expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for income taxes by adopting the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, in 1993. Such consolidated financial statements of CAMAX Manufacturing Technologies, Inc. have been so included in reliance upon such firms given upon their authority as experts in accounting and auditing.

                            OTHER MATTERS

The Board of Directors of CAMAX knows of no other matters which may come before the Special Meeting. However, if any matters other than those set forth in the notice should be properly presented for action, including any adjournment of the Special Meeting, such matters will be handled in accordance with applicable legal requirements.

Representatives of Deloitte & Touche, LLP are expected to be present at the Special Meeting to answer, at the appropriate time, any questions of shareholders.

CAMAX MANUFACTURING TECHNOLOGIES, INC.
INDEX TO FINANCIAL STATEMENTS


                                                        Page
                                               [Printed copy will
INDEPENDENT AUDITORS' REPORTS:                include page numbers]
  Deloitte & Touche LLP
  Coopers & Lybrand LLP

CONSOLIDATED BALANCE SHEETS:
  December 31, 1994 and 1995
  March 31, 1996 (Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS:
  Years Ended December 31, 1993, 1994, and 1995
  Three Months Ended March 31, 1995
    and 1996 (Unaudited)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY:
 Years Ended December 31, 1993, 1994, and 1995
 Three Months Ended March 31, 1996 (Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS:
  Years Ended December 31, 1993, 1994, and 1995
   Three Months Ended March 31, 1995
   and 1996 (Unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:
  Years Ended December 31, 1993, 1994, and 1995
   Three Months Ended March 31, 1995 and
    1996 (Unaudited)

INDEPENDENT AUDITORS' REPORT
Board of Directors and Shareholders
CAMAX Manufacturing Technologies, Inc.
Minneapolis, Minnesota

We have audited the consolidated balance sheets of CAMAX Manufacturing Technologies, Inc. and subsidiaries (the Company) as of December 31, 1994 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of CAMAX Systems, Inc. and Point Control Co., which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the statements of operations, shareholders' equity, and cash flows of Point Control Co. for the year ended December 31, 1993, which statements reflect total net revenues of $8,705,647. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Point Control Co. for 1993, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CAMAX Manufacturing Technologies, Inc. and subsidiaries at
December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1993 the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.



/s/ Deloitte & Touche LLP
Minneapolis, Minnesota                  Deloitte & Touche LLP
March 12, 1996

INDEPENDENT AUDITORS' REPORT
Board of Directors
Point Control Co.

We have audited the statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1993 of Point Control Co. and subsidiaries (PCC). These financial statements are the responsibility of PCC's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of Point Control Co. and subsidiaries for the year ended December 31, 1993, in conformity with generally accepted accounting principles.



/s/ Coopers & Lybrand LLP
Eugene, Oregon                          Coopers & Lybrand LLP
February 10, 1994

CAMAX MANUFACTURING TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

                                December 31        March 31
                            1994       1995           1996
                                                  (Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents $2,247,534  $ 2,450,864 $ 2,350,460
Investments                1,064,240    1,425,490   1,233,983
Accounts receivable,
 net of allowance for
 doubtful accounts of
 $193,000, $200,000, and
 $212,000, respectively    2,804,222    4,030,016   3,129,398
Other accounts receivable     70,446       72,143      79,259
Inventory                    211,709      103,860     109,256
Prepaid expenses             455,884      297,461     290,952
Deferred income taxes        451,000      417,000 417,000
                           ---------    ---------    --------
Total current assets       7,305,035    8,796,834   7,610,308

PROPERTY:
Equipment                  4,065,614    5,486,105   5,803,468
Office furniture and
 fixtures                  1,534,993    1,698,623   1,665,991
Leasehold improvements        51,901       66,662      66,662
                           ---------    ---------   ---------
Total property and
 equipment                 5,652,508    7,251,390   7,536,121
Less accumulated
 depreciation              4,217,224    4,925,879   5,206,311
                           ---------    ---------   ---------
Property and
 equipment, net            1,435,284    2,325,511   2,329,810

OTHER ASSETS:

Deferred software
 development costs           138,109
Deferred income taxes        549,000      583,000     583,000
Other assets, net            246,747      156,833     133,261
                            --------     --------   ---------
Total other assets           933,856      739,833     716,261
                            --------     --------   ---------
                          $9,674,175  $11,862,178 $10,656,379
                          ==========  ===========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable             871,355 $   663,932  $   540,818
Current portion of
 long-term debt              625,606     769,420      730,107
Accrued payroll and
 commissions                 433,694     735,625      361,601
Deferred revenue           2,538,656   3,172,416    3,027,641

Other accrued liabilities    737,599     678,714      747,306
                             --------    -------      --------
Total current liabilities  5,206,910   6,020,107    5,407,473

LONG-TERM DEBT             1,303,718     879,083      785,984

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock - no par
 value; authorized
 50,000,000
 shares; issued and
 outstanding 17,137,528,
 18,211,692, and
 18,219,271
 shares, respectively     14,472,170  14,712,062   14,716,024
Accumulated deficit      (11,308,623) (9,749,074) (10,253,102)
                          ----------   ---------   ----------
Total shareholders'
 equity                    3,163,547   4,962,988    4,462,922
                          ----------   --------    ----------
                        $  9,674,175 $11,862,178 $ 10,656,379
                         ===========  ==========   ==========

See notes to consolidated financial statements.

CAMAX MANUFACTURING TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Three Months
                                                                 Ended
                               Years Ended December 31          March 31
                      1993       1994        1995            1995      1996
                                                               (Unaudited)
NET SALES:
Software         $12,178,193  $11,733,692   $13,637,996    $3,172,804 $2,391,417
Maintenance and
 services          4,574,142    5,532,263     6,380,279     1,423,271  1,686,929
Other              1,535,611      544,588        35,479        22,338
                  ----------    ---------     ---------     ---------  ---------
 Total net sales  18,287,946   17,810,543    20,053,754     4,618,413  4,078,346

COST OF SALES:
 Software            830,258    2,193,135     1,487,371       345,849    352,629
 Maintenance and
  services           155,066      317,164       415,730        89,336     37,749
 Other             1,062,084      361,843        24,925        15,329
                  ----------   ----------    ----------     ---------  ---------
 Total cost of
  sales            2,047,408    2,872,142     1,928,026       450,514    390,378
                  ----------   ----------    ----------     ---------  ---------
Gross margin      16,240,538   14,938,401    18,125,728     4,167,899  3,687,968

OPERATING EXPENSES:
Sales and
 marketing         9,806,707   10,115,728    10,222,630     2,372,736  2,467,978
Research and
 development       3,874,508    4,202,117     3,975,482       946,570  1,044,794
General and
 administrative    2,235,809    3,122,347     2,321,089       502,189    693,073
                   ---------   ----------    ---------      ---------  ----------
Total operating
 expenses         15,917,024   17,440,192    16,519,201     3,821,495  4,205,845
                  ----------   ----------    ----------     ---------  ---------
INCOME (LOSS)
 FROM OPERATIONS     323,514   (2,501,791)    1,606,527       346,404   (517,877)

OTHER EXPENSE (INCOME):
Interest expense      93,113      141,972       174,812        42,753     37,920
Other income, net    (75,458)    (115,764)     (193,975)      (50,239)   (51,769)
                     -------     --------       -------        ------     -------
 Total other
 (income) expense     17,655       26,208       (19,163)       (7,486)   (13,849)
                     -------     --------       -------        ------     ------

INCOME (LOSS) BEFORE
 INCOME TAXES AND
 CUMULATIVE EFFECT
 OF ACCOUNTING
 CHANGE              305,859   (2,527,999)    1,625,690       353,890   (504,028)

(BENEFIT) PROVISION
 FOR INCOME TAXES    (62,065)      48,473        66,141        18,000
                     -------    ---------     ---------       -------   ---------
INCOME (LOSS) BEFORE
 CUMULATIVE EFFECT
 OF ACCOUNTING
 CHANGE              367,924   (2,576,472)    1,559,549       335,890   (504,028)
CUMULATIVE EFFECT
 OF ACCOUNTING
 CHANGE              975,567
                    --------   ----------    ----------      --------   ---------
NET INCOME (LOSS) $1,343,491  $(2,576,472) $ 1,559,549     $  335,890 $ (504,028)
                   =========   ==========   ===========       =======   =========

PER COMMON AND COMMON
EQUIVALENT SHARE:
INCOME (LOSS)
 BEFORE CUMULATIVE
 EFFECT OF
 ACCOUNTING
 CHANGE           $      .02  $      (.15) $       .08     $      .02 $     (.03)
CUMULATIVE EFFECT
 OF ACCOUNTING
 CHANGE                  .05
                  ---------   ----------- ------------    ----------- -----------
 NET INCOME
  (LOSS)          $      .07  $      (.15) $       .08     $      .02 $     (.03)
                  ==========  =========== ============    =========== ===========

WEIGHTED AVERAGE
 NUMBER OF COMMON
 AND COMMON
 EQUIVALENT SHARES
 OUTSTANDING      18,470,601   16,892,254   18,596,439     18,079,458 18,218,008
                  ==========   ==========   =========      ========== ==========


See notes to consolidated financial statements.

CAMAX MANUFACTURING TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                     Common Stock
                                   -----------------                   Net
                                   Number of           Accumulated     Shareholders'
                                   Shares    Amount    Deficit         Equity
BALANCES AT DECEMBER 31, 1992   16,968,204 $14,380,439 $ (9,790,015) $4,590,424

Common stock issued upon exercise
 of stock options                  325,480      28,878                   28,878
Common stock redeemed             (395,417)    (15,420)    (189,309)   (204,729)
Net income                                                1,343,491   1,343,491
                                 ----------  ----------  ----------  -----------

BALANCES AT DECEMBER 31, 1993   16,898,267  14,393,897   (8,635,833)  5,758,064

Common stock issued upon exercise
 of stock options                  478,656      95,153                   95,153
Common stock redeemed             (239,395)    (16,880)     (96,318)   (113,198)
Net loss                                                 (2,576,472) (2,576,472)
                                 ----------  ----------   ----------  ----------

BALANCES AT DECEMBER 31, 1994   17,137,528  14,472,170  (11,308,623)  3,163,547

Common stock issued upon exercise
 of stock options                1,074,164     239,892                  239,892
Net income                                                1,559,549   1,559,549
                                 ---------   ---------    ---------   ----------
BALANCES AT DECEMBER 31, 1995   18,211,692 $14,712,062 $ (9,749,074) $4,962,988

Common stock issued upon
 exercise of stock options
 (unaudited)                         7,579       3,962                    3,962
Net loss (unaudited)                                       (504,028)   (504,028)
                                ----------  ----------    ----------    --------
BALANCES AT MARCH 31, 1996
 (UNAUDITED)                    18,219,271 $14,716,024 $(10,253,102) $4,462,922
                                ==========  ==========   ==========   =========


See notes to consolidated financial statements.



CAMAX MANUFACTURING TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                        Three Months Ended
                                     Years Ended December 31                   March 31
                                       1993      1994         1995         1995     1996
                                                                          (Unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net income (loss)                  $1,343,491 $(2,576,472) $ 1,559,549 $  335,890 $ (504,028)
Adjustments to reconcile
 net income (loss) to net
 cash provided by
 operating activities:
  Depreciation                        746,351     980,000      994,679    223,437    284,908
  Amortization                        381,143     333,408      237,887     65,095     23,572
  Amortization of Manufacturing
   Expert                                         765,518
  Noncash expense for transition
   services                                       247,000
  Gain on sale of equipment            (5,387)     (6,085)     (22,923)   (12,172)      (728)
  Deferred income taxes                35,753       3,881
  Cumulative effect of accounting
   change                            (975,567)
Changes in assets and liabilities:
   (Increase) decrease in accounts
   receivable                        (275,677)  1,762,527   (1,227,491)    43,313    893,502
   Decrease (increase) in inventory    39,536      (4,077)     107,849     62,191     (5,396)
   (Increase) decrease in prepaid
   expenses                           (89,268)     28,464      158,423     19,033      6,509
   Decrease in income taxes receivable            151,878
   Decrease in accounts payable      (124,050)     (8,404)    (207,423)   (49,165)  (123,114)
   Increase in accruals and other
    liabilities                        95,962     466,683      876,807    362,960   (450,207)

   (Increase) decrease in other
    assets                            (13,178)     53,371       (9,863)     1,739
   Decrease in other long-term
    liabilities                       (11,285)     (5,642)
                                     ---------  ----------      -------    -------   ---------
Total adjustments                    (195,667)  4,768,522      907,945    716,431    629,046
                                     ---------  ----------     -------    -------   ---------
Net cash provided by operating
 activities                         1,147,824   2,192,050    2,467,494  1,052,321    125,018

CASH FLOWS FROM INVESTING
 ACTIVITIES:
Purchases of investments              (98,261) (1,827,587)  (2,193,510)  (573,727)
Proceeds from maturities
 of investments                                   861,608    1,832,260    389,685    191,507
Purchases of property                (740,431)   (888,813)  (1,936,859)  (688,021)  (292,703)
Proceeds from sale of property         10,627      20,274       57,101     19,760      4,224
Software development costs
 capitalized                         (483,242)
                                    ----------   ---------   ----------  ---------   --------
Net cash used in investing
 activities                        (1,311,307) (1,834,518)  (2,241,008)  (852,303)   (96,972)

CASH FLOWS FROM FINANCING
 ACTIVITIES:
Proceeds from issuance of
 short-term debt                      450,000     150,000
Principal payments on short-term
 debt obligations                    (150,000)   (450,000)
Proceeds from issuance of
 long-term debt                       350,278     211,328      370,964    168,660
Principal payments on long-term
 debt obligations                    (388,460)   (254,021)    (634,012)   (83,637)  (132,412)
Common stock issued for cash           28,878      95,153      239,892      6,118      3,962
Redemptions of common stock          (204,729)   (113,198)
                                    ----------   --------     --------     -------  ---------
Net cash provided by (used in)
 financing activities                  85,967    (360,738)     (23,156)    91,141   (128,450)
                                    ----------   --------     --------     -------  ----------
NET (DECREASE) INCREASE
 IN CASH AND CASH EQUIVALENTS         (77,516)     (3,206)     203,330    291,159   (100,404)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD                2,328,256   2,250,740    2,247,534  2,247,534  2,450,864
                                    ---------   ---------    ---------  ---------  ----------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD                    $2,250,740  $2,247,534  $ 2,450,864 $2,538,693 $2,350,460
                                   ==========  ==========    =========  =========  =========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
  Interest paid                       $93,113   $ 104,802     $182,625    $19,227    $26,504
                                       ======     =======      =======     ======     ======
  Income taxes paid (refunded)        $49,500   $(102,586)    $ 39,541    $   320    $21,700
                                       ======    ========      =======     ======     ======



Long-term debt of $1,012,518 was incurred in 1994 when the Company purchased Manufacturing Expert (see Note 2).

See notes to consolidated financial statements.

CAMAX MANUFACTURING TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Operations:

CAMAX Manufacturing Technologies, Inc. and its wholly owned subsidiaries, Point Control Co., Point Control International Sales Corporation, and Point Control International Limited, (collectively, the Company) develop and market computer software and services for use in manufacturing facilities and distribute the products nationally and internationally primarily through a dealer network.

The nature of the Company's operations exposes the Company to certain business risks. The market for computer software and services is highly competitive and subject to rapid technological change and evolving industry standards that may affect both the operations of the Company and its customers. In addition, there are risks inherent in the Company's international business activities such as currency fluctuations, reduced protection for intellectual property and other such conditions which may also adversely affect the Company's business, operating results and financial condition.

Summary of Significant Accounting Policies:

Changes in Accounting Principles - Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."
SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Adoption of SFAS No. 121 did not have a material effect on net income.

Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board (APB) Opinion No. 25, which the Company presently is following and which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. Adoption of SFAS No. 123 did not have a material effect on net income as the Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and directors and will disclose the required proforma effect on net income and earnings per share in its 1996 Annual Report.

Consolidation - The consolidated financial statements include the accounts of CAMAX Manufacturing Technologies, Inc. (formerly CAMAX Systems, Inc.) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Consolidated Financial Statements - The consolidated balance sheet as of March 31, 1996 and the statements of operations, shareholders' equity, and cash flows for the three-month periods ended March 31, 1995 and 1996 are unaudited. In the opinion of management, such unaudited consolidated financial statements include all adjustments, consisting of only normal, recurring accruals necessary for a fair presentation thereof. The results of operations for any interim period are not necessarily indicative of the results for the year.

Cash and Cash Equivalents - Cash and cash equivalents include temporary cash investments stated at cost, which approximates market. The Company considers all investments with maturities of three months or less when purchased to be cash equivalents. A substantial portion of the cash and cash equivalents are interest bearing.

Investments - The Company invests in debt securities issued by the U.S. Treasury, certificates of deposit of financial institutions, and commercial paper. All securities have been classified as held to maturity under Statement of Financial Accounting Standards (SFAS) No. 115 due to the Company's intent and ability to hold these investments to maturity. These investments are recorded at amortized cost. As fair market value approximates amortized cost, the unrealized holding gain or loss at each year end was not significant.

Concentrations of Credit Risk - Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's accounts receivable are primarily due from its dealer network. The Company manages this credit risk by evaluating creditworthiness regularly. The Company does not require collateral for its trade accounts receivable.

Inventory - Inventories, which consist of software manuals and supplies, are valued at the lower of average cost or market.

Property - Property is stated at cost. Depreciation, which includes the amortization of assets recorded under capital leases, is computed using the straight-line method over the asset's estimated useful life or the term of the capital lease, whichever is shorter. Estimated lives used in computing depreciation are as follows:

Equipment                         2 to 3 years
Office furniture and fixtures     5 years
Leasehold improvements            5 years

Capitalized lease amounts included in property were $304,000 and $266,000, which were net of accumulated amortization of $517,000 and $217,000, at December 31, 1994 and 1995, respectively.

Deferred Computer Software Development Costs - Under the criteria set forth in SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic product lives, and changes of software and hardware technology.

In 1994, the Company changed its software development process from a feature-based release model to a time-based release model. This change significantly reduced the amount of time between technological feasability and release thereby reducing the extent of software production costs incurred after the establishment of technological feasibility. Because of this change, the Company's management believes the amount of any software development costs that could be capitalized is immaterial. Accordingly, all software development costs after December 31, 1993 have been expensed as incurred.

Costs of $483,000 were capitalized in 1993 and were included in deferred software development costs. The Company estimated that such costs had an economic life of two years. Amortization expense of $353,000, $304,000, and $138,000 has been included in cost of sales for 1993, 1994, and 1995, respectively.

Impairment of Long-Lived Assets - Management of the Company periodically reviews the carrying value of long-term assets, including deferred software development costs and other intangible assets for potential impairment by comparing the carrying value of these assets with their related expected future net cash flows. Should the sum of the related expected future net cash flows be less than the carrying value, management will determine whether an impairment loss should be recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. To date, except for the write-off of
 Manufacturing Expert as discussed in Note 2, management has determined that no impairment of these assets exists.

Revenue Recognition - Revenue from the sale of software licenses is recognized when the product is shipped to the customer. Maintenance revenue is recognized on a monthly basis over the life of the maintenance agreement. Revenue from consulting services is recognized when the services are provided. Sales outside of North America accounted for 31%, 33%, and 38% of total net sales in 1993, 1994, and 1995, respectively.

Income Taxes - Effective January 1, 1993, the Company adopted SFAS No. 109, Accounting for Income Taxes. The Company elected to adopt the requirements of SFAS No. 109 as of January 1, 1993 rather than retroactively restate the financial statements of prior years. Prior to the adoption of SFAS No. 109, the Company followed the provisions of SFAS No. 96, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized for tax consequences in future years of differences between tax bases of assets and liabilities and their financial reporting amounts at each year end based on statutory tax rates applicable to years in which the differences are expected to affect taxable income. As a result of changes in requirements for the recognition of deferred tax assets contained in SFAS No. 109, the Company recorded a cumulative effect of a credit to income of $975,567 as of January 1, 1993.

Earnings (Loss) Per Common and Common Equivalent Share - Earnings
(loss) per common and common equivalent share were calculated by dividing net income (loss) by the weighted average common and common equivalent shares outstanding during each period. Common equivalent shares, using the treasury stock method, include the dilutive effect of all outstanding common stock options.

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain 1993 and 1994 amounts have been reclassified to conform with presentations in the 1995 financial statements.

2. BUSINESS MERGER AND PRODUCT LINE PURCHASE

Merger with Point Control Co.:

On August 22, 1994, CAMAX Systems, Inc. (CAMAX) and Point Control Co. (PCC) signed a definitive agreement to merge PCC into CAMAX, which resulted in PCC becoming a wholly owned subsidiary of CAMAX effective September 2, 1994. Under the terms of the agreement, PCC shareholders received 17.75 shares of CAMAX's common stock for each PCC share and an equivalent conversion for each PCC stock option outstanding. Accordingly, CAMAX issued 7,008,520 shares of its common stock for all the outstanding shares of PCC common stock. On December 9, 1994, the shareholders of CAMAX voted to amend its Articles of Incorporation to change the name of the Company to CAMAX Manufacturing Technologies, Inc.

The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to give retroactive effect to the merger of CAMAX and PCC for all periods presented.

Combined and separate results of CAMAX and PCC during the periods preceding the merger were as follows:

                             CAMAX         Point
                             Systems, Inc. Control Co. Combined

Six months ended
June 30, 1994 (unaudited):

Net revenues                 $4,775,343   $4,200,854 $ 8,976,197
Net income (loss)               (40,274)      41,255         981

Year ended December 31, 1993:

Net revenues                 $9,582,299   $8,705,647 $18,287,946
Income before cumulative
 effect of accounting change    750,244     (382,320)    367,924
Cumulative effect of
 accounting change            1,000,000      (24,433)    975,567
Net income (loss)             1,750,244     (406,753)  1,343,491

The combined results include reclassifications to conform the financial statement presentation between the two companies. These reclassifications had no effect on net income (loss) or shareholders' equity as previously reported by CAMAX or PCC, other than restating the $24,433 cumulative effect for the adoption of SFAS No. 109 for PCC from fiscal 1992 as previously reported to fiscal 1993.

Transaction costs relating to the merger of the two companies, which were expensed in 1994, consist primarily of professional fees. The costs to combine the two organizations include provisions for severance costs relating to the streamlining of the administrative, sales, and marketing functions.

Purchase of Manufacturing Expert Assets:

On August 9, 1994, the Company purchased the assets for the software product known as Manufacturing Expert from Autodesk Inc. (Autodesk). The purchase price was $1,568,000, which was paid with a down payment of $300,000 in cash, assumption of $68,000 in liabilities, and issuance of a noninterest-bearing note for $1,200,000 to Autodesk which requires three annual payments of $400,000 through 1997 (see Note 4). The terms of the note include an acceleration of the note's maturity in the event of a change in control of the Company. The note has been discounted in the financial statements at an imputed interest rate of 9%. The purchase price was allocated as follows:


Discount for imputed interest                $187,000
Services of Autodesk personnel
during transition period                      615,000
Value of purchased software                   766,000
                                             --------
                                           $1,568,000
                                           ==========

The discount is being amortized over the note term as interest expense. The cost of the services of Autodesk personnel was expensed ratably over a six-month period beginning August 9, 1994, the period over which such services were rendered. Operating expenses for 1994 and 1995 include $506,000 and $109,000, respectively, for these transition services. The purchased software was amortized completely during 1994 and is included in cost of sales because of management's determination that the expected future net cash flows would not support the carrying value of this software.

3. LINES OF CREDIT

The Company has short-term lines of credit with two banks for borrowings up to $500,000 and $750,000, respectively.

Borrowings under the $500,000 line of credit agreement bear interest at 1.0% over the reference rate as established by First Bank Minneapolis (8.5% at December 31, 1995). Borrowings under the agreement are limited to the lesser of $500,000 or the Company's borrowing base, which consists of a specified percentage of certain accounts receivable. Borrowings under the agreement are secured by substantially all of the Company's assets. At December 31, 1995, the Company had no borrowings outstanding under this line of credit agreement. The line of credit agreement contains certain restrictive covenants which, among other things, require the Company to maintain net worth in an amount at least equal to two times its obligations and certain indebtedness to the bank and restricts the declaration of payments of dividends.

The $750,000 line of credit is collateralized with accounts receivable, inventory, equipment, and general intangibles of the Company. The interest rate is variable, based on the bank's reference rate (8.5% at December 31, 1995), plus 1%, with a floor of 8.75%. As part of the borrowing arrangement, the Company is required to maintain a $50,000 compensating balance. At December 31, 1995, the Company had no borrowings outstanding under this line of credit agreement. In addition, the line of credit agreement contains certain restrictive covenants which, among other things, require the Company to maintain tangible net worth of not less than $3,250,000 and a current ratio of not less than 1.25:1.

4. LONG-TERM DEBT

Long-term debt at December 31 consists of the following:

                                        1994      1995

Note payable, imputed interest rate
 of 9%, due in annual installments
 of $400,000 through August 1997     $1,012,518 $  703,645
Note payable, interest at reference
 rate plus 1.625%, due in monthly
 installments of $14,114 through
 November 1998                          570,894    456,761
Installment loan, interest at
 10.0%, due in monthly installments
 of $13,004 through October 1996                   123,497
Installment loans, interest at
 8.0%, due in monthly installments
 of $2,230 through August 1996           41,593     17,311
Capitalized leases, interest at
 6.7% to 14.34%, due in
 varying monthly installments
 through February 2000                  304,319    347,289
                                       --------    -------
                                      1,929,324  1,648,503
 Less current maturities                625,606    769,420
                                      ---------   --------
                                     $1,303,718 $  879,083
                                     ==========  =========

Various loan agreements and capitalized leases are collateralized by the pledge of certain equipment. Total long-term debt maturities at December 31, 1995 are approximately $769,000 in 1996, $604,000 in
1997, $201,000 in 1998, $67,000 in 1999, and $7,000 in 2000.

5.  LEASE COMMITMENTS

The Company leases its facilities and certain equipment under operating leases with terms remaining of up to 54 months. Rent expense applicable to operating leases was $747,000 in 1993, $769,000 in 1994, and $846,000 in 1995. Future minimum lease payments under noncancelable operating leases for the five years ending December 31, 2000 approximate $1,593,000. These minimum payments are 1996, $414,000; 1997, $414,000; 1998, $353,000; 1999,
$351,000; 2000, $61,000.

6.  STOCK PLANS

Stock Option Plans - Under a 1985 Incentive Stock Option Plan, options for 175,000 shares of common stock may be granted at 100% of fair market value at date of grant as determined by the Board of Directors. Options are exercisable at a rate determined by the Board of Directors and expire ten years after date of grant or earlier, in accordance with the terms of the plan. The following summarizes the activity for the years ended December 31:

                                         1993    1994    1995


Options outstanding at beginning
 of year                             61,109   60,709    60,709
Options expired                                        (55,609)
Options canceled                      (400)
                                    ------    ------    -------
Options outstanding at end of year  60,709    60,709      5,100
                                    ======    ======    =======

Exercise price per share       $2.00-$2.10 $2.00-$2.10 $2.10
                               ===========  ==========  ====

At December 31, 1995, all outstanding options were exercisable. No additional options will be granted under this plan.

Under a 1987 Nonqualified Stock Option Plan for directors and employees of the Company, options for 2,400,000 shares of common stock may be granted at 100% of fair market value at date of grant, as determined by the Board of Directors, and expire ten years after date of grant or earlier, in accordance with the terms of the plan. The following summarizes the activity for the years ended December 31:

                                    1993    1994      1995

Options outstanding at
 beginning of year             2,137,417  2,041,417  1,551,417
Options granted                  215,000    185,000
Options exercised                 (8,500)   (75,000)  (898,167)
Options canceled                (302,500)  (600,000)   (50,000)
                               ---------  ---------  ---------
Options outstanding at
 end of year                   2,041,417  1,551,417    603,250
                              ==========  =========   ========

Exercise price per share     $.20 - $.60 $.20 - $.60 $.20 - $.60
                             ===========  ========== ===========

At December 31, 1995, 458,250 options were exercisable. No additional options will be granted under this plan.

Under a 1987 Incentive Stock Option Plan, options and stock appreciation rights (SARs) may be granted to employees at 100% of market value at date of grant. SARs entitle the holder to receive the appreciation in value of the SARs (i.e., the difference between the market price and option price of a share at the time of exercise of the SARs) in shares of common stock of the Company.

                               Outstanding
                            Stock     Appreciation   Price Per
                            Options   Rights         Share

Balance at
 January 1, 1993           1,019,057    334,423
Options granted              110,050     27,513
Options exercised           (296,177)
Options canceled             (71,762)  (151,285)
SARs applied                            (20,359)
                          ----------   --------
Balance at
 December 31, 1993           761,168    190,292     $.28 - $.56
Options exercised           (220,136)               ===========
Options canceled            (129,894)   (72,047)
Options expired              (34,968)    (6,718)
SARs applied                            (17,484)
                          -----------  --------
Balance at
 December 31, 1994           376,170     94,043     $.30 - $.56
Options exercised           (100,997)               ===========
Options canceled             (23,945)   (31,235)
Options expired              (42,340)   (10,586)
                          -----------   --------
Balance at
 December 31, 1995           208,888     52,222     $.37 - $.56
                          ===========    ======     ===========

At December 31, 1995, all outstanding options and SARs were exercisable. No additional shares will be granted under this plan.

During 1995, the Company's Board of Directors and shareholders approved an incentive and stock option plan which provides for the granting of stock options and other awards to employees and other eligible participants. The number of shares for which options or other awards may be issued under the plan is 3,000,000 shares of common stock. The plan also provides that no more stock options will be granted from the Company's 1985 Stock Option Plan or the Company's two 1987 Stock Option Plans. The following summarizes the activity for the year ended December 31, 1995:

Options granted                          2,439,500
Options canceled                          (173,000)
                                         ---------
Options outstanding at December 31, 1995 2,266,500
                                        ==========

Exercise price per share                $.70- $.77
                                        ==========

At December 31, 1995, 673,333 options were exercisable and there were 733,500 shares available for grant under this plan.

During 1995, the Board of Directors and shareholders also approved a stock option plan which provides for the granting of stock options to the Company's outside directors. The number of shares on which options may be issued under the plan is 400,000 shares of common stock. The following summarizes the activity for the year ended December 31, 1995:

Options granted and outstanding at December 31, 1995    100,000
                                                        =======

Exercise price per share                                   $.70
                                                        =======

At December 31, 1995, 16,666 options were exercisable and there were 300,000 shares available for grant under this plan.

In addition, the Company has issued nonqualified options to employees and others to purchase stock at the discretion of the Board of Directors. These options have varying terms as to the life and vesting requirements. The following summarizes the activity for the years ended December 31:

                                           1993    1994    1995

Options outstanding at beginning
  of year                              409,750   356,323  252,324
Options granted                        603,500   213,000
Options exercised                      (17,928) (183,520) (75,000)
Options expired                                           (70,824)
Options canceled                      (638,999) (133,479)
                                      --------   -------   -------
Options outstanding at end of year     356,323   252,324  106,500
                                      ========   =======  ========
Exercise price per share              $.20-$.56 $20-$.56 $.27-$.56
                                     =========  ========  ========
At December 31, 1995, 82,834 options were exercisable.

7. INCOME TAXES

The income tax provisions (benefits) consist of the following components for the years ended December 31:

                              1993      1994       1995

Federal                    $(95,094)   $32,352   $34,548
Foreign sales corporation   (16,745)                 800
Foreign tax                   3,000      5,037     5,000
State                        11,021      7,203    25,793
                           --------    -------   -------
                            (97,818)    44,592    66,141
Deferred taxes               35,753      3,881
                           --------    -------   -------
Provision (benefit)        $(62,065)   $48,473   $66,141
                            =======     ======    ======

Deferred income taxes reflect the impact for financial statement reporting purposes of "temporary differences" between the financial statement carrying amounts and tax bases of assets and liabilities. The "temporary differences" that give rise to a significant portion of the deferred tax assets relate to the following at December 31:

                                       1994      1995

Current deferred assets:
 Net operating loss carryforwards    $190,000 $  190,000
 Allowance for doubtful accounts       73,000     76,000
 Salary accrual                       169,000    108,000
 Other                                 19,000     43,000
                                      -------    -------
                                      451,000    417,000
Long-term deferred assets:
 Net operating loss carryforwards   3,552,000  2,850,000
 State taxes                           73,000     77,000
 Tax credits                          698,000    809,000
 Excess of book depreciation
  over tax depreciation               138,000    176,000
 Software development costs           (52,000)
 Other                                           (32,000)
 Valuation allowance               (3,860,000)(3,297,000)
                                   ----------  ----------
                                      549,000    583,000
                                   ----------  ----------
Net deferred tax asset             $1,000,000 $1,000,000
                                   ==========  ==========

The Company has established a valuation allowance to reduce the deferred tax asset to the amount estimated to be realizable in the future.

The differences between the U.S. federal income taxes calculated at the statutory rate and the consolidated tax provision are summarized as follows for the years ended December 31:

                                 1993      1994       1995

Tax at statutory rate         $ 107,051  $(884,800) $ 569,000
Valuation allowance
 adjustment                    (141,000)   812,000   (563,000)
Permanent differences            (5,955)    16,038     65,062
State income taxes, net
 of federal benefit               7,164      4,681     17,023
Foreign tax (benefit)           (13,745)     5,037      5,800
Effect of graduated tax rates     3,059     25,000    (16,250)
Write-off of foreign tax
 credit receivable                          26,667     16,347
Other                           (18,639)    43,850    (27,841)
                                -------     ------    -------
                              $ (62,065) $  48,473  $  66,141
                              ==========  ========   =========

At December 31, 1995, the Company had a net operating loss carryforward of approximately $8,001,000, an investment tax credit carryforward of approximately $44,000, a research and development credit carryforward of approximately $634,000, and a general business credit carryforward of $131,000. The carryforwards expire in varying amounts from 1998 to 2010.


8.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

Cash, receivables, accounts payable, accrued expenses, and other liabilities are carried at amounts which reasonably approximate their fair value.

The fair value estimates presented herein are based on information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for the purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented therein.


9.  SUBSEQUENT EVENT

On January 16, 1996, the Company entered into an agreement of merger and plan of reorganization with Structural Dynamics Research Corporation (SDRC) whereby all outstanding shares of the Company's common stock will be exchanged for shares of SDRC common stock having a value of $30,000,000. The merger agreement is subject to the approval of the Company's shareholders and other regulatory approvals.
                                                           Annex A

                     AGREEMENT OF MERGER
                  AND PLAN OF REORGANIZATION

   This Agreement of Merger and Plan of Reorganization (the "Agreement") made this 16th day of January, 1996 by and among CAMAX Manufacturing Technologies, Inc., a Minnesota corporation ("CAMAX"; all references herein to CAMAX shall also be references to the CAMAX Subsidiaries as such term is defined below); Structural Dynamics Research Corporation, an Ohio corporation ("SDRC") and SDRC Systems, Inc., an Ohio corporation ("Surviving Corporation").

                          WITNESSETH:

WHEREAS, CAMAX, SDRC and Surviving Corporation wish to effect a merger under the authority and provisions of the corporation law of Ohio and the corporation law of Minnesota pursuant to which at the effective date, as defined herein, CAMAX will be merged with and into SDRC Systems, Inc. (the "Merger"); and

WHEREAS, for federal income tax purposes, CAMAX, SDRC and Surviving Corporation intend the Merger to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:


                             ARTICLE 1
                             THE MERGER

Section 1.1 Transfer of Property and Liabilities. Upon the Effective Date (as defined in Article 9 hereof) of the Merger, the separate existence of CAMAX shall cease; all of the outstanding shares of common stock, without par value of CAMAX ("CAMAX Common Stock") shall be exchanged for and converted into shares of the common stock without par value of SDRC ("SDRC Common Stock"), as hereinafter provided; and upon the filing of the appropriate Certificate of Merger with the Secretary of State of Ohio and Articles of Merger with the Secretary of State of Minnesota, Surviving Corporation shall possess all of the rights, privileges, immunities, powers and purposes, and all of the property, real and personal, causes of action and every other asset of CAMAX, and shall assume and be liable for all of the liabilities, obligations and penalties of CAMAX, in accordance with the General Corporation Law of the State of Ohio and the Minnesota Business Corporation Act.

Section 1.2 Surviving Corporation. Following the Merger, the existence of Surviving Corporation shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, subject to all of the duties and liabilities of a corporation organized under the laws of the State of Ohio. The Articles of Incorporation and Code of Regulations of Surviving Corporation, as of the Effective Date, shall continue in full force and effect, and shall not be changed in any manner by the Merger; except that Article First of the Articles of Incorporation of Surviving Corporation shall be amended in its entirety to read as follows:

   FIRST: The name of the Corporation shall be CAMAX Manufacturing Technologies, Inc.

The officers and directors of Surviving Corporation immediately prior to the Effective Date shall continue as the officers and directors of Surviving Corporation.

Section 1.3 Principal Office. Following the Effective Date, the principal office of Surviving Corporation shall be located in Milford, Clermont County, Ohio.

Section 1.4 State Law. Surviving Corporation shall be an Ohio corporation, governed in all respects by the corporate laws of the State of Ohio.
Section 1.5 Registered Office. The address, including street and number of the registered office of Surviving Corporation in Minnesota, shall be 7851 Metro Parkway, Minneapolis, Minnesota 55425

Section 1.6 Agreement with Secretary of State.  The Surviving
Corporation shall file with the Secretary of State of Minnesota an agreement to the following effect (and if acceptable to the Secretary of State of Minnesota, this Agreement when filed as part of the Articles of Merger shall constitute such agreement):

Section 1.6.1 Service of Process. The Surviving Corporation may be served with process in Minnesota in any proceeding for the enforcement of an obligation of the Surviving Corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of CAMAX against the Surviving Corporation.

Section 1.6.2 Appointment of Agent. The Surviving Corporation irrevocably appoints the Secretary of State of Minnesota as its agent to accept service of process in any proceeding and such service of process may be forwarded to:

     John A. Mongelluzzo
     Vice President, General Counsel and Secretary
     Legal Department
     Structural Dynamics Research Corporation
     2000 Eastman Drive
     Milford, Ohio 45150-2789

Section 1.6.3 Dissenting Shareholders. The Surviving Corporation will promptly pay to the dissenting shareholders of CAMAX the amount, if any, to which they are entitled under Section 302A.473 of the Minnesota Business Corporation Act with respect to the rights of dissenting shareholders.


                                ARTICLE 2.
                            CONVERSION OF SHARES

Section 2.1 Conversion Ratio. All of the shares of CAMAX Common Stock issued and outstanding as of the close of business on the business date immediately prior to the Effective Date shall, in the aggregate, without any action on the part of Surviving Corporation or any holder of such shares, be converted by the Merger into shares of SDRC Common Stock without par value ("SDRC Common Stock") having a total value of $30,000,000 (the "Total Value"). The total number of shares of SDRC Common Stock to be issued shall be determined by dividing the Total Value by the "Applicable Value Per Share of SDRC Common Stock." The "Applicable Value Per Share of SDRC Common Stock" shall be the average of the last sale prices of the SDRC Common Stock as reported on the Nasdaq National Market for the 20-trading day period ending on the fifth trading day prior to the Effective Date (the "Valuation Period"). Of the total number of shares of SDRC Common Stock so determined, 10% thereof shall be set aside for retention under Section 2.2 below. Each individual share of CAMAX Common Stock issued and outstanding as of the close of business on the business date immediately prior to the Effective Date shall be converted into that number of shares of SDRC Common Stock equal to the total number of shares of SDRC Common Stock to be issued in the Merger as provided above (less the number of shares retained pursuant to Section 2.2) divided by the total number of shares of CAMAX Common Stock issued and outstanding as of the close of business on the business date immediately prior to the Effective Date; provided, however, that no fractional shares of SDRC Common Stock shall be issued pursuant to the Merger and in lieu thereof cash shall be paid for fractional shares that would otherwise be issued, in accordance with Section 2.3 below.

Section 2.2 Retention of Shares. From and after the Effective Date, SDRC shall retain that number of shares of SDRC Common Stock which represents 10% of the total shares to be issued to the CAMAX shareholders upon consummation of the Merger, in accordance with the conversion ratio set forth in Section 2.1 of this Agreement, which SDRC shall have the option of redeeming as payment for any amounts due SDRC or the Surviving Corporation pursuant to Article 10 of this Agreement (the "Retention Shares"). For the purposes of any such redemption by SDRC, the redeemed shares shall be valued at the Applicable Value Per Share of SDRC Common Stock.

Upon the earlier of (i) the date that SDRC files its Annual Report on Form 10-K for the year ended December 31, 1996 or (ii) the first anniversary of the Closing Date, as defined herein, (the "Retention Period") SDRC shall distribute any Retention Shares not previously redeemed to the CAMAX shareholders on a pro rata basis based upon their percentage ownership of CAMAX Common Stock immediately prior to the Effective Date in the same manner as provided in the last sentence of Section 2.1 above.

Section 2.3 Exchange of Certificates. After the Effective Date, each holder of a certificate or certificates for shares of CAMAX Common Stock, upon surrender of the same duly transmitted to SDRC's stock transfer agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by SDRC's stock transfer agent), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of SDRC Common Stock into which such holder's shares of CAMAX Common Stock shall have been converted by the Merger, less that proportion of the Retention Shares attributable to such shareholder, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to the product resulting from multiplying such fraction by the Applicable Value Per Share of SDRC Common Stock. Until so surrendered, each outstanding certificate that prior to the time the Merger becomes effective represented shares of CAMAX Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of SDRC Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of SDRC Common Stock into which CAMAX Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing any such shares of CAMAX Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by SDRC), and, thereupon, any such dividends and distributions shall be paid, without interest, to the holder entitled thereto, subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

Section 2.4  Dissenting Shares.

  (a) Notwithstanding anything in this Agreement to the contrary, if
Section 302A.471 of the Minnesota Business Corporation Act shall be applicable to the Merger, shares of CAMAX Common Stock that are issued and outstanding immediately prior to the Effective Date and which are held by shareholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the merger, a written demand for the fair value of such shares in the manner provided in Section 302A.473 of the Minnesota Business Corporation Act and who, as of the Effective Date, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive shares of SDRC Common Stock pursuant to Section 2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 302A.473 of the Minnesota Business Corporation Act. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act shall receive payment therefor from the Surviving Corporation in accordance with the Minnesota Business Corporation Act; provided, however, that if such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 302A.473 of the Minnesota Business Corporation Act, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Date, into and represent the right to receive payment from the Surviving Corporation of the shares of SDRC Common Stock, as provided in
Section 2.1 hereof.

  (b) CAMAX shall give SDRC (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Section 302A.473 of the Minnesota Business Corporation Act received by CAMAX, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such negotiations and proceedings with respect to demands for fair value under such Section 302A.473 of the Minnesota Business Corporation Act. CAMAX shall not, except with the prior written consent of SDRC, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

Section 2.5 Plan Stock Options.

  (a) At the Effective Date, each outstanding option to purchase shares of CAMAX Common Stock (individually, a "Plan Option" and, collectively, the "Plan Options") issued pursuant to the Point Control Co. 1987 Incentive Stock Option Plan, CAMAX Systems, Inc. 1985 Incentive Stock Option Plan, CAMAX Systems, Inc. 1987 Non-Qualified Stock
 Option Plan, CAMAX Manufacturing Technologies, Inc.
1995 Long-Term Incentive and Stock Option Plan and CAMAX Manufacturing Technologies, Inc. 1995 Directors' Stock Option Plan (individually, a "Plan" and, collectively, the "Plans"), whether vested or unvested, shall be assumed by SDRC. Each Plan Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Plan Option, the same number of shares of SDRC Common Stock as the holder of such Plan Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date (rounded down to the nearest whole share), at a price per share equal to (x) the aggregate exercise price for the shares of CAMAX Common Stock otherwise purchasable pursuant to such Plan Option divided by (y) the number of full shares of SDRC Common Stock deemed purchasable pursuant to such Plan Option; provided, however, that in the case of any option to which
Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The stock appreciation rights attached to each Plan Option, if any (the "Stock Appreciation Rights"), shall attach to the option to acquire SDRC Common Stock into which such Plan Option is converted pursuant to the preceding sentence, on the same terms and conditions as were applicable under such Plan Option.

  (b) As soon as practicable after the Effective Date, SDRC shall deliver to the holders of Plan Options appropriate notices setting forth such holders' rights pursuant to the Plan and the agreements evidencing the grants of such Plan Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5) after giving effect to the Merger and the assumption by SDRC as set forth above. SDRC shall comply with the terms of the Plan and ensure, to the extent required by, and subject to the provisions of, such Plan, that Plan Options which qualified as qualified stock options prior to the Effective Date continue to qualify as qualified stock options of SDRC after the Effective Date.

 (c) SDRC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SDRC Common Stock for delivery upon exercise of Plan Options assumed by it in accordance with this Section 2.5 immediately after the Effective Date.

Section 2.6 Other Stock Options.

 (a) At the Effective Date, each outstanding option to purchase shares of CAMAX Common Stock (individually, a "Stock Option" and, collectively, the "Stock Options") issued other than pursuant to the Plan, whether vested or unvested, shall be assumed by SDRC. Each Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option, the same number of shares of SDRC Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date, at a price per share equal to (x) the aggregate exercise price for the shares of CAMAX Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of full shares of SDRC Common Stock deemed purchasable pursuant to such Stock Option.

  (b) As soon as practicable after the Effective Date, SDRC shall deliver to the holders of Stock Options appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6 after giving effect to the Merger and the assumption by SDRC as set forth above).

  (c) SDRC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SDRC Common Stock for delivery upon exercise of Stock Options assumed by it in accordance with this Section 2.6 immediately after the Effective Date.


                            ARTICLE 3.
              REPRESENTATIONS AND WARRANTIES OF CAMAX

CAMAX and its Subsidiaries, as herein defined, hereby represent and warrant to SDRC and Surviving Corporation, their successors and assigns as follows:

Section 3.1 Organization and Good Standing. CAMAX is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and duly authorized to carry on the business presently conducted by it. CAMAX and its Subsidiaries are qualified to do business in the jurisdictions listed on Schedule 3.1 and are not required to be qualified to do business in any other jurisdiction where the failure to be so qualified would have a Material Adverse Effect on CAMAX or its Subsidiaries.

Section 3.2 Capitalization. As of the date of this Agreement, CAMAX's authorized capital stock consists of 50 million shares of common stock, without par value per share, of which 18,241,192 shares are issued and outstanding, fully paid and nonassessable. CAMAX has no outstanding options, warrants or other rights entitling another person to acquire any securities of CAMAX of any kind other than options to purchase a total of 3,260,738 shares of CAMAX Common Stock under the Plans and Stock Options.

Section 3.3 Subsidiaries. Schedule 3.3 is a list of all of CAMAX's direct or indirect subsidiaries and all joint ventures (the
"Subsidiaries"), and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is incorporated.

Section 3.4 Financial Statements. CAMAX has previously furnished to SDRC its audited financial statements as of December 31, 1994, 1993 and 1992 together with unaudited financial statements for the eleven month period ended November 30, 1995 (collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition of CAMAX as of said dates and the results of its operations for the periods then ended, in conformity with generally accepted accounting principles, consistently applied, except that the November 30, 1995 Financial Statements do not include footnotes in accordance with generally accepted accounting principles. There are no material liabilities, obligations or indebtedness of CAMAX required to be disclosed in the Financial Statements other than the liabilities, obligations or indebtedness disclosed therein (including footnotes).

Section 3.5 Title. Except as set forth on Schedule 3.5 and except where the result would not have a Material Adverse Effect on CAMAX, CAMAX and its Subsidiaries have good and marketable title to all of the properties and assets reflected in the Financial Statements as of the latest balance sheet contained in the Financial Statements, and which are still owned by it, and CAMAX and its Subsidiaries have good and marketable title to all properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

Section 3.6 Accounts Receivable. Schedule 3.6 includes an accurate aging schedule of all of the accounts receivable reflected on CAMAX's latest balance sheet included in the Financial Statements. The net accounts receivable reflected on the latest balance sheet included in the Financial Statements will be fully collectible after such date in the ordinary course of business using reasonable business methods in light of the nature of the business.

Section 3.7 Real Property. Except as set forth on Schedule 3.7, (i) CAMAX and its Subsidiaries do not own or lease any real estate and
(ii) CAMAX's or its Subsidiaries' leases of real property are all assignable and do not contain change of control provisions. With respect to all real estate leased by CAMAX or its Subsidiaries: (i) CAMAX or its Subsidiaries are the owner and holder of the entire interest in the leasehold estates purported to be granted by such leases; (ii) CAMAX or its Subsidiaries are not in material default under any lease and each lease constitutes a valid and binding obligation of the respective parties thereto; and (iii) there are no material declared defaults currently existing, neither CAMAX nor its Subsidiaries have received any notices of material default, and, to the knowledge of CAMAX or its Subsidiaries, no events have occurred that with notice, the lapse of time or both, or otherwise would constitute a material default under any of the real estate leases to which CAMAX or its Subsidiaries are a party.

Except as set forth on Schedule 3.7, all improvements owned by CAMAX or its Subsidiaries (including buildings and other structures) on the real estate leased by CAMAX conform in all respects to applicable federal, state, local and foreign laws and regulations (including, but not limited to, those relating to environmental protection, conservation, occupational safety and health, zoning and building) and the real estate leased by CAMAX or its Subsidiaries is zoned for the purpose for which CAMAX or its Subsidiaries use or propose to use the real estate. All improvements (including buildings and other structures) owned by CAMAX or its Subsidiaries on the leased real estate are in good condition and repair, and there does not exist any condition that interferes with the economic value or the use thereof as presently used or as presently proposed to be used by CAMAX or its Subsidiaries.

Section 3.8 Environmental Matters. Except as disclosed on Schedule 3.8: (i) the property and assets of CAMAX and its Subsidiaries and the operations conducted thereon by CAMAX and its Subsidiaries (aa) do not materially violate any applicable federal, state or local environmental law, regulation or ordinance (each hereinafter an "Environmental Law"), including by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response Compensation and Liability Act of 1980, and the Toxic Substances Control Act (including any amendments or extensions thereof, and rules, regulations, standards or guidelines pursuant to any Environmental
Laws) and all other environmental standards or requirements, and
(bb) are not subject to any existing, pending or, to the knowledge of CAMAX or its Subsidiaries, threatened investigation, inquiry or proceeding by any governmental authority or to any remedial obligations under any Environmental Law; (ii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the use of the real properties and assets of CAMAX and its Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of any or all petroleum products, underground storage tanks, and all Hazardous Substances (as such term is hereinafter defined) into the environment, have been obtained or filed; (iii) no Hazardous Substances have been disposed of or otherwise released by CAMAX or its Subsidiaries or, to the knowledge of CAMAX or its Subsidiaries, by others on or to the real properties on which the operations of CAMAX or its Subsidiaries are conducted except in strict compliance with Environmental Laws; and
(iv) neither CAMAX nor its Subsidiaries have contingent liability in connection with the release of any Hazardous Substances into the environment. "Hazardous Substances" shall mean any toxic or hazardous or noxious substance, material or waste which is regulated by any local government authority having jurisdiction over the real properties of or used by CAMAX, the States of Minnesota or Oregon or the United States government, including, but not limited to (i) asbestos or any asbestos containing material of any kind or character which is now or may become friable and polychlorinated biphenyls ("PCB's") as regulated by the Toxic Substance Control Act, 15 U.S.C.A. Section 2601 et seq., or materials or substances designated as "hazardous substances" pursuant to Section 311 of the Clean Water Act, 33 U.S.C.A. Section 1251 et seq., defined as "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901 et. seq., or defined as "hazardous substances" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601 et. seq.

Except as disclosed on Schedule 3.8, no notice of any violation of any Environmental Laws has been received by CAMAX or its Subsidiaries concerning the real properties of or used by CAMAX or its Subsidiaries, and, to the knowledge of CAMAX or its Subsidiaries, there are no existing or pending requirements of any governmental authority relating to environmental matters requiring any remedial action or other work, repairs, construction or capital expenditures with respect to the real properties. Neither CAMAX nor its Subsidiaries have been named as a "potentially responsible party" in connection with any litigation, investigation or similar matter, and CAMAX does not know of any matter in which CAMAX or its Subsidiaries may be so named.

Except as set forth in Schedule 3.8, to the best of CAMAX's knowledge there is not located in, on or under the real properties owned or used by CAMAX or its Subsidiaries (1) electrical transformers or other equipment containing PCB's, (2) underground storage tanks, (3) urea formaldehyde foam insulation, (4) asbestos in any form, or (5) any other Hazardous Substances.

Section 3.9 Inventories. Schedule 3.9 includes an accurate and complete inventory listing as of November 30, 1995. The items comprising the inventory reflected in the inventory amounts on CAMAX's latest balance sheet included in the Financial Statements and on Schedule 3.9 were, as of the dates thereof, and will be at the Effective Date, of a quality and quantity that can be sold, used or consumed in the ordinary course of CAMAX's business as conducted on the date hereof and will in no event include items which are obsolete or not usable by CAMAX in the ordinary course of its business, except where the result would not have a Material Adverse Effect on CAMAX.

Section 3.10 Absence of Material Adverse Changes. Except as disclosed on Schedule 3.10: (i) since December 31, 1994, there have been no changes which would have a Material Adverse Effect on the financial condition, operations or business of CAMAX; and (ii) neither CAMAX's chief executive officer nor its chief financial officer is aware of any events which have occurred since December 31, 1994 or which are reasonably certain to occur in the future and which reasonably can be expected to result in any Material Adverse Effect on the financial condition, operations or business of CAMAX.

Section 3.11 Relationship with Customers and Distribution Channels. To the best knowledge of CAMAX, there exists no threat on the part of any material customer (including any reseller) or supplier to materially reduce the volume of its purchases from or sales to CAMAX or to otherwise materially modify its business relationship with CAMAX.

Section 3.12 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against on CAMAX's latest balance sheet included in the Financial Statements, CAMAX does not have any undisclosed liabilities or obligations (secured, unsecured, contingent or otherwise) of a nature customarily reflected on a corporate balance sheet prepared in accordance with generally accepted accounting principles.

Section 3.13 Litigation. Except as disclosed on Schedule 3.13 hereto, there are no actions, suits, proceedings, investigations or assessments of any kind pending before any court, administrative agency, arbitration association, or other regulatory body, or to the best knowledge of CAMAX, threatened against CAMAX or its Subsidiaries which if successful might result in any Material Adverse Effect on CAMAX or its Subsidiaries or which questions the validity or legality of this Agreement or of any action taken or to be taken by CAMAX in connection with this Agreement.

Section 3.14 Taxes.   Except to the extent reserved against on the
latest balance sheet included in the Financial Statements and/or as set forth on Schedule 3.14, CAMAX and its Subsidiaries have (i) timely filed all tax returns, schedules, declarations, and tax-related documents
(collectively, "Returns") required to be filed by any and all jurisdictions to which it is or has been subject; (ii) timely paid in full any taxes, interest and penalties with respect thereto, subject to audit of the taxing authorities by such jurisdictions and timely made any deposits of tax required by taxing jurisdictions; (iii) fully accrued on its books an amount sufficient to pay all taxes not yet due for any completed taxable period; (iv) made timely payments of the taxes required to be deducted and withheld from the wages paid to employees; and (v) otherwise satisfied, in all material respects, all legal requirements applicable to it with respect to all aforementioned obligations to taxing jurisdictions. All Returns filed by CAMAX correctly reflect in all material respects its income, expenses, deductions, credits and loss carryovers and the taxes due and are otherwise accurate and complete in all material respects. CAMAX has delivered to SDRC true and complete copies of all federal income tax returns of CAMAX for each of the taxable years ended 1993 and 1994, inclusive. The most recent period for which an assessment can no longer be made by the IRS with respect to federal income tax obligations of CAMAX is for the fiscal year ended 1991. Except as set forth on Schedule 3.14, CAMAX has not experienced an audit of any of the Returns, and CAMAX has no knowledge that an audit of any of the Returns is in progress and has no reason to believe that any such audit is contemplated. There are no other pending questions by any taxing authority relating to, or claims asserted for (or to the knowledge of CAMAX or its Subsidiaries any basis therefor), taxes or assessments of CAMAX. For purposes of this Section, "tax" and "taxes" (when not modified by other words such as "income" or "franchise") shall include all income, gross receipts, franchise, excise, real and personal property, and other taxes imposed by any federal, state, municipal, local, or other governmental agency, including assessments in the nature of taxes.

Section 3.15 Contracts, Agreements and Commitments. Except as disclosed on Schedule 3.15, as of the date hereof, CAMAX is not a party to any material contract, agreement or commitment, oral or written, which is to be performed in whole or in part at or after the date of this Agreement. Except as set forth on Schedule 3.15, there is no breach or violation of, or default under any material contract, agreement or commitment, and no event has occurred which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, prepayment or acceleration under any such contract, agreement or commitment.

Section 3.16 Intellectual Property.

        (a)Schedule 3.16 contains a complete and accurate list of all of CAMAX's and its Subsidiaries' Intellectual Property, as defined herein. Schedule 3.16 also contains a complete and accurate list of all third-party owned software incorporated into any CAMAX product. Except as set forth in Schedule 3.16, CAMAX and its Subsidiaries own all right, title and interest in and to, or hold valid licenses, if any, in and to the rights of the Intellectual Property. Schedule 3.16 sets forth a list of all software products currently marketed by CAMAX and its Subsidiaries, or marketed within the three year period prior to the date of this Agreement, and identifies the source or method of intellectual property protection utilized or relied upon by CAMAX with respect to each such product. Except as described on Schedule 3.16, none of the software products marketed by CAMAX or its Subsidiaries has entered the public domain or otherwise lacks intellectual property protection.
  (b) Except as set forth on Schedule 3.16, CAMAX and its Subsidiaries have not, as of and since the date upon which they acquired any of the Intellectual Property, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any of the Intellectual Property to any third party,
(ii) entered into any license, franchise or other agreement with respect to any of the Intellectual Property with any third person, or (iii) otherwise encumbered any of the Intellectual Property. CAMAX and its Subsidiaries have maintained and enforced the Intellectual Property in accordance with their customary practices in order to safeguard the secrecy of all the Intellectual Property that are considered to be trade secrets.

  (c) The conduct of the business of CAMAX and its Subsidiaries as currently conducted does not, to CAMAX's knowledge, conflict, misappropriate or infringe in any way with any intellectual property right of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on CAMAX's business, and there is no claim, suit, action or proceeding pending or, to the knowledge of CAMAX, threatened against CAMAX or any of its Subsidiaries (i) alleging that use of the Intellectual Property or any intellectual property licenses conflicts or infringes in any way with any third party's intellectual property rights, or (ii) challenging CAMAX's or its Subsidiaries' ownership of or right to use or the validity of any Intellectual Property. To CAMAX's knowledge, there are no conflicts, misappropriations, infringements or other violations by any third party of any of the Intellectual Property owned by or licensed by or to CAMAX or any of its Subsidiaries.

  (d) Each copyright registration, patent and trademark registration and each application therefor listed in Schedule 3.16 is valid, subsisting and in proper form, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. CAMAX and its Subsidiaries have taken all of the proper precautions to maintain the secrecy of its Intellectual Property that are considered to be trade secrets, and to protect their trade secrets from disclosure to the full extent required under Minnesota law. Except as set forth in Schedule 3.16, there have been no failures in complying with such requirements and no Copyright, Patent or Trademark, each as defined herein, has lapsed and there has been no cancellation or abandonment thereof.

   (e) Neither CAMAX nor any other person has, to the knowledge of CAMAX, granted any release, covenant not to sue, or non-assertion assurance or entered into any indemnification or settlement agreement with any person with respect to any part of the Intellectual Property or any intellectual property licenses associated with the Intellectual Property.

For the purpose of this Agreement, "Intellectual Property" shall be defined as (a) all know-how, show-how, confidential or proprietary technical information, trade secrets, designs, processes, computer software, databases originating with CAMAX or as "work for hire" created by or on behalf of CAMAX, research in progress, inventions or invention disclosures (whether patentable or unpatentable) and drawings, schematics, blueprints, flow sheets, designs and models;
(b) all copyrights, copyright registrations, copyrights mask works and copyright applications (the "Copyrights"); (c) all patents, patent applications, patents pending, patent disclosures on inventions and all patents issued upon said patent applications or based upon such disclosures (the "Patents"); and (d) all registered and unregistered trade names, trademarks, service marks, product designations, corporate names, trade dress, logos, slogans, designs and general intangibles of like nature, together with all registrations and recordings and all applications for registration therefor and all translations, adaptations, derivatives and combinations thereof (the "Trademarks").

Section 3.17 Business Operation. Since December 31, 1994, and except for the grant and exercise of Stock Options and Plan Options, CAMAX has been operating in the ordinary course of business, has not made any changes in its capital or corporate structures, nor any material changes in its methods of business operation and has not provided any increases in employee salaries or benefits or made a commitment to change the compensation of any employee, other than in the ordinary course. Except as set forth on Schedule 3.17, since December 31, 1994, CAMAX has not declared or paid any dividends nor made any distributions of any other kind to its shareholders.

Section 3.18 CAMAX's Employees and Employee Benefit Plans.  Schedule
3.18 contains a complete and accurate list and a brief description of each employee contract and each plan or arrangement, including the total number of CAMAX shares authorized to be issued under each such contract, plan or arrangement, which provides any of the following benefits: bonus, profit sharing, employee stock ownership, stock option, stock appreciation right, stock grant, phantom stock, pension, retirement, insurance, medical, hospitalization, dental, disability, vacation, workers' compensation, unemployment, deferred or incentive compensation, severance or any other benefit, including, without limitation, each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, and "employee welfare benefit plan" within the meaning of
Section 3(1) of ERISA (collectively, "Benefit Plans") with respect to any one or more of the employees or former employees of CAMAX.
To the extent the Benefit Plans have been reduced to writing, complete and accurate copies of all the Benefit Plans have been delivered to SDRC. In the event a Benefit Plan is not in written form, Schedule 3.18 includes a complete and accurate description of such Benefit Plan. CAMAX is not and never has been obligated to make contributions to any multi-employer plan within the meaning of
Section 3(37) of ERISA and there exist no unfunded liabilities under any of the Benefit Plans. Schedule 3.18 also includes an accurate and complete list of each employee of CAMAX with each employee's job title and annual compensation set forth next to each employee's name. Except as set forth on Schedule 3.18, there has been no change in the compensation payable to such employees. Except as otherwise set forth in Schedule 3.18, CAMAX has not promised to provide and is not providing any medical or life insurance benefits to former employees or any other persons other than current employees. CAMAX has previously delivered to SDRC copies of all executory employment agreements.

Section 3.19 Compliance of Plans with ERISA and Code.

  3.19.1 Compliance. If any of the Benefit Plans were to be terminated, neither CAMAX nor its Subsidiaries would have any material liability with respect to any Benefit Plan other than for amounts already paid or provided for. All Benefit Plans comply in all respects with all applicable laws and regulations including the requirements of the Code that the Benefit Plans be non-discriminatory with regard to coverage, availability of benefits and amount and level of benefits. Each Benefit Plan has received a favorable determination letter from the Interval Revenue Service ("IRS"), each of which is current, that such Benefit Plan meets the requirements of Section 401(a) of the Code. There is no "excess reserve" with respect to any Benefit Plan under Section 419(A)(f)(7)(C) of the Code. Each participant and beneficiary under each of the Benefit Plans, and each of their spouses and dependents, has received (i) all notices and reports required by ERISA within the required deadlines, and (ii) adequate and timely notice of all elections and options permitted under the Benefit Plans. All required contributions have been made to each of the Benefit Plans.

  3.19.2 Violations. CAMAX and its Subsidiaries have not engaged in any transaction which could result in a material liability under
Section 409 of ERISA or Section 4975 of the Code. The execution and delivery of this Agreement will not cause the termination of any of the Benefit Plans, involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor constitute a breach of fiduciary responsibility with respect to the Benefit Plans.

  3.19.3 Documents. CAMAX has delivered to SDRC: (i) all determination letters issued by the IRS within the past five years with respect to the Benefit Plans, and the requests therefor; (ii) any and all documents submitted by CAMAX and its Subsidiaries to the IRS or the Department of Labor ("DOL") with respect to the Benefit Plans during the past five years; (iii) any document relating to the Benefit Plans or the participation of CAMAX or its Subsidiaries therein, or the benefits provided thereunder that create liability with respect thereto; and (iv) any documents received by CAMAX or its Subsidiaries from the IRS or the DOL challenging or raising questions regarding the compliance of any Benefit Plan with the Code, ERISA or any other applicable law.

Section 3.20 Labor and Employment Matters.  Except as set forth on
Schedule 3.20, there has not been filed with the National Labor Relations Board any complaint alleging any unfair labor practices against CAMAX or its Subsidiaries; there are no facts that would lead to any such unfair labor practice charge; and there has been no occurrence within the past two years of any material work stoppage or strike or any significant labor troubles at the facilities of CAMAX or its Subsidiaries. CAMAX and its Subsidiaries are not parties to any collective bargaining agreements. No person or party (including, but not limited to, governmental agencies of any kind) has any valid or enforceable claim or any basis for any valid and enforceable action or proceeding against CAMAX or its Subsidiaries arising out of any federal and/or state equal employment opportunity statutes, ordinances or regulations, including, but not limited to, those pertaining to race, age, religion, gender, sexual harassment and all other similar claims. Except as set forth on Schedule 3.20, all of CAMAX's and its Subsidiaries' employees are United States citizens or are otherwise fully and properly authorized to work on a permanent basis in the United States.

Section 3.21 Overtime, Back Wages, Vacation and Minimum Wages. Except as set forth on Schedule 3.21 or as reflected in the latest balance sheet included in the Financial Statements, no present or former employee of CAMAX or its Subsidiaries has any valid and enforceable claim (whether under federal or state law) under any employment agreement, or otherwise, on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, or
(iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

Section 3.22 Discrimination, Occupational Safety and Other Statutes and Regulations. Except as set forth on Schedule 3.22, no person or party (including, but not limited to, governmental agencies of any kind) has any valid and enforceable claim, or any basis for any valid and enforceable action or proceeding against CAMAX or its Subsidiaries arising out of any breach or violation by CAMAX or its Subsidiaries of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including without limitation, the Occupational Safety and Health Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 or the Americans with Disabilities Act).

Section 3.23 CAMAX's Insurance Policies.   Schedule 3.23 contains an
accurate and complete list of each insurance policy currently providing coverage for the assets of CAMAX and its Subsidiaries, their directors, officers and all employees. CAMAX and its Subsidiaries have at all times maintained liability coverage with financially sound and reputable insurance carriers in amounts which are reasonable in light of the business of CAMAX and its Subsidiaries and its claims experience. CAMAX and its Subsidiaries have no knowledge that any insurance carriers presently providing insurance coverage to CAMAX or its Subsidiaries intend to cancel or refuse to renew such policies or materially increase the premiums payable for coverage comparable to present coverage, except for premium increases to be generally applicable; nor does CAMAX or its Subsidiaries have any knowledge that any such insurance carriers intend to require CAMAX or its Subsidiaries to implement material changes in its present operating facilities or methods or products as a condition to maintaining insurance.

Section 3.24 Bank Matters. Set forth on Schedule 3.24 is a list of each bank account, including the name and address of the bank and the account number, maintained by CAMAX or its Subsidiaries. The list identifies each person who has signature power with respect to each such account. Schedule 3.24 also contains a list of all bank loans held by CAMAX or its Subsidiaries, including the name and address of the bank, the loan number, the original loan amount and all balances due. CAMAX has previously provided SDRC with copies of all documentation with respect to any bank loans.

Section 3.25 Securities Laws and Regulations. Except as set forth on Schedule 3.25, all of the CAMAX Common Stock previously issued, including without limitation stock issued in connection with any of the Plans and Stock Options, were issued in full compliance with all federal and state securities laws and all regulations promulgated thereunder.

Section 3.26 Minute Books and Stock Record Books. The minute books of CAMAX and its Subsidiaries contain complete and accurate records of all meetings and other corporate actions of each of its shareholders and its Boards of Directors, including, but not limited to, any committees of each such corporation's Board of Directors. The stock record books of CAMAX and its Subsidiaries contain complete and accurate records of all transactions involving the issuance or transfer of equity securities of CAMAX or its Subsidiaries, respectively.

Section 3.27 Brokers' Fees. Except for the fee payable to Wessell's, Arnold and Henderson, CAMAX (i) has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and (ii) has not incurred or will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

Section 3.28 Fairness Opinion. As referenced in Paragraph 2(a) of the offer letter to CAMAX from SDRC dated December 7, 1995 (the "Offer Letter"), CAMAX has received from an independent investment banking firm an opinion, in form and substance satisfactory to CAMAX, a copy of which is attached hereto as Exhibit 3.28, that the Merger will, if consummated, be fair to the shareholders of CAMAX from a financial point of view and such fairness opinion shall not have been withdrawn as of the Effective Date.

Section 3.29 Tax Opinion. As referenced in Paragraph 2(a) of the Offer Letter, CAMAX has received from tax counsel an opinion, in form and substance satisfactory to CAMAX, a copy of which is attached hereto as Exhibit 3.29, that the Merger will, if consummated, constitute a tax-free transaction under the Code and such opinion shall not have been withdrawn as of the Effective Date.

Section 3.30 Additional Tax Matters. To the knowledge of CAMAX and its Subsidiaries, neither CAMAX nor any of its Subsidiaries, affiliates or shareholders has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

Section 3.31 Corporate Power and Authorization. The directors of CAMAX, by resolution adopted by the vote of the directors at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, and have directed that this Agreement be submitted to a vote of CAMAX's shareholders at a special meeting of shareholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Bylaws of CAMAX. CAMAX has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory and shareholder approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of CAMAX, enforceable in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of CAMAX's shareholders.

Section 3.32 No Violation. Except as set forth on Schedule 3.32, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, (i) conflicts with, results in a breach of, violates or constitutes a material default under, CAMAX's Articles of Incorporation or Bylaws or any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement or commitment to which CAMAX, its Subsidiaries or any of its property is subject or bound; (ii) results in the creation of or gives any person the right to create any lien, charge, encumbrance, security agreement or any other rights of others or other adverse interest upon any material right, property or asset belonging to CAMAX or its Subsidiaries other than such rights as may be given dissenting shareholders of CAMAX pursuant to Minnesota law; (iii) terminates or gives any person the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which CAMAX or its Subsidiaries is a party or by which CAMAX's or its Subsidiaries' rights, properties or assets are subject or bound; or (iv) accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, CAMAX or its Subsidiaries are to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $150,000 (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by CAMAX or its Subsidiaries).

Section 3.33 International Business Matters. Except (i) as set forth on Schedule 3.33 or (ii) to the extent it would not have a Material Adverse Effect on CAMAX:

  (a) CAMAX and its Subsidiaries have complied in all respects with all laws, regulations and ordinances of the foreign jurisdictions in which CAMAX or its Subsidiaries do business or propose to do business;

  (b) All contracts and agreements between CAMAX or its Subsidiaries and any foreign parties are duly registered with or approved by the appropriate regulatory authority in each foreign jurisdiction in which CAMAX or its Subsidiaries do business or propose to do business;

  (c) CAMAX and its Subsidiaries are properly incorporated and authorized to do business in all foreign jurisdictions where CAMAX or its Subsidiaries currently do or propose to do business and have all foreign governmental licenses and permits necessary for conducting the business each conduct and such licenses and permits are in full force and effect; no violations have been recorded and no proceedings are pending or threatened to revoke or limit any of such licenses and permits;

  (d) Neither CAMAX nor its Subsidiaries has knowingly violated any foreign law, regulation or ordinance or any U.S. laws pertaining to business with foreign jurisdictions, including without limitation the United States Foreign Corrupt Practices Act, the violation of which could have a Material Adverse Effect on the ability of CAMAX to do business in foreign jurisdictions, and CAMAX and its Subsidiaries are not aware of any claims or litigation in any foreign jurisdictions pending or threatened against CAMAX or its Subsidiaries;

  (e) The sale of CAMAX's or its Subsidiaries' products in any foreign jurisdiction is not restricted by any United States export laws and/or any regulations promulgated thereunder, and CAMAX and its Subsidiaries conduct their international sales in full compliance with all applicable export laws and regulations. CAMAX and its Subsidiaries have previously provided SDRC with evidence of the classification of CAMAX's or its Subsidiaries' software under applicable United States export laws and regulations;

   (f) CAMAX is current on all payments due to foreign distributors;
and

  (g) All revenues resulting from sales made in foreign jurisdictions by CAMAX or its Subsidiaries are reported on CAMAX's Financial Statements in accordance with United States generally accepted accounting principles.

Schedule 3.33 includes an itemized description of any restrictions imposed by foreign governments or governmental agencies on CAMAX's or its Subsidiaries' ability to terminate any of their distribution agreements or other agreements with foreign entities selling CAMAX products.

Section 3.34 Maintenance and Enhancement Agreements. Schedule 3.34 includes a copy of CAMAX's standard software maintenance agreement and, except as set forth on Schedule 3.34, there exist no deviations to CAMAX's standard software maintenance agreement which require increased maintenance obligations by CAMAX to any of its customers.

Except as set forth on Schedule 3.34, CAMAX and its Subsidiaries have not orally or in writing committed to provide selective special enhancements to any of their software products for particular CAMAX customers.

Section 3.35 Full Disclosure. No representation or warranty made by CAMAX and its Subsidiaries in this Agreement or any Schedule or Exhibit hereto and no statement or certificate or memorandum furnished or to be furnished by CAMAX pursuant hereto or in connection with the transactions covered hereby contains or will contain any untrue statement of a material fact, or omit any material fact, the omission of which would be misleading.


                               ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF SDRC

SDRC and Surviving Corporation, jointly and severally, hereby represent and warrant to CAMAX, its successors and assigns as follows:

Section 4.1 Organization and Good Standing. Each of SDRC and Surviving Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly authorized to carry on the business presently conducted by it.

Section 4.2 Capitalization. SDRC's authorized capital stock consists of 100,000,000 shares of common stock, no par value, of which 30,535,975 shares are issued and outstanding as of December
31, 1995, fully paid and nonassessable.   Surviving Corporation's
authorized capital stock consists of 500 shares of common stock, no par value, of which 10 shares are issued and outstanding as of December 31, 1995, fully paid and nonassessable.

Section 4.3 Corporate Power and Authorization. The Boards of Directors of SDRC and Surviving Corporation, respectively, and the shareholder of the Surviving Corporation, by resolution adopted by votes of the directors at meetings duly called and held in accordance with applicable law, have each duly approved this Agreement, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Code of Regulations of SDRC and Surviving Corporation, respectively. SDRC and Surviving Corporation each have the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute valid and binding obligations of each of SDRC and Surviving Corporation, enforceable in accordance with their respective terms, except to the extent that
(i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals.

Section 4.4 No Violation. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, (i) conflicts with, results in a breach of, violates or constitutes a material default under either SDRC's or Surviving Corporation's Articles of Incorporation or Code of Regulations or any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which SDRC or Surviving Corporation or any of their property is subject or bound; (ii) results in the creation of or gives any person the right to create any lien, charge, encumbrance, security agreement or any other rights of others or other adverse interest upon any material right, property or asset belonging to SDRC or Surviving Corporation; (iii) terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which CAMAX is a party or by which SDRC's or Surviving Corporation's rights, properties or assets are subject or bound; or (iv) accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, SDRC or Surviving Corporation is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments.

Section 4.5 Due Diligence. SDRC has completed, to its satisfaction, a due diligence review of CAMAX's products, software and intellectual property and of CAMAX's books, records, contracts, agreements and other documents directly impacting CAMAX and its Subsidiaries, as provided in Paragraph 2(f) of the Offer Letter.

Section 4.6 Shares to be Issued. The shares of SDRC Common Stock to be issued and delivered pursuant to this Agreement will, when so issued, be duly and validly issued, fully paid and nonassessable.

Section 4.7 SEC Filings. SDRC has delivered to CAMAX true and complete copies of its (i) Annual Reports on Form 10-K for the years ended December 31, 1994, 1993 and 1992, as filed with the Securities and Exchange Commission ("SEC"), and its Annual Report to Shareholders for such years; (ii) proxy statements relating to all of SDRC's meetings of shareholders (whether annual or special) since December 31, 1992; and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by SDRC with the SEC since December 31, 1994 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SDRC and its subsidiaries included or incorporated by reference in the SEC Filings (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated assets, liabilities and financial position of SDRC and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments). Since January 1, 1992, SDRC has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder.

Section 4.8 No Material Adverse Change. Except as disclosed in the SEC Filings filed with the SEC through the date of this Agreement, since September 30, 1995, there has been no change in, and no event, occurrence or development in the business of SDRC, the Surviving Corporation or any of the SDRC subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on SDRC or the ability of SDRC to consummate the transactions contemplated hereby.

Section 4.9 Prospectus/Proxy Statement. At the time the Registration Statement (as defined in Section 5.8) becomes effective and at the time the Prospectus/Proxy Statement (as defined in Section 5.8) is mailed to the shareholders of CAMAX for purposes of obtaining the approvals referred to in Section 5.15 and at all times subsequent to such mailing up to and including the times of such approvals, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to SDRC, the SDRC Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the Securities Act of 1933 ( the "1933 Act") and the 1934 Act and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 4.10 Current Plans or Intentions. To the knowledge of SDRC and the Surviving Corporation, neither SDRC nor any of its subsidiaries, affiliates or shareholders has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and SDRC does not have any current plan or intention to take any of the following actions within the twelve month period immediately following the Effective
Date:

  (a) liquidate the Surviving Corporation;

  (b) merge the Surviving Corporation with or into another corporation, except if the Surviving Corporation is the surviving corporation;

  (c) cause the Surviving Corporation or any Surviving Corporation Subsidiary to sell or otherwise dispose of any of its assets to any entity other than the Surviving Corporation or a Surviving Corporation Subsidiary, with the following exceptions: (i) sales or dispositions in the ordinary course of business, or (ii) sales or dispositions which would not violate the "substantially all" test as defined in Rev. Proc. 77-37, 1977-2 568 Section 3.01;

  (d) dispose of any stock of the Surviving Corporation except for transfers to corporations controlled by SDRC, as defined in Section 368(c) of the Code, or cause the Surviving Corporation to issue shares of its stock to anyone other than SDRC that would result in SDRC losing 80% control of the Surviving Corporation, as defined in
Section 368(c) of the Code.

For purposes of this Section 4.10, the term "Surviving Corporation Subsidiary" shall mean any entity with respect to which the Surviving Corporation or another Surviving Corporation Subsidiary (so defined), at the time of the occurrence of the event described in this Section 4.10, owns stock that possesses at least 80% of the total voting power of such entity and has a value equal to at least 80% of the total value of the stock of such entity.

Section 4.11 Litigation. Except as disclosed in SDRC's SEC Filings, there are no actions, suits, proceedings, investigations or assessments of any kind pending before any court, administrative agency, arbitration association, or other regulatory body, or to the knowledge of SDRC, threatened against SDRC, the Surviving Corporation or any of its subsidiaries which if successful might have a Material Adverse Effect or which questions the validity or legality of this Agreement or of any action taken or to be taken by SDRC or the Surviving Corporation in connection with this Agreement.

Section 4.12 Brokers' Fees. Neither SDRC nor the Surviving Corporation (i) has, directly or indirectly, dealt with any broker or finder in connection with this transaction and (ii) has not incurred or will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

Section 4.13 Governmental Authorities; Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and except for the filing of the Certificate of Merger and the Articles of Merger with the Secretaries of State of the States of Ohio and Minnesota, SDRC and Surviving Corporation are not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement, the Certificate of Merger or the Articles of Merger or the consummation of the transactions contemplated hereby or thereby. No approval or authorization of any governmental or regulatory authority or any other party or person (except the approval of the Agreement of Merger and Plan of Reorganization by the shareholders of CAMAX and Surviving Corporation) is required to be obtained by SDRC or Surviving Corporation in connection with their execution, delivery and performance of this Agreement, the Certificate of Merger or the Articles of Merger or the transactions contemplated hereby or thereby.

Section 4.14 Full Disclosure. No representation or warranty made by SDRC or Surviving Corporation in this Agreement or exhibit hereto and no statement or certificate or memorandum furnished or to be furnished by SDRC or Surviving Corporation pursuant hereto or in connection with the transactions covered hereby contains or will contain any untrue statement of a material fact, or omit any material fact, the omission of which would be misleading.

                                   ARTICLE 5
                                   COVENANTS

Section 5.1 Cooperation. Each of the parties hereto shall cooperate with the other party in all reasonable respects, and shall take all other steps necessary to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

Section 5.2 Access to Information. CAMAX and its Subsidiaries have permitted SDRC, its officers, employees, accountants, agents and attorneys, and SDRC has permitted CAMAX, its officers, employees, accountants, agents and attorneys, to have reasonable access during business hours to their respective books, records and properties for the purpose of making a detailed examination or updating and amplifying prior examinations of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of CAMAX or SDRC, as the case may be, and permitting one another to undertake a complete due diligence investigation to its satisfaction provided, however, that any such due diligence investigation by SDRC or CAMAX shall not relieve SDRC or CAMAX from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequent to such investigation and prior to the Effective Date.

Section 5.3 Conduct of the Business Until the Effective Date.
Except for actions contemplated hereby or taken with the prior written consent of SDRC, CAMAX and its Subsidiaries will, from the date of this Agreement until the Effective Date, conduct their business only in the ordinary course and consistent with past practices, and CAMAX and its Subsidiaries will refrain from taking any action which would result in a material breach of any representation and warranty made by CAMAX and its Subsidiaries herein. During the period from the date of this Agreement to the Effective Date, CAMAX and its Subsidiaries shall not without prior written consent from SDRC, (1) license, sell or otherwise dispose of any asset, property or intellectual property rights, in any form, in whole or in part, nor (2) make any individual disbursements, commitments or purchases in excess of $150,000, except for any disbursements planned or made in the ordinary course of business in accordance with the current CAMAX Manufacturing Technologies, Inc. Bonus Plan.

Section 5.4 CAMAX Subsidiaries.  As of the Effective Date, either
CAMAX or Point Control Co., an Oregon corporation and a wholly-owned subsidiary of CAMAX, shall be the sole owner of all of the issued and outstanding stock of all of the CAMAX Subsidiaries.

Section 5.5 Capital Structure and Dividends. From the date of this Agreement until the Effective Date, except for the issuance of CAMAX Common Stock pursuant to the valid exercise of Plan Options or Stock Options, neither CAMAX nor any of its Subsidiaries will issue any long term debt or additional securities of any kind or warrants or options to purchase any of such securities. As of the date of this Agreement, except for the issuance of CAMAX Common Stock pursuant to the valid exercise of Plan Options or Stock Options, CAMAX shall take no actions which change or affect its capital structure; nor shall CAMAX, without the prior written consent of SDRC, pay any dividends or make any distributions on CAMAX's or any of its Subsidiaries' stock.

Section 5.6 No Other Negotiations. From the date of this Agreement until the Effective Date, CAMAX agrees that neither it, its Subsidiaries, nor any officer, director, employee or agent on its behalf will initiate or hold discussions, negotiate or bargain with or entertain offers from any other party concerning the acquisition or change in control of CAMAX, however structured. In the event CAMAX receives an unsolicited offer relating to the type of transaction contemplated hereby, CAMAX shall immediately notify SDRC in writing of the existence and contents of the offer, the identity of the offeror, and shall provide SDRC with a copy of the offer and any related correspondence. CAMAX shall immediately inform the offeror of the existence of this Agreement and CAMAX shall reject such offer.

Section 5.7 Option Plans. From the date of the Offer Letter until the Effective Date, CAMAX shall not grant or have granted any options under the Plans or the Stock Options. SDRC shall make all filings required under federal and state securities laws within 30 days of the Effective Date, including, without limitation, filing registration statements on Form S-8 (or such other form as may be appropriate) with the Securities and Exchange Commission, so as to permit the exercise of such options and the sale of the shares received by the optionees upon such exercise.

Section 5.8 Registration Statement

  (a) For the purposes (i) of holding a meeting of the shareholders of CAMAX to approve this Agreement and the Merger and (ii) of registering the SDRC Common Stock to be issued to holders of CAMAX Common Stock in connection with the Merger with the SEC and with applicable state securities authorities, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/proxy statement satisfying all applicable requirements of the 1933 Act, the 1934 Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

  (b) SDRC shall furnish such information concerning SDRC as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to SDRC, to be prepared in accordance with Section 5.8(a). SDRC agrees promptly to advise CAMAX if at any time prior to the CAMAX shareholders' meeting any information provided by SDRC in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

  (c) CAMAX shall furnish SDRC with such information concerning CAMAX and the Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to CAMAX and the Subsidiaries, to be prepared in accordance with Section 5.8(a). CAMAX agrees promptly to advise SDRC if at any time prior to the CAMAX shareholders' meeting any information provided by CAMAX in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide SDRC with the information needed to correct such inaccuracy or omission.

  (d) SDRC will use reasonable efforts to file the Registration Statement with the SEC and applicable state securities agencies within 30 days of the date of this Agreement. SDRC shall use reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. CAMAX authorizes SDRC to utilize in the Registration Statement the information concerning CAMAX and the Subsidiaries provided to SDRC for the purpose of inclusion in the Prospectus/Proxy Statement. CAMAX shall have the right to review and comment on the form of proxy statement included in the Registration Statement. SDRC shall advise CAMAX promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and SDRC shall furnish CAMAX with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

  (e) SDRC shall use reasonable efforts to cause to be delivered to CAMAX a letter relating to the Registration Statement from Price Waterhouse LLP, SDRC's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to CAMAX, in form and substance reasonably satisfactory to CAMAX and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  (f) CAMAX shall use reasonable efforts to cause to be delivered to SDRC a letter relating to the Registration Statement from Deloitte
& Touche LLP, CAMAX's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to SDRC, in form and substance reasonably satisfactory to SDRC and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  (g) SDRC shall bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of SDRC Common Stock under Blue Sky Laws to the extent necessary. CAMAX shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to CAMAX shareholders. SDRC and CAMAX shall each bear their own legal and accounting expenses in connection with the Registration Statement.

Section 5.9 Employee Matters

  (a) Subject to the following agreements, after the Effective Date SDRC shall have the right to continue, amend or terminate any or all of the Benefit Plans (as defined in Section 3.18) in accordance with the terms thereof and subject to any limitation arising under applicable law. Until SDRC shall take such action, however, such Benefit Plans shall continue in force for the benefit of present and former employees of CAMAX or the Subsidiaries who have any present or future entitlement to benefits under any of the Benefit Plans ("CAMAX Employees").

  (b) SDRC will honor the obligations of CAMAX with respect to vested rights under Benefit Plans and agreements of CAMAX relating to CAMAX Employees in accordance with the terms of such vested rights and subject to the provisions of Section 5.9(a).

  (c) SDRC will credit all employees of CAMAX and its Subsidiaries with all service with CAMAX and its Subsidiaries for purposes of eligibility to participate, eligibility for benefits, calculation of benefits and vesting under any of the Surviving Corporation's or SDRC's existing or future employee benefit plans, programs or arrangements under which the right to or the amount of benefits is based on service of such employees.

  (d) This Section 5.9 is an agreement solely between CAMAX and the Subsidiaries and SDRC and the Surviving Corporation. Nothing in this Section 5.9, whether express or implied, confers upon any employee of CAMAX, any of the Subsidiaries or SDRC or any other person, any rights or remedies, including, but not limited to: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever, as a result of this Section 5.9.

Section 5.10 Tax and Accounting Treatment. CAMAX, its Subsidiaries, SDRC and the Surviving Corporation shall use reasonable efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a "reorganization" pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code that would be tax free to the shareholders of CAMAX.

Section 5.11 SDRC SEC Reports. SDRC shall continue to file all reports with the SEC necessary to permit the shareholders of CAMAX who are "affiliates" of CAMAX (within the meaning of such term as used in Rule 145 under the 1933 Act) to sell the SDRC Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so permitted. After the Effective Date, SDRC will file with the SEC reports and other materials required by the federal securities laws on a timely basis.

Section 5.12 Indemnification. With respect to all acts or omissions occurring or alleged to occur prior to the Effective Date, and only with respect thereto, SDRC and the Surviving Corporation shall indemnify each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director or employee of CAMAX or any of the Subsidiaries (the "Indemnified Party" or "Indemnified Parties"), for judgments, penalties, fines, including, without limitation, excise taxes against the Indemnified Party with respect to an employee benefit plan settlement, and reasonable expenses, including, attorneys' fees and disbursements, incurred by the Indemnified Party in connection with a proceeding, to the extent such indemnification would be required under Section 302A.521 of the Minnesota Business Corporation Act as in effect on the Effective Date.

Section 5.13 SEC Reports. SDRC agrees to provide to CAMAX copies of all reports and other documents filed with the SEC by it and between the date hereof and the Effective Date within five days after the date such reports or other documents are filed with the SEC.

Section 5.14 Nasdaq National Market Listing. SDRC shall use its best efforts to list on the Nasdaq National Market, subject to official notice of issuance, the shares of SDRC Common Stock to be issued to the holders of CAMAX Common Stock in the Merger.

Section 5.15 Shareholder Approval. CAMAX shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with SDRC. The Board of Directors of CAMAX shall recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval.

Section 5.16 Sales of SDRC Common Stock. In order that SDRC may account for the Merger as a pooling of interests, CAMAX shall use its best efforts to cause the directors and officers of CAMAX and other affiliates not to sell any shares of SDRC Common Stock until after SDRC has filed with the SEC a Form 8-K or Form 10-Q including financial results for at least 30 days of the combined operations of SDRC and CAMAX.

Section 5.17 Tax Files. CAMAX shall maintain and make available to SDRC all of its files, working papers and Returns associated with the federal income tax obligations of CAMAX for the earliest fiscal year for which unused net operating loss carry forwards exist through 1994, inclusive.


                         ARTICLE 6
            CONDITIONS PRECEDENT TO CLOSING

Section 6.1 Conditions to the Obligations of Each of the Parties. The obligation of each of the parties hereto to consummate the transaction provided for herein is subject to the fulfillment on or prior to the Effective Date of each of the following conditions:

  Section 6.1.1 Corporate Approvals. The shareholders of CAMAX and Surviving Corporation each shall have duly approved and adopted this Agreement and the Merger in accordance with and as required by law and in accordance with each company's charter and bylaws or code of regulations.

  Section 6.1.2 Governmental Approvals. All necessary governmental and regulatory orders, consents, clearance and approvals and requirements shall have been secured and satisfied and all applicable waiting periods expired for the consummation of the transaction contemplated hereby, including, without limitation, a pre-merger notification pursuant to the HSR Act, if required.

   Section 6.1.3 Registered Stock. SDRC shall have registered the shares of SDRC Common Stock to be issued to CAMAX's shareholders hereunder with the SEC pursuant to the 1933 Act, and shall have complied with all applicable state securities laws by registration or exemption of the SDRC Common Stock. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued.

   Section 6.1.4 Tax Opinion. Dinsmore & Shohl, counsel for SDRC, shall have delivered an opinion to both CAMAX and SDRC, satisfactory to both parties, that the transaction contemplated hereby will be treated for tax purposes as a tax-free exchange of stock pursuant to the Code.

   Section 6.1.5 Employment of CAMAX Employees.  Prior to the
Effective Date, SDRC shall have identified those employees of CAMAX which shall be retained by SDRC.

    Section 6.1.6 Nasdaq National Market. The SDRC Common Stock to be issued to holders of CAMAX Common Stock in the Merger shall have been approved for listing on the Nasdaq National Market on an official notice of issuance.

   Section 6.1.7 No Orders. The consummation of the Merger or the transactions contemplated hereby shall not have been restrained, enjoined, or prohibited by any court or governmental authority of competent jurisdiction, and there shall be no action or proceeding pending which seeks such relief.

   Section 6.1.8 Escrow Agreement. The Escrow Agreement referenced in Section 10.2 shall have been entered into at or prior to the Effective Date.

Section 6.2 Conditions to the Obligation of SDRC and Surviving Corporation. The obligation of SDRC and Surviving Corporation to consummate the transaction provided for herein is subject to fulfillment at or prior to the Effective Date of each of the following conditions unless waived by SDRC and Surviving Corporation in a writing delivered to CAMAX which specifically refers to the condition or conditions being waived:

    Section 6.2.3 Representations and Warranties. All of the representations and warranties of CAMAX set forth in Article 3 of this Agreement shall be true and correct in all material respects at and as of the respective dates set forth with respect to each, as of the date of this Agreement and at and as of the Effective Date as if each such representation and warranty was given on and as of the Effective Date (except (i) that any such representation and warranty made as of a specified date shall only need to have been true in all material respects on and as of such date, and (ii) that any liability or potential liability which accrues to CAMAX as a result of its compliance with any other Covenants or Conditions to Closing specified in this Agreement shall not constitute a breach of any CAMAX's representations and warranties, hereunder).

    Section 6.2.4 CAMAX's Covenants. CAMAX shall have performed all covenants and obligations required by this Agreement to be performed by it on or before the Effective Date.

    Section 6.2.5 Financial Statements. CAMAX shall have delivered to SDRC audited financial statements for the year ended December 31, 1995 at least 14 days prior to the Effective Date and SDRC shall have caused its independent public accountants to have reviewed such audited 1995 financial statements and CAMAX's unaudited financial statements as of the end of the month immediately preceding the Effective Date, performed such other auditing procedures as may be requested by SDRC and reported that it is not aware of any material modifications that should be made in order for such financial statements to be in conformity with generally accepted accounting principles and to accurately state CAMAX's financial condition and results of operations as of the respective dates thereof. In addition, such audited 1995 financial statements shall not be materially and adversely different from the latest dated financial statements included in the Financial Statements after giving effect to CAMAX's results of operations in the ordinary course of business, for the month ended December 31, 1995.

   Section 6.2.4 Pooling of Interests. SDRC shall have received assurances satisfactory to it that the transaction contemplated hereby may be accounted for as a pooling-of-interests, the SEC shall have raised no objection to such accounting treatment and SDRC shall have received on or before the Effective Date a letter from Price Waterhouse, LLP supporting the pooling-of-interests accounting treatment for the Merger. In addition, Deloitte & Touche LLP shall have issued, prior to the Effective Date, a letter indicating that CAMAX is a poolable entity.

   Section 6.2.5 Dissenter's Rights. The holders of not more than 10% of the outstanding shares of CAMAX Common Stock shall have exercised dissenter's rights in connection with the shareholders' vote taken on the Merger.

   Section 6.2.6 CAMAX's Liabilities. The liabilities of CAMAX reflected on the audited balance sheet dated December 31, 1995 shall not exceed the liabilities disclosed on CAMAX's audited balance sheet dated December 31, 1994 by greater than 20%.

   Section 6.2.7 CAMAX's Shareholders' Equity. The aggregate amount of CAMAX's shareholders' equity on the audited balance sheet dated December 31, 1995, shall not be less than the total shareholders' equity disclosed on its audited balance sheet dated December 31, 1994.

   Section 6.2.8 Opinion of CAMAX's Corporate Counsel.  Dorsey &
Whitney P.L.L.P., counsel for CAMAX, shall have delivered to SDRC a customary opinion of counsel dated the Effective Date, in the form attached hereto as Exhibit 6.2.8.

    Section 6.2.9 Opinion of CAMAX's Intellectual Property Counsel. Dorsey & Whitney, P.L.L.P. intellectual property counsel for CAMAX, shall have delivered to SDRC an opinion of counsel dated the Effective Date, in the form attached hereto as Exhibit 6.2.9.

    Section 6.2.10 Consents. On or before the Effective Date, CAMAX shall have delivered to SDRC evidence satisfactory to it of receipt or anticipated receipt of all material consents, licenses and authorizations from all customers, lessors, licensors, government agencies and any other persons or organizations, the consent, license or authorization of which are necessary to permit SDRC to continue CAMAX's business after the Effective Date.

     Section 6.2.11 Severance Arrangements. At or prior to the Effective Date, CAMAX and its Subsidiaries shall have severed the employment of each CAMAX employee identified by SDRC as an employee not to be retained by SDRC after the Effective Date, in accordance with any instructions of SDRC as to the method, timing and terms or conditions of such severance.

     Section 6.2.12 Closing Documents. Prior to the Effective Date, CAMAX and the Subsidiaries shall have delivered to SDRC and Surviving Corporation all of the following:

     (a) certificates of the Chief Executive Officer and the Chief Financial Officer of CAMAX, dated as of the date of the Effective
Date, stating that the conditions precedent set forth in Sections
6.2.1 and 6.2.2 above have been satisfied;

   (b) copies of the third party and governmental consents and approvals and of the authorizations referred to in Section 6.2.10 above;

   (c) CAMAX's and each Subsidiary's minute books, stock transfer records, corporate seal and other materials related to CAMAX's and the Subsidiaries' corporate administration;

   (d) a copy of the Articles of Incorporation of CAMAX and each Subsidiary, as amended to date, certified by the Secretary of State in each jurisdiction in which such corporation exists, and a Certificate of Good Standing of CAMAX and each Subsidiary from the Secretary of State in each jurisdiction in which such corporation exists evidencing the good standing of CAMAX and each Subsidiary in such jurisdiction;

   (e) a copy of each of (i) the text of the resolutions adopted by the board of directors of CAMAX authorizing the execution, delivery and performance of this Agreement and the Articles of Merger, (ii) the text of the resolutions adopted by the shareholders of CAMAX authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger, and (iii) the bylaws of CAMAX; along with certificates executed on behalf of CAMAX by its corporate secretary certifying to SDRC and Surviving Corporation that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

  (f) incumbency certificates executed on behalf of CAMAX by its corporate secretary certifying the signature and office of each officer executing this Agreement and the Articles of Merger; and

   (g) such other documents, instruments and certificates as SDRC may reasonably request.

Section 6.3 Conditions to the Obligation of CAMAX. The obligation of CAMAX to consummate the transaction provided for herein is subject to the fulfillment at or prior to the Effective Date of each of the following conditions unless waived by CAMAX in a writing delivered to SDRC which specifically refers to the condition or conditions being waived:

  Section 6.3.1 Representations and Warranties. All of the representations and warranties of SDRC and Surviving Corporation set forth in Article 4 of this Agreement shall be true and correct in all material respects at and as of the respective dates set forth with respect to each, as of the date of this Agreement and at and as of the Effective Date as if each such representation and warranty was given on and as of the Effective Date (except that any such representation and warranty given as of a specified date shall only need to have been true in all material respects on and as of such date).

  Section 6.3.2 SDRC's and Surviving Corporation's Covenants. SDRC and Surviving Corporation shall have performed all covenants and obligations required by this Agreement to be performed each on or before the Effective Date.

  Section 6.3.3 Opinion of SDRC's Counsel. Dinsmore & Shohl, counsel for SDRC, shall have delivered to CAMAX a customary opinion of counsel dated the Effective Date, in the form attached hereto as
Exhibit 6.3.3.

  Section 6.3.4 Closing Documents.  Prior to the Effective Date,
SDRC and Surviving Corporation shall have delivered to CAMAX all of the following:

  (a) certificates of the Chief Executive Officer and the Chief Financial Officer of SDRC and Surviving Corporation dated as of the date of the Effective Date, stating that the conditions precedent set forth in Sections 6.3.1 and 6.3.2 above have been satisfied;

  (b) copies of the third party and governmental consents and approvals and of the authorizations referred to in Section 6.2.10 above;

  (c) a copy of the Articles of Incorporation of SDRC and Surviving Corporation, as amended to date, certified by the Secretary of State of the State of Ohio, and a Certificate of Good Standing of SDRC and Surviving Corporation from the Secretary of the State of Ohio evidencing the good standing of SDRC and Surviving Corporation;

  (d) a copy of each of (i) the text of the resolutions adopted by the boards of directors of SDRC and Surviving Corporation authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger, (ii) the text of the resolutions adopted by the sole shareholder of Surviving Corporation authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger, and (iii) the codes of regulations of SDRC and Surviving Corporation; along with certificates executed on behalf of SDRC and Surviving Corporation by their respective corporate secretaries certifying to CAMAX that such copies are true, correct and complete copies of such resolutions and codes of regulations were duly adopted and have not been amended or rescinded;

  (e) incumbency certificates executed on behalf of SDRC and Surviving Corporation by their respective corporate secretaries certifying the signature and office of each officer executing this Agreement and the Articles of Merger; and

  (f) such other documents, instruments and certificates as CAMAX may reasonably request.


                                ARTICLE 7
                                PUBLICITY

 All notices to third parties and all other parties concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between the parties. None of the parties shall cause or authorize any such notice or publicity without the prior written approval of the other party (for purposes of authority to consent to any public announcement on behalf of CAMAX or its Subsidiaries, the President and Chief Executive Officer of CAMAX shall be the only authorized person); provided, however, that in the case of an announcement which SDRC may be required by law, by any governmental agency or by the Nasdaq National Market to make, issue or release, such action by SDRC without the prior approval by the other parties shall not constitute a breach of this Section.


                                  ARTICLE 8
                                 TERMINATION

Section 8.1 Circumstances of Termination. This Agreement may be terminated (notwithstanding approval of the shareholders of CAMAX):

  (i) By the mutual consent in writing of SDRC, Surviving
Corporation and CAMAX;

  (ii) By SDRC and Surviving Corporation, if any condition provided in Section 6.1 or 6.2 hereof has not been satisfied or waived on or before the Effective Date;

  (iii) By CAMAX if any condition provided in Section 6.1 or 6.3 has not been satisfied or waived on or before the Effective Date;

(iv) By either SDRC and Surviving Corporation or CAMAX if the merger contemplated by this Agreement is not fully and legally consummated by June 30, 1996.

Section 8.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement and no party (or any of its officers, directors or shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.


                             ARTICLE 9
                     EFFECTIVE DATE OF MERGER

After adoption and approval of this Agreement by the shareholders of CAMAX in accordance with the requirements of applicable law, and upon satisfaction of each of the conditions set forth in Article 6 (unless waived in accordance with this Agreement) and in the absence of any facts that would give any party hereto a right to terminate this Agreement (which right has not been waived), and at such time as shall be agreed upon in writing by CAMAX, SDRC and Surviving Corporation (if no such agreement has been reached, then on the day of the meeting of shareholders of CAMAX at which this Agreement is approved), a Certificate of Merger shall be submitted for filing with the Secretary of State of Ohio and the Articles of Merger shall be submitted for filing with the Secretary of State of Minnesota. The date of the later of such filings, or at such other date as the parties may agree upon in writing pursuant to applicable law, is referred to in this Agreement as the "Effective Date."


                                 ARTICLE 10
                              INDEMNIFICATION

Section 10.1 Indemnification Obligation of CAMAX. In the event SDRC and/or the Surviving Corporation incurs any expenses, losses, damages, deficiencies or costs, or has received any written claim, demand, suit, or other notice from a third party which, if such party were to prevail against SDRC and/or the Surviving Corporation would result in any expense, loss, damage, deficiency or cost, in an aggregate cumulative amount in excess of $175,000 during the Retention Period, resulting from any misrepresentation or breach by CAMAX of any representation, warranty or covenant made by CAMAX in this Agreement (except that any liability or potential liability which accrues to CAMAX as a result of its compliance with any of the Covenants or Conditions to Closing specified in this Agreement shall not constitute a breach of any of CAMAX's representations and warranties hereunder), SDRC and/or the Surviving Corporation shall be entitled to be indemnified and held harmless against such expenses, losses, damages, deficiencies, and/or costs by redeeming Retention Shares having a value equal thereto, as provided in
Section 2.2 above.

Section 10.2 Procedure for Indemnification. In connection with any claim for indemnification by SDRC or the Surviving Corporation under
Section 10.1, the procedure set forth below shall be followed:

  (a) SDRC or the Surviving Corporation shall give to the Representatives and the Escrow Agent (as such terms are defined below) written notice of any matter for which indemnity may be sought under Section 10.1, promptly but in any event within 30 business days after SDRC or the Surviving Corporation receives written notice thereof.

  (b) The Representatives shall have the right to adjust or settle any claim, suit or judgment coming within the scope of this indemnity obligation and shall have the right to control any litigation related thereto. Either party hereto desiring to participate in the handling of any such claim, suit or judgment being handled by the other party shall have the right, at its expense and with its counsel, to join with the other party and participate fully in the defense of any such claim or interest.

  (c) SDRC, the Surviving Corporation and the Representatives shall cooperate in the defense of any such claim or litigation and each shall make available all books and records which are relevant in connection with such claim or litigation.

  (d) Any and all amounts finally determined from time to time to be due by reason of the indemnity obligations under Sections 10.1 and 10.2, shall be paid to SDRC or the Surviving Corporation from the redemption by SDRC of that number of Retention Shares covering the indemnity obligation within ten days of the amounts being finally determined as provided in the Escrow Agreement as such term is defined below.

  (e) SDRC and CAMAX shall appoint First Trust National Association, Minneapolis, Minnesota (the "Escrow Agent") to hold the Retention Shares pursuant to an Escrow Agreement in substantially the form appended hereto as Exhibit 10.2. CAMAX shall appoint one or more individuals to act as representatives (the "Representatives") of the CAMAX shareholders, which Representatives shall also be parties to the Escrow Agreement.

                                    ARTICLE 11
                                   MISCELLANEOUS

Section 11.1 Headings. The subject headings of the sections, paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

Section 11.2 Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, including without limitation the Offer Letter, representations and understandings of the parties; provided, however, the Confidentiality Agreement between CAMAX and SDRC dated December 4, 1995 shall survive until the Effective Date. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Section 11.3 Knowledge. For purposes of this Agreement, "knowledge" or "best knowledge" means the actual knowledge of current members of the board of directors and officers through and including the Vice President level of CAMAX and its Subsidiaries, as such knowledge has been obtained in the normal conduct of the business and following a reasonable investigation by such individuals.

Section 11.4 Material Adverse Effects.   As used in this Agreement,
the term "Material Adverse Effect" with respect to any party means any single or a series of related conditions, events, changes or occurrences that have or may reasonably be expected to have a financially adverse effect on the business, operations, results of operations and/or financial condition of such party and its subsidiaries, if any, taken as a whole, in the amount of $125,000 or more.

Section 11.5 Consents. Where any consent or waiver of SDRC or the Surviving Corporation is required or requested hereunder, John A. Mongelluzzo, Vice President, Secretary and General Counsel shall be the authorized person to provide any such consent or waiver. Where any consent or waiver of CAMAX and its Subsidiaries is required or requested hereunder, Robert J. Majteles shall be the authorized person to provide any such consent or waiver.

Section 11.6 Survivability. The representations, warranties, covenants and agreements of CAMAX set forth in this Agreement shall survive the Effective Date and the consummation of the transactions contemplated hereby until the end of the Retention Period. If a notice is given in accordance with the Escrow Agreement before the expiration of such Retention Period, then (notwithstanding the expiration of such Retention Period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.
Section 11.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.8 Further Assurances. At any time and from time to time after the Effective Date, each party will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

Section 11.9 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without written consent of the other party shall be void.

Section 11.10 Effect of Certain Actions. No action taken pursuant to or related to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warrant, condition or agreement contained herein.

Section 11.11 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including, without limitation, service by overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to the facsimile number set forth below, which facsimile is confirmed within three days by deposit of a copy of such notice in first class mail, registered or certified, postage prepaid at the address set forth below. Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

  If to SDRC:

  Structural Dynamics Research Corporation
  2000 Eastman Drive
  Milford, Ohio  45150
  Fax No. (513) 576-2049
  Attn: John A. Mongelluzzo

  with a copy to:

  Dinsmore and Shohl
  1900 Chemed Center
  255 East Fifth Street
  Cincinnati, Ohio 45202
  Fax No. (513) 977-8141
  Attn: Charles F. Hertlein, Jr.

  If to CAMAX:

  CAMAX Manufacturing Technologies, Inc.
  7851 Metro Parkway
  Minneapolis, Minnesota 55425
  Attn:  Gregory S. Furness

  with a copy to:

  Dorsey & Whitney
  Pillsbury Center South
  220 S. 6th Street
  Minneapolis, Minnesota 55402
  Attn:  David J. Lubben

Section 11.12 Governing Law. This Agreement shall be construed, without regard to conflicts of laws, in accordance with, and governed by the laws of, the State of Ohio.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the date set forth above.

CAMAX MANUFACTURING
TECHNOLOGIES, INC.

By:/s/ Robert J. Majteles

Its: President and Chief Executive Officer


STRUCTURAL DYNAMICS RESEARCH CORPORATION

By: /s/ John A. Mongelluzzo

Its: Vice President, Secretary and General Counsel

SDRC SYSTEMS, INC.

By: /s/ John A. Mongelluzzo

Its: Vice President, Secretary and General Counsel
            EXHIBIT LIST

Exhibit                    Description


3.28                    Fairness Opinion

3.29                    Tax Opinion

6.2.8                   Form of Opinion of CAMAX's Corporate
                        Counsel

6.29                    Form of Opinion of CAMAX's Intellectual
                        Property Counsel

6.3.3                   Form of Opinion of SDRC's Corporate
                        Counsel

10.2                    Form of Escrow Agreement

           SCHEDULES

Schedule                 Description

3.1                 Jurisdictions in which Qualified to do Business

3.3                Subsidiaries

3.5                Liens and Encumbrances

3.6                Accounts Receivable

3.7                Real Property

3.8                Environmental Matters

3.9                Inventory

3.10               Absence of Material Adverse Changes

3.11               Customers

3.13               Litigation

3.14               Taxes

3.15               Contracts, Agreements and Commitments

3.16               Intellectual Property

3.17               Dividends Paid

3.18               Employees and Employee Plans

3.20               Labor and Employment

3.21               Employee Claims

3.22               Discrimination

3.23               Insurance Policies

3.24               Bank Accounts and Loans

3.32               Violations

3.33                International Matters

3.34                Software Maintenance Agreements

AMENDMENT TO
AGREEMENT OF MERGER AND
PLAN OF REORGANIZATION


This Amendment to Agreement of Merger and Plan of Reorganization made this ____ day of April, 1996, by and among CAMAX Manufacturing Technologies, Inc., a Minnesota corporation ("CAMAX"); Structural Dynamics Research Corporation, an Ohio corporation ("SDRC") and SDRC Systems, Inc., an Ohio corporation ("Surviving Corporation").

This Amendment amends that certain Agreement of Merger and Plan of Reorganization dated January 16, 1996 (the "Merger Agreement") by and among CAMAX, SDRC and Surviving Corporation. All capitalized terms not expressly defined herein will have the same meanings as set forth in the Merger Agreement.

NOW THEREFORE, the parties hereto agree to amend the Merger
Agreement as follows:

1. Section 2.1 is hereby amended in its entirety to read as follows:

      Section 2.1 Conversion Ratio. All of the shares of CAMAX Common Stock issued and outstanding as of the close of business on the business date immediately prior to the Effective Date shall, in the aggregate, without any action on the part of Surviving Corporation or any holder of such shares, be converted by the Merger into shares of SDRC Common Stock without par value ("SDRC Common Stock") having a total value of $30,000,000 (the "Total Value").
The total number of shares of SDRC Common Stock to be issued shall be determined by dividing the Total Value by the "Applicable Value Per Share of SDRC Common Stock." The "Applicable Value Per Share of SDRC Common Stock" shall be the average of the last sale prices of the SDRC Common Stock as reported on the Nasdaq National Market for the 20-trading day period ending on the second trading day prior to the mailing date set forth on the proxy statement/prospectus for the special meeting of CAMAX shareholders to be held for the purpose of approving the Merger and Merger Agreement (the "Valuation Period"). Of the total number of shares of SDRC Common Stock so determined, 10% thereof shall be set aside for retention under Section 2.2 below. Each individual share of CAMAX Common Stock issued and outstanding as of the close of business on the business date immediately prior to the Effective Date shall be converted into that number of shares of SDRC Common Stock equal to the total number of shares of SDRC Common Stock to be issued in the Merger as provided above (less the number of shares retained pursuant to Section 2.2) divided by the total number of shares of CAMAX Common Stock issued and outstanding as of the close of business on the business date immediately prior to the Effective Date; provided, however, that no fractional shares of SDRC Common Stock shall be issued pursuant to the Merger and in lieu thereof cash shall be paid for fractional shares that would otherwise be issued, in accordance with Section
2.3 below.


2.  Section 8.1(iv) is hereby amended to read as follows:

(iv) By either SDRC and Surviving Corporation or CAMAX if the merger contemplated by this Agreement is not fully and legally consummated by July 31, 1996.

3. Except as amended by this Amendment, the Merger Agreement remains in full force and effect in accordance with its terms.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day first above written.

CAMAX MANUFACTURING
TECHNOLOGIES, INC.


By:/s/ John A. Mongelluzzo

Its:Vice President, General Counsel and Secretary


STRUCTURAL DYNAMICS
RESEARCH CORPORATION


By:/s/ John A. Mongelluzzo

Its: Vice President, General Counsel and Secretary


SDRC SYSTEMS, INC.


By:

Its:

                                                          Annex B

January 16, 1996



The Board of Directors
CAMAX Manufacturing Technologies, Inc.
7851 Metro Parkway
Minneapolis, MN  55425-1528

Attention: Mr. Robert J. Majteles, President and Chief Executive
Officer, Mr. Gregory S. Furness, Executive Vice President and Chief Financial Officer

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of CAMAX Manufacturing Technologies, Inc. ("CAMAX" or the "Company"), of the financial terms of the proposed Merger (the "Merger") between CAMAX and SDRC Systems, Inc., a wholly-owned subsidiary of Structural Dynamics Research Corporation ("SDRC"). Capitalized terms used herein shall have the meaning used in the Agreement and Plan of Merger ("Agreement") dated January 16, 1996 unless otherwise defined herein.

Pursuant to the Agreement, the outstanding shares of CAMAX will be converted into and represent the right to receive such number of shares of SDRC Common Stock having a Total Value of $30,000,000. The total number of shares of SDRC Common Stock to be issued shall be determined by dividing the Total Value by the Applicable Value Per Share of SDRC Common Stock. The Applicable Value Per Share of SDRC Common Stock shall be the average of the last sale prices of the SDRC Common Stock as reported on the Nasdaq National Market for the 20 trading day period ending on the fifth trading day prior to the Effective Date. In order to render the opinion herein, we have assumed the Applicable Value Per Share of SDRC Common Stock to be $26.00 which assumption is based on the provisions of the Agreement as if the Effective Date (which is expected to occur on March 31, 1996) were the date hereof.

Additionally, the outstanding CAMAX Stock Options and Plan Options, whether vested or unvested, shall be assumed by SDRC and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such CAMAX Plan, the same number of shares of SDRC Common Stock as the holder of such Stock Options or Plan Options would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date, The value of the Stock Options and Plan Options to be assumed by SDRC is estimated to be approximately $2,600,000. The aggregate value of the consideration paid to CAMAX shareholders and CAMAX option holders is approximately $32,600,000.

In arriving at our opinion, we have, among other things: (i) reviewed and analyzed the financial terms of the Agreement and various related documents, (ii) reviewed and analyzed certain historical and projected financial statements of CAMAX provided by CAMAX's management, (iii) analyzed and reviewed certain historical and projected financial statements provided by SDRC's management,
(iv) reviewed and analyzed certain historical business and financial information relating to both CAMAX and SDRC, (v) conducted discussions with members of the senior management of CAMAX and SDRC with respect to the business prospects of CAMAX and SDRC, and (vi) reviewed and analyzed certain other information related to the Merger. We have also considered recent merger and acquisition transactions involving similar companies and have analyzed certain publicly available information, including financial information relating to public companies whose operations we deemed comparable to those of CAMAX. In addition, we have conducted such other analyses and examinations and considered such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and SDRC which we have not independently verified. Further, our opinion is based on the assumption that the Merger will be accounted for as a pooling of interests business combination. We have not performed an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or SDRC and we have not been furnished with any such appraisals. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and SDRC, as the case may be, as to the respective future financial performance of the Company and SDRC.

It is understood that this letter is for the information of the Board of Directors of the Company, and this letter shall not be published or otherwise used and no public references to Wessels, Arnold and Henderson shall be made without our prior consent which consent shall not be unreasonably withheld. Further, our opinion speaks only as of the date hereof and is based on conditions as they exist and information which we have been supplied as of the date hereof.

Based upon our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Total Value offered in the Merger is fair to the shareholders of the Company from a financial point of view.

Very truly yours,

WESSELS, ARNOLD and HENDERSON, L.L.C.

By: /s/ Michael P. Ogborne
        Investment Banking

Annex C

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS. - Subdivision 1.
Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

    (1) alters or abolishes a preferential rights of the shares;

    (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

   (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

   (4)excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

 (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

  (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

  (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

  (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In the event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action in fraudulent with regard to the complaining shareholder or the corporation. (Last amended by Ch. 417, L. '94, eff. 8-1-94.)

 302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS. - Subdivision
1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

  (b)"Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section
302A.471, subdivision 1 or the successor by merger of that issuer.

  (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

  (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1 up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If a proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

  (1) The address to which a demand for payment and certificates or certificated shares must be sent in order to obtain payment and the date by which they must be received;

  (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

   (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

  Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

 (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

 (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate;
and

  (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

  (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date of action dissented from was first announced to the public or who is dissenting on behalf of the person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction.

 The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

  (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

   Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

   Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding.
The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

   Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

   (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

 (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any. (Last amended by Ch. 17, L. '93, eff 8-1-93.)

                                                        Annex D


                             ESCROW AGREEMENT

This Agreement, dated _______, 1996, is made by and among CAMAX Manufacturing Technologies, Inc., a Minnesota corporation ("CAMAX"), Structural Dynamics Research Corporation, an Ohio corporation ("SDRC"), Terrence W. Glarner and Raymond A. Lipkin, acting solely in their capacities as Representatives (the "Representatives") and First Trust National Association, a national banking association, as escrow agent (the "Escrow Agent").

                               INTRODUCTION

A. SDRC, SDRC Systems, Inc., an Ohio corporation ("Surviving Corporation"), and CAMAX are parties to an Agreement and Plan of Merger dated January _____, 1996 (the "Agreement") under the terms of which CAMAX will merge with Surviving Corporation (the "Merger") and all outstanding shares of CAMAX Common Stock will be converted into a certain number of shares of Common Stock, without par value, of SDRC ("SDRC Common Stock"). The Agreement provides for the execution and delivery at the Effective Date thereunder of an escrow agreement and the delivery of the Retention Shares to the Escrow Agent for the purpose of establishing an escrow fund (the "Escrow Fund"). SDRC and CAMAX have agreed that the execution and delivery of this Escrow Agreement and the establishment of the Escrow Fund provided for herein shall satisfy the obligations of the parties to execute and deliver such escrow agreement. As hereafter provided, the Escrow Fund hereunder shall fund and be the sole source of securing the indemnification rights contemplated by Section 10 of the Agreement (the "Escrow Fund Indemnities"). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

B. The Agreement also provides for the appointment of the Representatives to act for and on behalf of CAMAX shareholders following the Merger. The appointment of the Representatives has been duly approved by the CAMAX shareholders, and the Representatives have been duly authorized to respond to the assertion of any and all claims for indemnification by SDRC pursuant to the terms of this Escrow Agreement and the provisions of the Agreement pertaining thereto and to act for and on behalf of the CAMAX shareholders with respect to this Escrow Agreement.

C. Subsequent to the Effective Date, the Escrow Fund shall be viewed as owned by the former shareholders of CAMAX and it shall be maintained and operated in a manner consistent with such ownership. The Escrow Agent will administer the Escrow Fund as owned by CAMAX shareholders.

D. Pursuant to the Agreement, SDRC and CAMAX have agreed that SDRC shall transfer to the Escrow Agent shares of SDRC Common Stock to be deposited at the Effective Date in escrow with the Escrow Agent and held in accordance with the terms of this Escrow Agreement (the "Retention Shares"). Accordingly, in consideration of consummating the transactions contemplated by the Agreement, the covenants and agreements herein set forth, and for other valuable consideration the receipt of which is hereby acknowledged the parties further agree as follows:

1. Appointment and Agreement of Escrow Agent. SDRC, CAMAX and the Representatives, on behalf of the CAMAX shareholders, hereby appoint First Trust National Association, as, and First Trust National Association agrees to perform the duties of, Escrow Agent under this Agreement. This Escrow Agreement shall be administered at and the Escrow Fund held in Minneapolis, Minnesota, by the Escrow Agent at 180 E. Fifth Street, St. Paul, Minnesota 55101.

2. Agreement Not Limited by this Escrow Agreement. This Escrow Agreement and the deposit of the Retention Shares are without prejudice to and are not in limitation of, any obligations of CAMAX or the CAMAX shareholders to SDRC in respect of any of the covenants, representations or warranties of CAMAX, contained in the Agreement, except insofar as the indemnity obligations of Section 10 are to be satisfied solely from the Escrow Fund.

3. Establishment of Escrow.

   3.1 Delivery of Property.

      (a) Simultaneously with the execution of this Escrow Agreement, SDRC, CAMAX and the Representatives, on behalf of the CAMAX shareholders, have caused to be deposited with the Escrow Agent certificates in negotiable form duly endorsed in blank representing _____ shares of SDRC Common Stock pursuant to the formula set forth in Section 2.1 of the Agreement.

     (b) Together with the certificates representing the Retention Shares transferred to the Escrow Agent, the Representatives have delivered to the Escrow Agent duly executed stock powers (endorsed in blank) with respect thereto with signatures guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange, together with a list of CAMAX shareholders, including their tax I.D. numbers and addresses.

       (c) The Escrow Fund shall be held and used only for the purposes of funding the indemnity obligations set forth in Article 10 of the Agreement.

   3.2 Receipt. The Escrow Agent hereby acknowledges receipt of the Retention Shares and agrees to hold and disburse the Retention Shares in accordance with the terms and conditions of this Escrow Agreement and the Agreement for the uses and purposes stated herein and therein.

   3.3 Voting Rights of Escrowed Shares. All voting rights with respect to Retention Shares shall be exercised by CAMAX shareholders in accordance with their proportionate interests therein, and the Escrow Agent shall from time to time execute and deliver to CAMAX shareholders such proxies, consents or other documents as may be necessary to enable the respective CAMAX shareholders to exercise such rights.

    3.4 Cash Dividends. Pending the disbursement of the Retention Shares pursuant to this Escrow Agreement, the Escrow Agent shall hold the certificates representing the Retention Shares in the Escrow Fund. All cash dividends received with respect to Retention Shares shall be income for tax purposes to CAMAX shareholders and shall be distributed currently by the Escrow Agent to CAMAX shareholders in accordance with their proportionate interests in the Retention Shares.

   3.5 Stock Splits/Stock Dividends. In case SDRC shall at any time hereafter subdivide or combine the outstanding shares of the SDRC Common Stock or declare a dividend payable in SDRC Common Stock, the number of Retention Shares immediately prior to the subdivision, combination or record date for such dividend payable in common stock shall forthwith be proportionately increased, in the case of combination, or decreased, in the case of subdivision, or dividend payable in SDRC Common Stock.

4. Liabilities etc. Covered. This Escrow Agreement has been executed and the deposit of the Retention Shares hereunder has been made pursuant to Section 2.2 and Article 10 of the Agreement. The deposit of the Retention Shares in the Escrow Fund has been made for the purpose of funding and securing, to the extent of the Retention Shares, the Escrow Fund Indemnities until the expiration of the Retention Period.

5. Procedures for Disbursement of the Escrow Fund to SDRC.

   5.1 Disbursement of the Escrow Fund. Whenever there shall be delivered to the Escrow Agent (a) a certificate signed by SDRC and the Representatives certifying, or (b) a certified copy of a final, non-appealable judgment of a court of competent jurisdiction determining, that an amount is due to SDRC pursuant to Article 10 of the Agreement and further specifying the number of shares of SDRC Common Stock, valued as provided in Section 2.2 of the Agreement, to be transferred hereunder, the Escrow Agent shall, to the extent that the amount of Retention Shares then held by it in the Escrow Fund shall be sufficient for such purpose, promptly (and in no event later than five business days following receipt of either document referred to in clauses (a) and (b) of this Section 5.1) cause certificates representing such number of Retention Shares, and duly executed stock powers with respect to such certificates, with signatures guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange, to be delivered to SDRC.

    5.2 No Fractional Shares. In the event of any disbursement of Retention Shares pursuant to subparagraph 5.1, no fractional shares shall be delivered, but rather the Escrow Agent shall adjust the amount of Retention Shares to be delivered to SDRC by rounding to the nearest whole share.

6. Expiration of Retention Period.

     (a) On the business day next following the expiration of the Retention Period, SDRC shall authorize the Escrow Agent to deliver to the Representatives, on behalf of the CAMAX shareholders, the Retention Shares then held hereunder in the Escrow Fund, provided however, that there shall be deducted from the amount to be delivered to the Representatives the Escrowed Fund Reserved Amount (as defined in Section 7 hereof).

      (b) This Escrow Agreement shall automatically terminate if and when all the Retention Shares shall have been distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement.

7. Retention of Retention Shares Following the Expiration of the Retention Period. In the event that at the expiration of the Retention Period claims for indemnification shall have been made pursuant to Article 10 of the Agreement, then SDRC may in good faith, at any time, prior to the expiration of the Retention Period notify the Escrow Agent to such effect in writing, which written notice shall describe briefly the nature of each such claim, the facts and circumstances which give rise to each such claim, and the estimated amount, based on the good faith judgment of SDRC as determined solely by SDRC, of the potential liability, with respect to each such claim, and the provisions of the Agreement or this Escrow Agreement on which each such claim is based. SDRC shall promptly deliver to the Representatives a copy of such written notice. The Escrow Agent shall have no obligation to verify that delivery of such notice has been made by SDRC to the Representatives, but agrees to forward to the Representatives, promptly, by overnight mail, a copy of the notice, received by it. Certificates evidencing Retention Shares having a value (based upon the Applicable Value Per Share of SDRC Common Stock) equal to one hundred fifty percent (150%) of the total of the amounts set forth in such written notice with respect to the claim or claims described therein shall be set aside and retained (to the extent available in the then remaining Retention Shares) by the Escrow Agent as a reserve to cover such claim or claims (such certificates so set aside and reserved, as reduced from time to time pursuant to the provisions of this Paragraph 7 or of Paragraph 5.1 hereof, being herein called the "Escrow Fund Reserved Amount").

8. No Transfer of Retention Shares. While any Retention Shares shall continue to be held by the Escrow Agent, neither the CAMAX shareholders nor the Representatives will transfer, sell, pledge, create a security interest in or otherwise dispose of their rights to any of the Retention Shares, or distributions with respect thereto.

9.  The Escrow Agent.

    9.1 Indemnification of the Escrow Agent. SDRC and the Representatives, on behalf of the CAMAX shareholders, jointly and severally agree to indemnify and hold the Escrow Agent and its directors, officers and employees harmless from and against any and all costs, charges, damages, and attorneys' fees which the Escrow Agent in good faith may incur or suffer in connection with or arising out of this Escrow Agreement.

    9.2 Duties of The Escrow Agent. The Escrow Agent shall have no duties other than those expressly imposed on it herein and shall not be liable for any act or omission except for its own negligence or willful misconduct.

    9.3 Fees of the Escrow Agent. The fees and charges of the Escrow Agent (including its attorneys fees and expenses) with respect to this Escrow Agreement shall be paid equally by the CAMAX shareholders and SDRC in accordance with the Escrow Agent's customary fees as charged from time to time. The Representatives, on behalf of the CAMAX shareholders, agree that the Escrow Agent may deduct any unpaid fees due from the CAMAX shareholders from the Retention Shares prior to the Escrow Agent's distributing any assets in connection with the termination of the Escrow Fund.

    9.4 Escrow Agent to Follow Instructions of SDRC and the Representatives. Any provision herein to the contrary notwithstanding, the Escrow Agent shall at any time and from time to time take such action hereunder with respect to the Retention Shares as shall be agreed to in writing by SDRC and the Representatives, provided that the Escrow Agent shall first be indemnified to its satisfaction jointly and severally, by SDRC and the CAMAX shareholders upon the dissolution of CAMAX with respect to any of its costs or expenses which might be involved.

   9.5 Resignation of the Escrow Agent. The Escrow Agent may resign at any time by providing SDRC and the Representatives with thirty
(30) days' written notice of its intention to do so, provided that a successor Escrow Agent has been appointed. The Escrow Agent's resignation shall be effective upon delivery of the Retention Shares to the successor Escrow Agent and the successor assuming the obligations, rights and duties of the Escrow Agent hereunder.

10.  Other Provisions.

     10.1 Security Interest.

           (a) The Representatives, on behalf of the CAMAX shareholders, hereby grant to SDRC a first priority perfected security interest in the Retention Shares to secure SDRC's rights to indemnification under the Agreement and SDRC's rights under this Escrow Agreement. The Escrow Agreement shall constitute a security agreement under applicable law.

           (b) The parties agree that this security interest shall attach as of the execution of this Escrow Agreement. The parties agree that, for the purpose of perfecting SDRC's security interest in the above designated Retention Shares held by the Escrow Agent pursuant to this Escrow Agreement, SDRC designates the Escrow Agent to acquire and maintain possession of the Retention Shares and act as bailee for SDRC with notice of SDRC's security interest in said property under the Uniform Commercial Code and that possession of the Retention Shares by the Escrow Agent acknowledges that it holds the Retention Shares for SDRC for purposes of perfecting the security interest. The Representatives and the Escrow Agent shall take all other actions requested by SDRC to maintain the perfection and priority of the security interest in the Retention Shares.

         (c) SDRC shall release the security interest herein granted and the security interest shall be terminated to the extent of any disbursement of Retention Shares hereunder by the Escrow Agent in accordance with the terms of this Escrow Agreement. Upon final disbursement of any Retention Shares to the Representatives, SDRC shall do all acts and things reasonably necessary to release and extinguish such security interest. The Representatives, on behalf of CAMAX shareholders, and SDRC hereby specifically agrees and acknowledges that the grant of this security interest pursuant to this Section 10.1 shall not in any way modify either the procedures the Representatives, CAMAX shareholders and/or SDRC must follow in order to obtain possession of any of the Retention Shares from those procedures and rights expressly provided for in this Escrow Agreement or in the Agreement.

  10.2 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telex, by telecopier, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice) provided that communications given to the Escrow Agent shall be considered given when received by the Escrow Agent and, provided further, that any communications to the Escrow Agent directing it to make a disbursement from the Escrow Fund will be made by the Escrow Agent only upon receipt of originally executed copies of such communication.

(a)  If to SDRC:

Structural Dynamics Research Corporation
2000 Eastman Drive
Milford, Ohio 45150
Attn: John A. Mongelluzzo

With a copy to:

Dinsmore & Shohl
1900 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202
Attn: Charles F. Hertlein, Jr.

(b) If to CAMAX:

CAMAX Manufacturing Technologies, Inc.
7851 Metro Parkway
Minneapolis, Minnesota 55425
Attn: Gregory S. Furness

With a copy to:

Dorsey & Whitney P.L.L.P.
220 South Sixth Street
Minneapolis, Minnesota 55402
Attn: David J. Lubben

(c) If to the Representatives:



(d) If to the Escrow Agent:

First Trust National Association
180 E. Fifth Street
St. Paul, Minnesota 55101
Attn:

  10.3 Benefit and Assignment. The rights and obligations of each party under this Escrow Agreement may not be assigned without the prior written consent of all other parties. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Escrow Agreement, expressed or implied, is intended to or shall (i) confer on any person other than the parties hereto, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Escrow Agreement, or (ii) constitute the parties hereto as partners or participants in a joint venture. The Escrow Agent shall not be obligated to recognize any such succession or assignment, until satisfactory written evidence thereof shall have been received by it.

  10.4 Entire Agreement; Amendment. This Escrow Agreement and the Agreement contain all the terms agreed upon by the parties with respect to the subject matter hereof. This Escrow Agreement may be amended only by a written instrument signed by the party against which enforcement of any waiver, change, modification, extension or discharge is sought.

    10.5 Headings. The headings of the sections and subsections of this Escrow Agreement are for ease of reference only and shall not be deemed to evidence or affect the meaning or construction of any of the provisions hereof.

   10.6 Governing Law. This Escrow Agreement shall be construed, as to both validity and performance, enforced in accordance with and interpreted and governed by the laws of the State of Minnesota.

    10.7 Attorneys' Fees. Should any litigation be commenced between SDRC and the CAMAX shareholders or the Representatives concerning this Escrow Agreement or the rights and duties of any party in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for such party's attorneys' fees in such litigation which, shall be determined by the court in such litigation or in a separate action brought for that purpose.

    10.8 Counterparts. This Escrow Agreement may be executed in multiple counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, CAMAX, SDRC and the Escrow Agent have caused this Escrow Agreement to be executed on the date first written above by their respective officers, and Terrence W. Glarner and Raymond A. Lipkin have executed this agreement solely in their capacity as Representatives on the date first written above.

CAMAX MANUFACTURING TECHNOLOGIES, INC.


By:

Its:


STRUCTURAL DYNAMICS RESEARCH CORPORATION



By:

Its:


FIRST TRUST NATIONAL ASSOCIATION



By:

Its:


THE REPRESENTATIVES:




Terrence W. Glarner



Raymond A. Lipkin

                              PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 1701.13 of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13 further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas, or the court in which such action or suit was brought, determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper. In addition, Section 1701.13 requires a corporation to pay any expenses, including attorneys' fees, of a director in defending an action, suit or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an action or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit or proceeding. The indemnification provided by Section 1701.13 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or Code of Regulations of SDRC.

The Code of Regulations of SDRC provides that SDRC shall indemnify each director and each officer of SDRC, and each person employed by SDRC who serves at the written request of the President of SDRC as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. SDRC may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

SDRC carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 21.  Exhibits and Financial Statement Schedules

                                                   Page Number in
                                                   Sequential
                                                   Numbering
Document                              Exhibit      System


Agreement of Merger and Plan of            2
Reorganization dated as of January
16, 1996, by and among CAMAX
Manufacturing Technologies, Inc.,
Structural Dynamics Research
Corporation and Acquisition Corp.
and amendments thereto
(set forth in Annex A to the
Proxy Statement/Prospectus
included in this Registration Statement)

Amended Articles of Incorporation of SDRC 3.1    Incorporated by
                                                 Reference (1)

Amended Code of Regulations of SDRC       3.2    Incorporated by
                                                 Reference (2)

Form of opinion as to the legality
of the securities being issued and
consent of Dinsmore & Shohl            5,23.5

Form of opinion of Dinsmore & Shohl
as to tax matters                           8

Structural Dynamics Research
Corporation 1991 Employee Stock
Option Plan                             10.1     Incorporated by
                                                 Reference (3)

Structural Dynamics Research
Corporation Directors' Non-Discretionary
Stock Option Plan                       10.2     Incorporated by
                                                 Reference (3)

Structural Dynamics Research
Corporation Tax Deferred Capital
Accumulation Plan dated January 1, 1989 10.3     Incorporated by
                                                 Reference (4)

Joint Venture Agreement between
Structural Dynamics Research
Corporation and Nissan Motor Co., Ltd.  10.4     Incorporated by
                                                 Reference (5)

Joint Venture Agreement between
Structural Dynamics Research Corporation
and Vickers, Inc., a Trinova Company    10.5     Incorporated by
                                                 Reference (6)

Lease Agreement (including amendments
#1 and #2) between Park 50 Development
Company Limited Partnership and
Structural Dynamics Research
Corporation                             10.6     Incorporated by
                                                 Reference (4)

Joint Venture Formation Agreement
between Structural Dynamics Research
Corporation and Control Data Systems,
Inc.                                 10.7      Incorporated by
                                               Reference (7)

Statement regarding computation of per
share earnings                         11      Incorporated by
                                               Reference (8)

Quarterly Report on Form 10-Q for
quarter ended March 31, 1996     13.1      Incorporated by
                                               Reference


Subsidiaries of SDRC                   21      Incorporated by
                                               Reference (8)

Consent of Price Waterhouse LLP
(with respect to SDRC)                 23.1

Consent of Deloitte & Touche LLP
(with respect to CAMAX)                23.2

Consent of Coopers & Lybrand, LLP      23.3

Consent of Wessels, Arnold &
Henderson, L.L.C.                      23.4

Power of attorney                        24    Incorporated by
                                               Reference (9)

Fairness Opinion of Wessels, Arnold
& Henderson, L.L.C., dated
January 16, 1996 (Set forth as
Annex B to the Proxy Statement/
Prospectus included in this
Registration Statement             99.1    *

Form of Proxy Card                     99.2     *
____________________
*Previously provided.

(1) Incorporated by reference to SDRC's Annual Report on Form 10-K for the year ended December 31, 1993 as originally filed on March
11, 1994.

 (2) Incorporated by reference to SDRC's Registration Statement No. 33-16541, which was filed on August 17, 1987 and became effective on September 29, 1987.

 (3) Incorporated by reference to SDRC's definitive Proxy Statement dated March 11, 1991.

 (4) Incorporated by reference to an exhibit filed in SDRC's Annual Report on Form 10-K for the year ended December 31, 1990.

(5)  Incorporated by reference to SDRC's quarterly report on Form
10-Q dated May 12, 1989.

(6) Incorporated by reference to an exhibit filed in SDRC's Annual Report on Form 10-K for the year ended December 31, 1989.

(7) Incorporated by reference to an exhibit filed in SDRC's Annual Report on Form 10-K for the year ended December 31, 1992.

 (8)   Incorporated by reference to an exhibit filed in SDRC's
Annual Report on Form 10-K for the year ended December 31, 1995.

 (9)   Contained on the first page of the signature pages following
Part II of this Registration Statement.

Item 22. Undertakings

(1) The undersigned registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. The registrant also undertakes: (i) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, on May 24, 1996.

STRUCTURAL DYNAMICS
RESEARCH CORPORATION


By:/s/ Albert F. Peter
Albert F. Peter
President and Chief Executive Officer


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Mongelluzzo, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:                     Date:


/s/John A. Mongelluzzo*      President and       May 24, 1996
Albert F. Peter             Chief Executive
                            Officer


Principal Financial and Accounting Officer:


/s/ Jeffrey J. Vorholt      Vice President,      May 24, 1996
Jeffrey J. Vorholt          Chief Financial
                            Officer, and
                            Treasurer


Directors of the Company:                        Date:

/s/ John A. Mongelluzzo*                         May 24, 1996
William P. Conlin


/s/ John A. Mongelluzzo*                         May 24, 1996
Albert F. Peter

/s/ John A. Mongeluzzo*                          May 24, 1996
Robert P. Henderson

/s/ John A. Mongelluzzo*                         May 24, 1996
John E. McDowell

/s/ John A. Mongelluzzo*                         May 24, 1996
 Gilbert R. Whitaker, Jr.

/s/ John A. Mongeluzzo*                          May 24, 1996
Bannus B. Hudson

/s/ John A. Mongeluzzo*                          May 24, 1996
James W. Nethercott

/s/ John A. Mongelluzzo*                         May 24, 1996
Arthur B. Sims


*John A. Mongelluzzo, by signing his name hereto, signs this document on behalf of each person indicated above pursuant to a power of attorney duly executed and filed with the Securities and Exchange Commission.

                                       /s/ John A. Mongelluzzo
                                       John A. Mongelluzzo